UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of t
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Securities Exchange Act of 1934
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Church & Dwight Co., Inc.
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Church & Dwight Co., Inc.

2023	NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Princeton South Corporate Park

500 Charles Ewing Boulevard

Ewing, New Jersey 08628

MEETING DATE: April 27, 2023

CHURCH & DWIGHT CO., INC.

Virtually via a live audio webcast at

www.virtualshareholdermeeting.com/CHD2023

CHURCH & DWIGHT CO., INC.

Princeton South Corporate Park

500 Charles Ewing Boulevard

Ewing, New Jersey 08628 USA

(609) 806-1200

www.churchdwight.com

Notice of Annual Meeting of Stockholders to be held Thursday, April 27, 2023

The Annual Meeting of Stockholders of Church & Dwight Co., Inc. will be held on Thursday, April 27, 2023 at 12:00 p.m., Eastern Daylight Time. To support the health and well-being of our employees and stockholders, and to facilitate stockholder attendance and ability to participate fully and equally from any location around the world at no cost, this year’s meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/CHD2023. At the meeting stockholders will be asked to consider and take action on the following:

1.	Election of ten nominees to serve as directors for a term of one year;

2.	An advisory vote to approve the compensation of our named executive officers;

3.	An advisory vote to approve the preferred frequency of the advisory vote on compensation of our named executive officers;

4.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023;

5.	Approval of the Church & Dwight Co., Inc. Employee Stock Purchase Plan;

6.	Consider a stockholder proposal, if properly presented at the meeting; and

7.	Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 1, 2023 will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

Your vote is important. Whether or not you expect to attend the virtual meeting, we urge you to vote by submitting your proxy. You may vote four different ways: by mail, via the Internet, by telephone, or during the virtual meeting. Please refer to detailed instructions included herein or with the Notice Regarding the Availability of Proxy Materials.

By Order of the Board of Directors, PATRICK D. DE MAYNADIER Corporate Secretary

Ewing, New Jersey

March 17, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD VIRTUALLY ON APRIL 27, 2023: The Notice of Annual Meeting, Proxy Statement and 2022 Annual Report to Stockholders are available at: https://materials.proxyvote.com/171340.

Church & Dwight Co. | 2023 Proxy Statement

Church & Dwight Co. | 2023 Proxy Statement

SUMMARY

PROXY STATEMENT SUMMARY

This summary highlights important information you will find in this proxy statement. This summary does not contain all of the information you should consider. You should read the complete proxy statement and our 2022 Annual Report before voting.

In this proxy statement, the words “Church & Dwight,” “Company,” “we,” “our,” “ours,” and “us” and similar terms refer to Church & Dwight Co., Inc. and its consolidated subsidiaries.

2023 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	April 27, 2023 at 12:00 p.m., Eastern Daylight Time

Place:	Virtually via a live audio webcast at www.virtualshareholdermeeting.com/CHD2023

Record Date:	March 1, 2023

VOTING MATTERS AND BOARD OF DIRECTORS RECOMMENDATIONS

Proposals		Board Recommendation	Vote Required

1.	Election of 10 nominees to serve as directors for a term of one year each	FOR EACH NOMINEE	Majority of votes cast

2.	Advisory vote to approve the compensation of our named executive officers	FOR	Majority of votes present and entitled to vote

3.	Advisory vote to approve the preferred frequency of the advisory vote on compensation of our named executive officers	EVERY ONE YEAR	Majority of votes present and entitled to vote

4.	Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Accounting Firm for 2023	FOR	Majority of votes present and entitled to vote

5.	Approve the Church & Dwight Co., Inc. Employee Stock Purchase Plan	FOR	Majority of votes present and entitled to vote

6.	Consideration of a stockholder proposal, if properly presented at the meeting	AGAINST	Majority of votes present and entitled to vote

Church & Dwight Co. | 2023 Proxy Statement	1

SUMMARY

Bradlen S. Cashaw, Matthew T. Farrell, Bradley C. Irwin, Penry W. Price, Susan G. Saideman, Ravichandra K. Saligram, Robert K. Shearer, Janet S. Vergis, Arthur B. Winkleblack, and Laurie J. Yoler are the nominees to serve as all of the members of the Company’s Board of Directors (“Board” or “Board of Directors”) until our 2024 Annual Meeting of Stockholders. As previously disclosed, after more than 19 years, James R. Craigie has decided to retire from the Board and is not standing for re-election at the Annual Meeting. Upon the recommendation of the Governance, Nominating & Corporate Responsibility Committee, the Board has decided that it will decrease the size of the Board from 11 to 10 directors, effective as of the close of the Annual Meeting. Detailed information about all of our director nominees’ backgrounds and areas of expertise can be found under “Proposal 1: Election of Directors – Skills and Qualifications of our Board of Directors.”

				Committees

Name	Position	Director Since	Independent	Audit	Compensation and Human Capital	Governance, Nominating and Corporate Responsibility	Executive

Bradlen S. Cashaw	Chief Operating Officer, Agropur	2021	X	X

Matthew T. Farrell	Chairman of the Board, President and Chief Executive Officer, Church & Dwight Co., Inc.	2016					X

Bradley C. Irwin	Retired President and Chief Executive Officer, Welch Foods, Inc.	2006	X		X	X

Penry W. Price	Vice President, Marketing Solutions, LinkedIn Corporation	2011	X	X	Chair		X

Susan G. Saideman	Founder and Chief Executive Officer, Portage Bay Limited LLC and former Vice President, Amazon, Inc.	2020	X	X		X

Ravichandra K. Saligram	Chief Executive Officer, Newell Brands, Lead Director, Church & Dwight Co., Inc.	2006	X			X	X

Robert K. Shearer	Retired Senior Vice President and Chief Financial Officer, VF Corporation	2008	X	X

Janet S. Vergis	Former Executive Advisor for private equity firms and former CEO, OraPharma, Inc.	2014	X		X	Chair	X

Arthur B. Winkleblack	Retired Executive Vice President and Chief Financial Officer, HJ Heinz Company	2008	X	Chair	X		X

Laurie J. Yoler	General Partner, Playground Global	2018	X		X	X

2	Church & Dwight Co. | 2023 Proxy Statement

SUMMARY

CORPORATE GOVERNANCE

We strive to maintain effective corporate governance practices and policies. We believe that the following practices and policies contribute to our strong governance profile:

Director Independence	◾	9 of 10 director nominees are independent under the NYSE listing standards
	◾	3 fully independent Board committees: Audit, Compensation & Human Capital, and Governance, Nominating & Corporate Responsibility
	◾	Independent Lead Director presides over executive sessions of, and facilitates communication with, the independent directors

Board Accountability	◾	Annual election of directors
	◾	Our directors are subject to “majority voting,” and each incumbent director nominee submits, prior to the Annual Meeting, an irrevocable resignation in writing that our Board of Directors may accept if a majority of stockholders do not re-elect the director in an uncontested election

Board Leadership	◾	Annual assessment and determination of Board leadership structure
	◾	Annual appointment of independent Lead Director when Chairman/Chief Executive Officer (“CEO”) roles are combined or when the Chairman is not independent (or when the Board otherwise determines appropriate)
	◾	Lead Director has strong role and significant governance duties, including approval of Board agendas and chairing executive sessions of all independent directors

Board Evaluation and Effectiveness	◾	Annual Board, Committee, and individual director evaluations

Board Refreshment	◾	Existing Board members are required to retire on the earlier of reaching age 72, or twenty years on the Board, and new Board members will be required to retire on the earlier of reaching age 72 or fifteen years on the Board
	◾	Annual review of board succession plans

Director Engagement	◾	Each director attended at least 75 percent of the aggregate number of meetings held by the Board and all committees of the Board on which such director served in 2022
	◾	Board policy limits director membership to four other public company boards for non-employee directors (without the approval of the Governance, Nominating & Corporate Responsibility Committee)
	◾	Stockholder ability to contact directors (as described under “Communication with the Board of Directors”)

Director Access and Resources	◾	Significant interaction with the Company’s senior business leaders through regular business reviews
	◾	Directors have direct access to senior management and other employees
	◾	Directors have authorization to hire outside experts and consultants and to conduct independent investigations

Proxy Access	◾	Our Bylaws provide for proxy access by stockholders

No Supermajority Voting Requirements	◾	No supermajority requirement for stockholders to amend Bylaws
	◾	No supermajority requirement for stockholders to amend the Certificate of Incorporation

Right of Stockholders to Request Special Meeting	◾	Stockholders with at least 25% of our outstanding stock have the right to request special meetings of the stockholders

Clawback and Anti- Hedging Policies	◾	Clawback policy permits the Company to recoup certain compensation payments and grants made under the Company’s Annual Incentive Plan and Omnibus Equity Incentive Plan to the extent required by law, or pursuant to Company policy or if otherwise agreed upon with the participant. In addition, under the Annual Incentive Plan, the Compensation & Human Capital Committee has discretion to require repayment of awards in the event of the recipient’s fraud or willful misconduct

	◾	Insider trading policy prohibits non-employee directors and employees from engaging in any pledging, short sales, or hedging involving Company stock

Share Ownership	◾	CEO is required to hold shares equivalent to 6x base salary
	◾	CFO is required to hold shares equivalent to 3x base salary
	◾	All other senior executives are required to hold shares equivalent to 2.5x base salary
	◾	Board members are required to hold shares equivalent to 5x the standard annual retainer

Church & Dwight Co. | 2023 Proxy Statement	3

SUMMARY

Director Compensation	◾	Implemented a maximum annual limit of $750,000, in the aggregate, for Director Compensation

Compensation Practices	◾	Target compensation opportunities are competitive in markets in which we compete for management talent
	◾	Use of short-term and long-term incentives ensure a strong connection between Company performance and actual compensation realized
	◾	Our Annual Incentive Plan utilizes four diverse metrics to avoid over-emphasis on any one measure
◾

In the event of a change in control, our named executive officers will not receive cash severance, nor will equity granted after July 30, 2019 vest, unless accompanied by a qualifying termination of the named executive officer

	◾	No excise tax gross-ups for change in control payments
	◾	No defined pension benefit plan or similarly actuarially valued pension plan for executives
	◾	Limited perquisites
	◾	Repricing of stock options is prohibited without prior stockholder approval

Board Diversity	◾

The Board has been committed to building a diverse and well-rounded Board comprising individuals from different backgrounds, ages, genders, and ethnic diversity, and with a range of experiences and viewpoints. To accomplish this, the Governance, Nominating & Corporate Responsibility Committee will continue to require that search firms it engages include a robust selection of women and racially/ethnically diverse candidates in all prospective director candidate pools

	◾	Of our 10 director nominees, three are women, one is African American and one is Asian

Risk Management/ESG	◾	Risk assessment and risk management are the responsibility of the Company’s management, and the Board has oversight responsibility for those processes and findings
◾

The Board and its committees oversee the execution of the Company’s Sustainability strategy and its environmental, social and governance priorities and initiatives as part of their oversight of the Company’s overall strategy and risk management

4	Church & Dwight Co. | 2023 Proxy Statement

PROXY STATEMENT

CHURCH & DWIGHT CO., INC.

Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628

(609) 806-1200

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by our Board for use at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on April 27, 2023, and at any adjournments thereof.

Who Can Vote

Each holder of record of our common stock at the close of business on March 1, 2023, is entitled to vote at the Annual Meeting. At the close of business on March 1, 2023, there were 244,058,446 shares of our common stock outstanding.

Distribution of Proxy Solicitation and Other Required Annual Meeting Materials

The rules of the Securities and Exchange Commission (“SEC”) allow us to mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card, and related materials are available for viewing, free of charge, on the Internet. These rules give us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage. Stockholders may access these materials and vote over the Internet or by telephone or request delivery of a full set of materials by mail or email. We have elected to utilize this process for the Annual Meeting. We began mailing the required notice, called a Notice Regarding Availability of Proxy Materials (“Notice”), to stockholders on or about March 17, 2023. The proxy materials have been posted on the Internet, at https://materials.proxyvote.com/171340. If you received a Notice by mail, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice.

How You Can Vote

You may vote by any of the following methods:

•

During the virtual Annual Meeting.    Stockholders of record and beneficial stockholders with shares held in street name (held in the name of a broker or other nominee) may vote virtually during the Annual Meeting. If you hold shares in street name, you must obtain a legal proxy from your broker or other nominee to vote virtually during the Annual Meeting.

•	By telephone or via the Internet. You may vote by proxy, either by telephone or via the Internet, by following the instructions provided in the Notice, proxy card, or voting instruction card.

•	By mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by signing and returning the proxy card or voting instruction card.

If you vote by telephone or via the Internet, please have your Notice or proxy card available. The control number appearing on your Notice or proxy card is necessary to process your vote. A telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, and returned a proxy card by mail.

How You May Revoke or Change Your Vote

You have the power to change or revoke your proxy at any time before it is voted at the Annual Meeting as follows:

•	Stockholders of record. You may change or revoke your vote by submitting a written notice of change or revocation to our Secretary at the address listed above or by submitting another timely vote

Church & Dwight Co. | 2023 Proxy Statement	5

PROXY STATEMENT

(including a vote via the Internet or by telephone). For all methods of voting, the last vote validly cast will supersede all previous votes.

•	Beneficial owners. You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

•

Savings and Profit Sharing Plan participants.    You may change or revoke your voting instructions by 10:00 a.m. Eastern Daylight Time on April 25, 2023, by either revising your instructions via the Internet, by telephone, or by submitting to the trustee of the Savings and Profit Sharing Plan either a written notice of revocation or a properly completed and signed proxy card bearing a later date.

Required Vote

You are entitled to cast one vote for each share of common stock you own on March 1, 2023, the record date. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

Our Bylaws provide for majority voting in uncontested director elections. As a result, at the Annual Meeting, directors will be elected by the affirmative vote of a majority of the votes cast (in person or by proxy) in an uncontested election. For this purpose, a majority of the votes cast means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker “non-votes” are not counted as votes for or against a nominee. If you “abstain” from voting with respect to director nominees, your shares will be counted for purposes of a quorum but will have no effect on the election of the nominees. All of our director nominees are currently serving on our Board of Directors. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on our Board of Directors as a “holdover director.” Under our Corporate Governance Guidelines (“Corporate Governance Guidelines”), each incumbent director nominee submits, prior to the Annual Meeting, an irrevocable resignation that our Board of Directors may accept if stockholders do not re-elect the director. If a director is not re-elected by our stockholders, the Governance, Nominating & Corporate Responsibility Committee would make a recommendation to our Board of Directors on whether to accept or reject the resignation of that director, or whether to take other action. Our Board of Directors would act on the resignation, taking into account the Governance, Nominating & Corporate Responsibility Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results are certified.

Our proposal to approve, on an advisory basis, the compensation of our named executive officers (Proposal 2), our proposal to approve, on an advisory basis, the preferred frequency of the vote on the compensation of our named executive officers (Proposal 3), our proposal to ratify the selection of our independent registered accounting firm for 2023 (Proposal 4), our proposal to approve the Church & Dwight Co., Inc. Employee Stock Purchase Plan (Proposal 5, the “ESPP Proposal”) and, if properly presented at the meeting, the consideration of a stockholder proposal (Proposal 6, the “Stockholder Proposal”), will be determined by the affirmative vote of the majority of votes represented at the meeting (in person or by proxy) and entitled to vote on the matter. An abstention will have the same effect as a vote against with respect to the advisory vote on the compensation of our named executive officers, the advisory vote on the preferred frequency of the vote on the compensation of our named executive officers, the ratification of our independent registered public accounting firm for 2023, the approval of the ESPP Proposal, and the consideration of the Stockholder Proposal. Brokers will not have discretionary authority to vote on the election of our directors, the advisory vote on the compensation of our named executive officers, the advisory vote on the preferred frequency of the vote on the compensation of our named executive officers, the approval of the ESPP Proposal, or the Stockholder Proposal, and a broker “non-vote” is not counted for purposes of voting on these matters.

6	Church & Dwight Co. | 2023 Proxy Statement

PROXY STATEMENT

Proposal 3, known commonly as a “say on frequency” proposal, is advisory and will not be binding on us or the Board. However, the views expressed by our stockholders, whether through this vote or otherwise, are important to us and, accordingly, the Board and the Compensation & Human Capital Committee intend to consider the preference selected by our stockholders in making the determination in the future regarding the frequency of our “say on pay” votes.

How Shares Will be Voted

Stockholders of record.    If you are a stockholder of record and you:

•	indicate when voting via the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	sign and return a proxy card without giving specific voting instructions;

then the proxy holders will vote your shares FOR the election of the nominees described in this proxy statement, FOR the advisory vote to approve the compensation of our named executive officers, FOR every “ONE YEAR” on the advisory vote on the preferred frequency of the vote on the compensation of our named executive officers, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023, FOR the approval of the ESPP Proposal, and AGAINST the Stockholder Proposal.

Beneficial owners.    If you hold shares in street name (in the name of a broker or other nominee), you must give instructions to your bank or broker on how you would like your shares to be voted. Under applicable New York Stock Exchange (“NYSE”) rules, your bank or broker has discretion to vote on “routine” matters, such as the ratification of the appointment of an independent registered public accounting firm, but does not have discretion to vote on “non-routine” matters, such as the election of directors, the proposal to approve the compensation of our named executive officers, the proposal to approve the preferred frequency of the vote on the compensation of our named executive officers, the proposal to approve the ESPP Proposal, or the Stockholder Proposal. Thus, if a bank or broker holds your shares and you do not instruct the bank or broker how to vote on these matters, no votes will be cast on your behalf.

Savings and Profit Sharing Plan participants.    If you participate in the Church & Dwight Co., Inc. Savings and Profit Sharing Plan for Salaried Employees or the Church & Dwight Co., Inc. Savings and Profit Sharing Plan for Hourly Employees (collectively, the “Plans”), you may have voting rights regarding shares of our common stock credited to your account in the Plans. In order to permit the trustee to tally and vote the shares held in the Plans (“Plan Shares”), your instructions, whether by Internet, by telephone, or by proxy card, must be submitted on or prior to 10:00 a.m. Eastern Daylight Time on April 25, 2023. If you do not instruct the trustee how to vote, your Plan Shares will be voted by the trustee in the same proportion that it votes Plan Shares for those accounts in the Plans for which it did receive timely voting instructions. The proportional voting policy is detailed under the terms of the Plans and the associated trust agreements.

Other matters.    Our Board of Directors is not aware of any matters that will be brought before the Annual Meeting other than those described in this proxy statement. However, if any other matters properly come before the Annual Meeting, the persons named on the enclosed proxy card will vote in their discretion on such matters.

Who can attend the virtual Annual Meeting

Only stockholders as of the record date, March 1, 2023, or duly appointed proxies, may attend the virtual Annual Meeting. No guests will be allowed to attend the Annual Meeting.

In accordance with Delaware law, for the 10 days prior to our Annual Meeting, a list of registered holders entitled to vote at our Annual Meeting will be available for inspection in our offices at Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628.

Church & Dwight Co. | 2023 Proxy Statement	7

PROXY STATEMENT

Attending the virtual Annual Meeting

To support the health and well-being of our employees, directors and our stockholders and to facilitate stockholder attendance and ability to participate fully and equally from any location around the world at no cost, this year’s Annual Meeting will be held exclusively online, with no option to attend in person. If you plan to attend the virtual Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/CHD2023 and use your 16-digit control number provided in the Notice or proxy card to log into the meeting. We encourage stockholders to log in to the website and access the webcast early, beginning approximately 15 minutes before the Annual Meeting’s 12:00 p.m. Eastern Daylight Time start time. If you experience technical difficulties, please contact the technical support telephone number posted on www.virtualshareholdermeeting.com/CHD2023.

Asking questions during the virtual Annual Meeting

Stockholders of record and proxy holders who provide their valid 16-digit control number will be able to participate in the virtual Annual Meeting by asking questions and voting their shares as outlined above.

To submit questions during the meeting, stockholders may:

•	log into the virtual meeting website with their 16-digit control number, first and last name, and email, then typing the question into the “Ask a Question” field and clicking “Submit”.

Only stockholders with a valid control number will be allowed to ask questions. Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting as time allows. If we receive substantially similar written questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional question topics. If we are unable to respond to a stockholder’s properly submitted question due to time constraints, we will respond directly to that stockholder using the contact information provided. We may also provide written responses to certain stockholder questions that we were unable to answer during the meeting on our “Investors” page on our website following the Annual Meeting.

Additional information regarding the rules and procedures for participating in the virtual Annual Meeting will be provided in our Annual Meeting rules of conduct, which stockholders can view during the Annual Meeting at the Annual Meeting website.

Costs of Solicitation

Solicitation of proxies on our behalf may be made by our directors or employees by mail, in person, and by telephone. Directors and employees will not be paid any additional compensation for soliciting proxies. We have retained D.F. King & Co., Inc. (“D.F. King”) to aid in the solicitation of proxies for a fee estimated not to exceed $8,000 plus out-of-pocket expenses. We will pay all costs of the solicitation and will indemnify D.F. King against liabilities relating to or arising from their proxy solicitation services conducted on our behalf, other than those resulting from D.F. King’s willful misconduct or gross negligence. We also will reimburse banks, brokerage houses, and other custodians, nominees, and fiduciaries for forwarding Notices and proxy materials to beneficial owners.

8	Church & Dwight Co. | 2023 Proxy Statement

PROPOSAL 1

PROPOSAL 1: ELECTION OF DIRECTORS

Our Certificate of Incorporation provides for the annual election of our Board of Directors. At the 2023 Annual Meeting, all of our directors will stand for election for one-year terms on our Board of Directors. Our Board of Directors currently consists of 11 members. As previously disclosed, after more than 19 years, James R. Craigie has decided to retire from the Board and is not standing for re-election at the Annual Meeting. Upon the recommendation of the Governance, Nominating & Corporate Responsibility Committee, the Board has decided that it will decrease the size of the Board from 11 to 10 directors, effective as of the close of the Annual Meeting.

At the Annual Meeting, all directors will be elected to serve until the 2024 Annual Meeting, in each case, until their successors are elected and qualified. Our Board of Directors has nominated Bradlen S. Cashaw, Matthew T. Farrell, Bradley C. Irwin, Penry W. Price, Susan G. Saideman, Ravichandra K. Saligram, Robert K. Shearer, Janet S. Vergis, Arthur B. Winkleblack, and Laurie J. Yoler, all of whom currently serve as members of our Board of Directors. All nominees have agreed to be named in this proxy statement and to serve if elected.

We do not anticipate that any of the nominees will become unavailable to serve as a director for any reason. However, if any of them becomes unavailable, the persons named in the enclosed form of proxy will vote for any substitute nominee designated by our Board of Directors, unless our Board of Directors determines to reduce the number of directors on our Board.

SKILLS AND QUALIFICATIONS OF OUR BOARD OF DIRECTORS

Our Board of Directors, with support and recommendations from the Governance, Nominating & Corporate Responsibility Committee, oversees the composition and succession of its members. To this end, at least once a year, in connection with the Board’s annual evaluation, the Board evaluates itself, its committees, and each director, each director’s performance, skills, qualifications and future plans, including any retirement objectives. As part of that evaluation, our Governance, Nominating & Corporate Responsibility Committee identifies areas of overall strength and opportunities for improvement with respect to the Board’s and its committees’ composition, and the Board sets annual objectives and topics to be addressed at its meetings over the coming year.

Our director nominees possess relevant experience, skills and qualifications that contribute to a well-functioning board. Our Corporate Governance Guidelines provide that the Board should consider whether individual directors possess the following personal characteristics: integrity, education, commitment to the Board, business judgment, business experience, accounting and financial expertise, diversity (which may include differences of viewpoint, professional experience, education, skills, race, gender, national origin or other individual qualities and attributes that contribute to board heterogeneity), reputation, civic and community relationships, high performance standards and the ability to act on behalf of stockholders. In January 2023, the Governance, Nominating & Corporate Responsibility Committee reviewed the skills and experiences that they believe Board members should possess. The skills and experiences that the Board seeks in evaluating its composition, and which inform Board succession planning and director nomination processes, as well as the individual experiences, skills and characteristics of our Board members, are highlighted below. The rating for each skill presented below represents the average of self-ratings for all directors, expressed on a numeric basis on a scale of 1 to 10, with the score for each director corresponding to the following ratings:

RATING KEY

1-2	Has insufficient experience and understanding

3-4	Has some knowledge and experience

5-6	Can hold their own with proper briefing

7-8	Has strong knowledge and experience

9-10	This is a top personal strength and core competency

Church & Dwight Co. | 2023 Proxy Statement	9

PROPOSAL 1

The Governance, Nominating & Corporate Responsibility Committee and our Board of Directors believe that the nominees listed below collectively possess these attributes, which, together with their respective experience described in the biographical summaries below, make each nominee well qualified to continue to serve on our Board of Directors.

The rating for each skill presented below is intended as a summary and is not an exhaustive list of the qualifications or contributions to the Board. The following chart summarizes the self-ratings of our Board as a whole on a numeric basis for each skill under “Skills Numeric”, based on the 1 through 10 scale set forth above, while the “Number of Directors” column reflects the number of directors with ratings of at least 7 or greater for the specific skill:

	Skills Numeric	Number of Directors with Strong Knowledge and Experience

Senior Executive Leadership and Strategic Planning:

Experience serving in a Senior Leadership Position in a major organization (e.g., CEO, CMO, COO, Chief Financial Officer, Division President, etc.), with a practical understanding and oversight of organizations, processes, strategic planning, and risk management.

CPG Industry: Familiarity with the consumer-packaged goods (CPG) industry, and ability to provide guidance on the Company’s strategy and position in the CPG industry.

Marketing & Sales:

Understanding Brand Management, Distribution, eCommerce, Logistics, Marketing, Packaging and Selling. Experience in understanding the use of Data Analytics to address Consumer Needs and identify Shopper Behaviors. Knowledge about the fundamental and emerging go-to-market strategies across Brick & Mortar, Direct to Consumer, Online only and Omni-Channel retail marketplaces. Awareness of new and emerging Digital Commerce trends including Social & Media Communication, Content Management, Last-mile Delivery, Technology and Data Science.

M&A/Business Development:

Experience leading growth through acquisitions and other business combinations, with the ability to assess “build or buy” decisions, analyze the fit of a target with a company’s strategy and culture, value transactions, evaluate investment thesis, and evaluate operational integration plans.

Public Company Governance:

Experience with and understanding of the responsibilities of a public company board, with an understanding of evolving corporate governance practices and the dynamics and operation of a corporate board, management accountability, transparency, and protecting stockholder, while balancing other constituencies’, interests and long-term value creation.

10	Church & Dwight Co. | 2023 Proxy Statement

PROPOSAL 1

Skills Numeric	Number of Directors with Strong Knowledge and Experience

Human Capital Management, Inclusion and Diversity:

Experience with executive compensation and management of human capital and succession planning, including the attraction, development and retention of top candidates, including individuals with diverse skills and backgrounds.

R&D/Innovation:

Experience in innovation, product development and design, including disruptive product innovation with background in navigating regulatory environments both in the U.S. and globally, especially in health and wellness and other relevant regulated sectors.

Supply Chain:

Experience in direct and indirect procurement, demand and supply planning, logistics, order to cash processing, manufacturing, and management of 3rd party manufacturers. Competence in supply chain IT systems, supply chain finance, lean manufacturing, manufacturing technology, organizational design, and negotiations.

Accounting & Finance:

Experience in financial accounting and reporting to ensure the integrity of the Company’s financial reporting, compliance with legal and regulatory requirements and the effectiveness of internal controls, as well as evaluation of financial statements and capital structure.

Information Technology/Cybersecurity:

Experience understanding the cybersecurity threat landscape, responsibilities in managing/mitigating cyber-risk and how to evaluate the organization’s preparedness to lead through a cyber crisis.

Global Business:

Experience driving business success in markets around the world, with an understanding of diverse business environments, economic conditions, cultures, and regulatory frameworks, and a broad perspective on global market opportunities.

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PROPOSAL 1

The Board also seeks to achieve diversity of age, gender, and race/ethnicity, and recognizes the importance of Board refreshment to ensure that it benefits from fresh ideas and perspectives. The following charts demonstrate the Board’s commitment to diversity of backgrounds and Board refreshment. See “Governance, Nominating & Corporate Responsibility Committee” for detailed information on board diversity and refreshment.

Diversity	Tenure

Your Board of Directors unanimously recommends a vote FOR all of the following nominees.

Information regarding the nominees for our Board of Directors is provided below.

Director Nominees

BRADLEN S. CASHAW
Director since 2021 Independent Age: 60 ◾ Audit Committee

Professional Experience

Mr. Cashaw has been the Chief Operating Officer of Agropur, a top 20 global dairy processor, since December 2021. He also serves as a member of the Board of Directors of Agropur, USA. From September 2020 to November 2021, he was the Chief Supply Chain officer for Flowers Foods. Mr. Cashaw was Executive Vice President and Chief Supply Chain Officer for Dean Foods the nation’s largest fluid dairy producer from March 2016 to September 2019. From October 2013 to August 2015, Mr. Cashaw was Vice President, Integrated Supply Chain for the Cheese & Dairy division at Kraft Foods Group. From April 2012 to September 2013, he was Senior Vice President, Snacks Supply Chain at the Kellogg Company. From September 2008 to February 2012, he was the Vice President of Supply Chain for Quaker Foods & Snacks, and from November 2006 to September 2008 he was the Vice President, Operations, North America for Quaker Foods. Mr. Cashaw began his career at PepsiCo as a project engineer and held several operations and supply chain roles, including plant manager and director during his tenure of over 24 years with the company.

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Director Qualifications

Mr. Cashaw’s more than 35 years of progressive leadership experience within the consumer packaged goods industry at Fortune 300 companies and leadership over supply chain strategy and operations, that enables him to provide our Board of Directors with a valuable global perspective and insight into supply chain matters, such as sales, manufacturing, distribution, finance, business analytics and strategic planning.

MATTHEW T. FARRELL
Chairman since 2019 Director since 2016 Non-Independent Age: 66 ◾ Executive Committee

Professional Experience

Mr. Farrell has been our Chairman since May 2019 and President and Chief Executive Officer since January 2016. From November 2014 to December 2015, he was our Executive Vice President, Chief Operating Officer, and Chief Financial Officer, prior to which he served as our Executive Vice President, Finance and Chief Financial Officer since May 2007. From September 2006 through May 2007, he was our Vice President and Chief Financial Officer. Mr. Farrell was Executive Vice President and Chief Financial Officer of Alpharma Inc. from April 2002 through August 2006. From July 2000 through April 2002, he served as Vice President, Investor Relations & Communications at Ingersoll-Rand Ltd. From November 1994 through June 2000, he held various senior financial positions at AlliedSignal Inc.

Other Boards and Appointments

Mr. Farrell currently serves as a member of the board of directors of Trinseo PLC, a global materials supplier of latex binders, plastics, and specialty products. He previously served as a member of the Board of Directors of Lydall, Inc., a supplier of engineered thermal, acoustical, and filtration products, from 2003 to April 2021.

Director Qualifications

Mr. Farrell’s intimate knowledge of our Company, gained through over 16 years of executive service as our Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, combined with his four years of experience as the Chief Financial Officer of a pharmaceutical company and many years of experience in other finance and investor relations roles at large multinational companies, enable him to provide important insights and leadership to us and our Board of Directors regarding our operations, including marketing, strategic planning, mergers and acquisitions, finance and capital structure, performance management, business analytics, compliance, risk management, public company reporting and governance, and investor relations.

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BRADLEY C. IRWIN
Director since 2006 Independent Age: 64 ◾ Compensation & Human Capital Committee ◾ Governance, Nominating & Corporate Responsibility Committee

Professional Experience

Mr. Irwin retired in December 2018 as President and Chief Executive Officer of Welch Foods Inc., a global processor and marketer of juices and jams, where he served in that capacity since February 2009. Mr. Irwin was President of Cadbury Adams North America LLC, the North American confectionery business unit of Cadbury Schweppes plc. (“Cadbury Schweppes”), from June 2007 through November 2008. From April 2003 through June 2007, Mr. Irwin was President of Cadbury Adams USA LLC, the United States confectionery business unit of Cadbury Schweppes. Mr. Irwin served as President of Mott’s Inc., a business unit of Cadbury Schweppes, from May 2000 through April 2003. From 1980 through 1999, Mr. Irwin served in various capacities for The Procter & Gamble Company.

Other Boards and Appointments

Mr. Irwin currently serves on the boards of directors of Save the Children U.S. and Save the Children International, a large global non-profit delivering education, health and humanitarian support for disadvantaged children. He also serves on the board of directors of Bay State Milling Co, a private grain milling company. Mr. Irwin was a member of the board of directors of Welch Foods from February 2009 to December 2018.

Director Qualifications

Mr. Irwin’s more than 40 years of experience in the consumer products industry, including his service in executive capacities at large multinational public companies that market products in the same categories as some of our products, enables him to provide valuable insights into a wide variety of matters relating to our operations. These matters include, among others, strategic planning, risk assessment, and international operations.

PENRY W. PRICE
Director since 2011 Independent Age: 55 ◾ Audit Committee ◾ Chair, Compensation & Human Capital Committee ◾ Executive Committee

Professional Experience

Mr. Price has been the Vice President, Marketing Solutions of LinkedIn Corporation (a subsidiary of Microsoft Corporation) since October 2013. From June 2011 through October 2013, he was President of Dstillery,

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Inc., a marketing technology company formerly known as Media6Degrees, LLC. From June 2004 through June 2011, he served in various capacities at Google, Inc., a provider of Internet-related products and services, the last of which was Vice President, Agency Sales and Partnerships, Worldwide. From July 2000 through June 2004, Mr. Price served as Sales Director of Wenner Media, LLC, a company engaged in the publication of magazines and production of radio and television programs, where he was principally responsible for revenue generation and strategic partnerships.

Director Qualifications

Mr. Price’s extensive experience as a senior executive in companies specializing in digital marketing, advertising, and social networks enables him to provide valuable perspectives on our marketing initiatives and strategies, including the use of social media and digital technology to reach new consumers.

SUSAN G. SAIDEMAN
Director since 2020 Independent Age: 60 ◾ Audit Committee ◾ Governance, Nominating & Corporate Responsibility Committee

Professional Experience

Ms. Saideman is the founder of Portage Bay Limited LLC and has served as its CEO since September 2019. Ms. Saideman was Vice President, Amazon, Inc., the world’s largest online retailer, from January 2019 to August 2019, Vice President, Amazon Fashion EU from October 2016 to January 2019 and Vice President, Global Vendor Management at Amazon, Inc. from November 2013 to September 2016. From December 2007 to October 2013, Ms. Saideman was President Mars Retail Group, the group responsible for the Direct to Consumer businesses for Mars including M&M’s World, Ethel M and MyM&Ms, from January 2004 to June 2007, she was CEO Mikasa and Company/Arc International, a leader in tableware products, and from December 2002 to June 2003, President, Parker Division, Newell Rubbermaid, a leading global consumer goods company. From May 1998 to December 2002 and August 1991 to May 1998, Ms. Saideman held various positions with increasing responsibility at Campbell Soup Company, a multi-national food company and PepsiCo, one of the world’s largest food and beverage companies, respectively. Earlier in her career Ms. Saideman held positions at Mt. Trading Company, Bain & Company and Chase Manhattan Bank.

Other Boards and Appointments

Ms. Saideman is a member of the board of directors of MYTHERESA, an industry leader in the world of online luxury fashion and retail, MYT Holding LLC, Prepac Manufacturing Ltd., and FIRST Washington.

Director Qualifications

Ms. Saideman’s extensive experience in the “direct-to-consumer” businesses, building brands in the consumer packaged goods industries and leadership over global operational teams, enable her to provide our Board of Directors with a valuable global perspective on our digital transformation, ecommerce, marketing, innovation, international operations and technology.

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PROPOSAL 1

RAVICHANDRA K. SALIGRAM
Lead Director since 2023 Director since 2006 Independent Age: 66 ◾ Governance, Nominating & Corporate Responsibility Committee ◾ Executive Committee

Professional Experience

Mr. Saligram has been the Chief Executive Officer and a member of the Board of Directors of Newell Brands, a leading global consumer goods company, since May 2022 and the President and Chief Executive Officer and a member of the Board of Directors of Newell Brands, from October 2019 to May 2022. Mr. Saligram has announced his intention to retire from Newell Brands on May 16, 2023. Prior to Newell Brands, Mr. Saligram was the Chief Executive Officer and a member of the board of directors of Ritchie Bros. Auctioneers Incorporated, the world’s largest industrial equipment auctioneer, since July 2014. From November 2010 through November 2013, he served as the Chief Executive Officer, President, and a member of the board of directors of OfficeMax Incorporated, a company engaged in business-to-business and retail office products distribution. From 2003 through November 2010, he served in various executive management positions with ARAMARK Corporation, a global food services company, including Executive Vice President, President, ARAMARK International, and Chief Globalization Officer, and Senior Vice President of ARAMARK Corporation. From 1994 through 2002, Mr. Saligram served in various capacities for the InterContinental Hotels Group, a global hospitality company, including as President of Brands & Franchise, North America, Chief Marketing Officer & Managing Director, Global Strategy, President, International and President, Asia Pacific. Earlier in his career, Mr. Saligram held various general and brand management positions with S. C. Johnson & Son, Inc. in the United States and overseas.

Other Boards and Appointments

Mr. Saligram was a member of the board of directors of Ritchie Bros. Auctioneers Incorporated from July 2014 to October 2019.

Director Qualifications

Mr. Saligram’s extensive experience building businesses and brands in the industrial products, office products distribution, consumer packaged goods, hospitality, and consumer and managed services industries and leadership over operational teams in a large number of countries, enable him to provide our Board of Directors with a valuable global perspective on governance and control matters, as well as on strategic planning and risk assessment.

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ROBERT K. SHEARER
Director since 2008 Independent Age: 71 ◾ Audit Committee

Professional Experience

Mr. Shearer retired in March 2015 as Senior Vice President and Chief Financial Officer of VF Corporation, a global lifestyle apparel company, where he served in that capacity since May 2005. He also served VF Corporation in several other capacities since 1986, including Vice President, Finance and Chief Financial Officer from July 1998 to May 2005. Earlier in his career, Mr. Shearer held a senior audit position with Ernst & Young LLP.

Other Boards and Appointments

Mr. Shearer currently serves on the board of directors of YETI Holdings, Inc., a designer, marketer, retailer, and distributor of a variety of innovative, branded, premium products to a wide-ranging customer base and Kontoor Brands, Inc. a global lifestyle apparel company.

Director Qualifications

Mr. Shearer’s role as Chief Financial Officer of VF Corporation, coupled with his 12 years of experience in public accounting, enables him to provide our Board of Directors and the Audit Committee with important insights on a range of financial and internal control matters, as well as on matters relating to capital structure, information systems, risk management, public reporting and investor relations. In addition, his participation in VF Corporation expansion initiatives, including a number of acquisitions and growth in international markets, enables him to provide important insights on international operations, business combination opportunities, and strategic planning.

JANET S. VERGIS
Director since 2014 Independent Age: 58 ◾ Compensation & Human Capital Committee ◾ Chair, Governance, Nominating & Corporate Responsibility Committee ◾ Executive Committee

Professional Experience

Ms. Vergis served as an Executive Advisor for private equity firms from January 2013 to December 2019, where she identified and evaluated healthcare investment opportunities. From January 2011 to August 2012, she

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PROPOSAL 1

was the Chief Executive Officer of OraPharma, Inc., a specialty pharmaceutical company dedicated to oral health, where she led that company’s successful turnaround and its subsequent sale. From 2004 to 2009, Ms. Vergis served as President of Janssen Pharmaceuticals, McNeil Pediatrics and Ortho-McNeil Neurologics. From 1988 to 2004, she served in various positions of increasing responsibility in executive leadership, research and development, new product development, sales, and marketing with Johnson & Johnson and its subsidiaries.

Other Boards and Appointments

Ms. Vergis is currently a member of the board of directors of Teva Pharmaceutical Industries, a global leader in generics and biopharmaceuticals, Dentsply Sirona, the world’s largest manufacturer of professional dental solutions and SGS, a leading testing, inspection and certification company. She was also a member of the board of directors of Amneal Pharmaceuticals, Inc. and MedDay Pharmaceuticals from 2015 to 2019 and 2016 to 2021, respectively.

Director Qualifications

Ms. Vergis’ more than 35 years of healthcare leadership experience, together with her extensive background in research and development, new product development (including products regulated by the U.S. Food and Drug Administration), sales, and marketing, combined with her focus in the areas of oral health and women’s health, enable her to provide important perspectives to our Board of Directors on a range of matters relating to our operations.

ARTHUR B. WINKLEBLACK
Director since 2008 Independent Age: 65 ◾ Chair, Audit Committee ◾ Compensation & Human Capital Committee ◾ Executive Committee

Professional Experience

Mr. Winkleblack retired in June 2013 as Executive Vice President and Chief Financial Officer of the HJ Heinz Company, a global packaged food manufacturer, where he had served in such capacity since January 2002. Prior to his tenure with Heinz, Mr. Winkleblack held senior executive positions with various private equity owned businesses from 1996 to 2001, including Perform.com and Freeride.com as part of Indigo Capital, C. Dean Metropolous Group and Six Flags Entertainment Corporation. He was VP & CFO of Commercial Avionics Systems, a division of AlliedSignal, from 1994 to 1996. Previously, he held various finance, strategy and business planning roles at PepsiCo Inc. from 1982 to 1994. Mr. Winkleblack also provided financial and capital markets consulting services to Ritchie Brothers Auctioneers (“RBA”), an industrial auctioneer, from 2014 to 2019. He served as the Senior Advisor to the then RBA’s CEO, Ravichandra K. Saligram, who also serves on our Board of Directors.

Other Boards and Appointments

Mr. Winkleblack currently serves as a member of the board of directors of The Wendy’s Company, a global quick service restaurant company, and Aramark, a global provider of food, facility and uniform services. He was a member of the Board of Directors of Performance Food Group, a company specializing in the distribution of food and food-related products to customers throughout the United States, from 2015 to 2019.

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Director Qualifications

Mr. Winkleblack’s substantial executive experience across a broad range of industries enables him to provide our Board of Directors with knowledgeable perspectives on strategic planning, international operations, and mergers and acquisitions. In addition, his nearly 12 years of experience as the Chief Financial Officer of a large, multinational, consumer goods company enables him to bring important perspectives to our Board of Directors on performance management, business analytics, finance and capital structure, compliance, information technology, risk management, public company reporting, and investor relations.

LAURIE J. YOLER
Director since 2018 Independent Age: 58 ◾ Governance, Nominating & Corporate Responsibility Committee ◾ Compensation & Human Capital Committee

Professional Experience

Ms. Yoler is a General Partner at Playground Global, a technology and life sciences venture capital firm in Silicon Valley. She was the Senior Vice President, Business Development of Qualcomm, Inc. and President, Qualcomm Labs, a wholly-owned subsidiary of Qualcomm, Inc., from March 2013 to January 2016, driving internal innovation and exploring opportunities for new businesses, strategic partnerships, acquisitions, investments, and divestitures. From February 2006 to March 2013, Ms. Yoler was a partner and Managing Director at GrowthPoint Technology Partners, a Silicon Valley based investment bank. From September 2004 to July 2005, Ms. Yoler served as Chief Development Officer of Intellectual Ventures LLC, a private equity firm. From March 2001 to September 2004 Ms. Yoler was Vice President, Business Development and Marketing at Packet Design and Precision I/O, two early-stage technology firms. Prior to that, Ms. Yoler was an integral part of the development and launch of many new innovations and products in her roles at Visa Inc., Sun Microsystems, Accenture PLC and PricewaterhouseCoopers.

Other Boards and Appointments

Ms. Yoler serves on the Board of Directors of Bose Corporation, a company that designs, develops and sells audio equipment. From 2015 to 2020, Ms. Yoler served as a board member and strategic advisor to Zoox Inc. in the autonomous vehicle and AI software industry until its acquisition by Amazon. She currently serves as a member of the boards of directors of three privately held technology companies, Lacuna AI, Leaf Logistics and Saltbox. From 2003 to 2008, Ms. Yoler was a founding member of the Board of Directors of Tesla, Inc., a company that engages in the design, development, manufacture, and sale of fully electric vehicles, energy generation and storage systems. Ms. Yoler served on Tesla’s advisory board from 2008 until 2013.

Director Qualifications

Ms. Yoler’s extensive experience in the technology industry, spanning strategy, product, corporate development, global sales and marketing, mergers and acquisitions and business development, enables her to provide valuable insights into a wide variety of matters relating to technology, acquisitions, marketing, business development, and international operations.

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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

BOARD COMPOSITION

Our Board of Directors is currently comprised of Bradlen S. Cashaw, James R. Craigie, Matthew T. Farrell, Bradley C. Irwin, Penry W. Price, Susan G. Saideman, Ravichandra K. Saligram, Robert K. Shearer, Janet S. Vergis, Arthur B. Winkleblack, and Laurie J. Yoler. As previously disclosed, after more than 19 years, James R. Craigie has decided to retire from the Board and is not standing for re-election at the Annual Meeting. Upon the recommendation of the Governance, Nominating & Corporate Responsibility Committee, the Board has decided that it will decrease the size of the Board from 11 to 10 directors, effective as of the close of the Annual Meeting.

CORPORATE GOVERNANCE GUIDELINES AND OTHER CORPORATE GOVERNANCE DOCUMENTS

Our Corporate Governance Guidelines, including guidelines for the determination of director independence, the responsibilities and duties of our Board of Directors, director access to management and independent advisors, director compensation, the committees of our Board of Directors, and other matters relating to our corporate governance, are available on the “Investors” page of our website, www.churchdwight.com. Also available on the “Investors” page are other corporate governance documents, including our Code of Conduct (“Code of Conduct”) and the Charters of the Audit Committee, Compensation & Human Capital Committee, and Governance, Nominating & Corporate Responsibility Committee.

Our website is not part of this proxy statement; references to our website address in this proxy statement are intended to be inactive textual references only.

BOARD OF DIRECTORS INDEPENDENCE

Our Corporate Governance Guidelines provide that a majority of our Board of Directors shall consist of independent directors who meet the criteria for independence required by the NYSE listing standards. A director will be considered independent if our Board of Directors affirmatively determines that the director has no material relationship with us (directly, or as a partner, stockholder, or officer of an organization that has a relationship with us). In assessing the materiality of a relationship, our Board of Directors considers all relevant facts and circumstances. In addition to the independence standards established by the NYSE, we have adopted categorical standards under the Corporate Governance Guidelines designed to assist our Board of Directors in assessing independence. Under these standards, none of the following relationships necessarily disqualifies a director or nominee from being considered “independent”:

•	A director’s or a director’s immediate family member’s ownership of five percent or less of the equity of an organization that has a relationship with us;

•

A director’s service as an executive officer of or employment by, or a director’s immediate family member’s service as an executive officer of, a company that makes payments to or receives payments from us for property or services in an amount which, in any of the last three fiscal years, is less than the greater of $1 million or two percent of such other company’s consolidated gross revenues; or

•

A director’s service as an executive officer of a charitable organization that received annual contributions from the Company that have not exceeded the greater of $1 million or two percent of such charitable organization’s annual gross revenues in any of such charitable organization’s last three fiscal years.

Our Board of Directors reviewed and analyzed the independence and each nominee for director in February 2023 to determine whether any particular relationship or transaction involving any director, or any director’s affiliates or immediate family members, was inconsistent with a determination that the director is independent for purposes of serving on our Board of Directors and its committees. During this review, our Board

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examined transactions and relationships between directors or their affiliates and family members and Church & Dwight. As a result of this review, in February 2023, our Board affirmatively determined that each of Bradlen S. Cashaw, Bradley C. Irwin, Penry W. Price, Susan G. Saideman, Ravichandra K. Saligram, Robert K. Shearer, Janet S. Vergis, Arthur B. Winkleblack and Laurie J. Yoler is independent within the meaning of the NYSE listing standards and under the categorical standards described in the Corporate Governance Guidelines. As previously announced, on February 1, 2023, James R. Craigie informed the Board that he will not be standing for re-election as a director at the Company’s 2023 Annual Meeting of Stockholders. In March of 2023, based on new information, the Board of Directors evaluated Mr. Craigie’s conduct, including his failure to disclose his close personal friendship with a member of our executive management team, who is not the CEO, and his unauthorized disclosure of information regarding certain confidential Board proceedings. The Board determined that because of such conduct Mr. Craigie violated his obligations of confidentiality and candor under the Company’s Code of Conduct applicable to members of the Company’s Board of Directors. In addition, the Board determined that Mr. Craigie is no longer considered independent within the meaning of the New York Stock Exchange listing standards and under the Company’s Corporate Governance Guidelines, and is no longer one of the Board’s independent directors. In connection with the foregoing, Mr. Craigie will not assume the role of Chairman Emeritus to which he was previously appointed upon the conclusion of his term as a director, and he will have no further role with the Board or Company following the 2023 Annual Meeting.

Our Board of Directors has further determined that each of the members of the Audit Committee, Compensation & Human Capital Committee, and Governance, Nominating & Corporate Responsibility Committee is independent within the meaning of the NYSE listing standards, and that the members of the Audit Committee and the Compensation & Human Capital Committee meet the additional independence requirements of the NYSE listing standards applicable to audit committee members and compensation committee members, respectively. In addition, the members of the Compensation & Human Capital Committee are “non-employee directors” as defined under applicable SEC rules.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the directors who served on the Compensation & Human Capital Committee in fiscal year 2022 has ever served as one of our officers or employees. In addition, none of the directors who served on the Compensation & Human Capital Committee had any relationship with us or any of our subsidiaries during fiscal year 2022 pursuant to which disclosure would be required under applicable rules and regulations of the SEC pertaining to the disclosure of transactions with related persons. During fiscal year 2022, none of our executive officers served as a member of the compensation committee (or other committee performing similar functions or, in the absence of any such committee, the entire board of directors), of any other entity of which an executive officer of such other entity served on our Board of Directors or the Compensation & Human Capital Committee.

EXECUTIVE SESSIONS OF INDEPENDENT DIRECTORS

Our Board of Directors meets in regularly scheduled executive sessions without any members of our management, including the CEO, present. The Lead Director, currently Mr. Saligram, is responsible for chairing the executive sessions of our Board of Directors. In addition, each of the Compensation & Human Capital, Governance, Nominating & Corporate Responsibility and Audit Committees regularly meet alone in scheduled executive sessions without any members of our management, including the CEO, present.

BOARD OF DIRECTORS RISK OVERSIGHT

Our Board of Directors, acting principally through the Audit Committee, is actively involved in the oversight of the significant risks affecting our business. Our Board of Directors’ and the Audit Committee’s risk oversight activities are focused on management’s risk assessment and management processes, as well as on our ethics and compliance program.

Our Internal Audit Department administers an annual detailed Enterprise Risk Management assessment with management to identify and rank the most significant risks that affect our Company, including consideration

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of a large number of risks associated with companies in the consumer products industry. Formal alignment of the most significant risks occurs between the Board and executive management every other year and as changes in the risk environment necessitate. The assessed risks encompass, among others, economic, industry, enterprise, operational, cybersecurity, data privacy, compliance, Sustainability and environmental, social and governance (“ESG”) (including climate change) and financial risks. Our President and Chief Executive Officer assigns an executive officer to lead the management of each of those risks identified as among the most significant. As part of the risk management process, our Internal Audit Department annually prepares an Internal Audit project plan under which it reviews activities directed to mitigate business and financial related risks. This plan is subject to Audit Committee approval.

Our Director, Internal Audit (“Internal Audit Director”) meets quarterly with our executive officers to assess any changes in the magnitude of identified risks, as well as the status of mitigation activities with regard to the most significant risks. Our Internal Audit Director reports directly to the Audit Committee and advises the Audit Committee on a quarterly basis regarding management’s risk assessment process and the progress of mitigation activities designed to facilitate the maintenance of risk within acceptable levels. The Audit Committee, in turn, reports to our Board of Directors with regard to these matters on a quarterly basis.

Our Board of Directors oversees the Company’s Information Security Program. In order to respond to the threat of security breaches and cyberattacks, we have developed a program, overseen by the Company’s Senior Vice President, Global Chief Information Officer, that is designed to protect and preserve the confidentiality, integrity and continued availability of all information owned by, or in the care of, the Company. This program also includes a cyber incident response plan that includes controls and procedures for timely and accurate reporting of any material cybersecurity incident. We have not had a material data security breach. The Audit Committee, which is tasked with oversight of certain risk issues, including cybersecurity, receives reports from the Senior Vice President, Global Chief Information Officer and the Vice President, Chief Information Security Officer each quarter. At least annually, the Board of Directors and the Audit Committee also receive updates about the results of exercises and response readiness assessments led by outside advisors who provide a third-party independent assessment of our technical program and our internal response preparedness. The Audit Committee regularly briefs the full Board of Directors on these matters, and the full Board also receives periodic briefings regarding our Information Security Program and cyber threats in order to enhance our directors’ literacy on cyber issues.

Our Executive Vice President and General Counsel leads our ethics and compliance risk oversight program through the Compliance Council, which is comprised of various functional representatives and compliance subject matter experts. The Compliance Council meets regularly to review the health of the program, opportunities for improvement, and the status of execution against agreed program priorities. Our Executive Vice President and General Counsel also meets regularly with the Audit Committee, either alone or together with subject matter experts from the Compliance Council, to review the health of our compliance and ethics program, its priorities, and the status of execution against those priorities. Annually, our Executive Vice President and General Counsel provides a comprehensive review of the compliance and ethics program to our Board of Directors, and supplements this review, from time to time, as requested by our Board of Directors or as appropriate with respect to specific compliance risk areas or issues.

Our Executive Vice President and General Counsel, Executive Vice President, Chief Technology Officer & Global New Product Innovation, Executive Vice President, Chief Supply Chain Officer and Executive Vice President, Chief Human Resources Officer lead our Sustainability program and ESG initiatives through the Corporate Issues Council (the “Council”) which is comprised of various functional representatives and subject matter experts. The Council meets regularly to review the health of the program, opportunities for improvement, and the status of execution against agreed program priorities. Our Executive Vice President and General Counsel also meets regularly with the Governance, Nominating & Corporate Responsibility Committee, together with subject matter experts from the Council, to review the health of our Sustainability program and ESG priorities, and the status of execution against them. The Chair of our Governance, Nominating & Corporate Responsibility Committee reviews the status of our Sustainability program and ESG priorities with our Board of Directors at each

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regularly scheduled Board meeting, and supplements this review, from time to time, as requested by our Board of Directors or as appropriate with respect to specific Sustainability program and ESG priorities, other than those related to human capital matters, including diversity, equity and inclusion (“DEI”), which are overseen by the Compensation & Human Capital Committee and reported on to the Board by the Chair of that Committee.

In addition to the efforts of our Board of Directors and the Audit Committee to address risk oversight, the Compensation & Human Capital Committee annually reviews our compensation policies and practices to confirm that such compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company. As a result of its most recent review in 2022, the Compensation & Human Capital Committee concluded that our incentive compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us for the following reasons:

•	Awards are earned based on achievement of corporate performance objectives under the Annual Incentive Plan.

•

The four 2022 performance metrics selected under our Annual Incentive Plan were counterbalanced so that, for example, an undue focus on net sales at the expense of gross margins would not result in a higher payout.

•

We cap maximum awards under the Annual Incentive Plan. The Annual Incentive Plan uses a performance rating system which corresponds to a payout range from 0.0 (0 percent of target) to a maximum of 2.0 (200 percent of target), which limits the potential for excessive emphasis on short-term incentives.

•

Stock options constitute a substantial portion of an executive’s total remuneration and vest as to all underlying shares on the third anniversary of the date of grant. This structure encourages a longer-term focus and rewards our executives only if the price of our common stock appreciates above the exercise price of the stock option.

•

Annual stock option grants result in overlapping three-year vesting periods, which reduces the risk of an inappropriate focus on one vesting date and which encourages continued retention and incentives.

•	Our stock ownership guidelines require that our executives hold a significant amount of our common stock to further align their interests to the interests of our stockholders on a long-term basis.

Our Board of Directors believes that our compensation system, our division of risk oversight responsibilities, and our Board of Directors’ leadership structure comprise and support the most effective risk management approach.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

The Corporate Governance Guidelines provide that our Board of Directors may determine from time to time what leadership structure works best for our Company, including whether the same individual should serve both as Chairman of our Board of Directors and Chief Executive Officer. In addition, the guidelines provide that if the same individual serves as Chairman of our Board of Directors and CEO, or the Chairman is otherwise not independent, our Board of Directors shall have an independent Lead Director, as selected by the independent members of the Board.

The Board of Directors believes the most effective leadership structure for the Company at this time is one with a combined Chairman and CEO, coupled with an independent Lead Director. Having a combined Chairman and CEO promotes a cohesive vision and strategy for the Company and enhances our ability to execute effectively. We have found that this structure fosters leadership and communication advantages and efficiencies. Mr. Farrell, our current Chairman and CEO, is in an optimal position to identify, and to lead Board discussions on,

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important matters related to our business operations and related risk. Mr. Farrell’s in-depth knowledge of our strategic priorities and operations enables him to facilitate effective communication between management and our Board of Directors and ensure that key issues and recommendations are brought to the attention of our Board of Directors and management. We believe that Mr. Farrell is an effective spokesperson for management and our Board of Directors by serving in both positions. The Board created the Lead Director role as an integral part of a leadership structure that promotes strong, independent oversight of the Company’s management and affairs. Mr. Saligram has served as the Lead Director since February 2023, succeeding Mr. Irwin in that role. The Lead Director presides over executive sessions and has the authority to call executive sessions. The Lead Director also consults with the entire Board of Directors and with our Chairman, President and CEO and our Secretary on Board of Directors meeting agendas. In addition, the Lead Director acts as a contact person to facilitate communications between employees, stockholders, and others with the independent directors.

We believe that the presence of a Lead Director enhances the ability of our Board of Directors to provide additional independent oversight and supplements the following corporate governance practices, which also facilitate independent oversight:

•	All of our directors, other than our Chairman, President and CEO, are independent.

•	All of the members of the Audit Committee, Compensation & Human Capital Committee, and Governance, Nominating & Corporate Responsibility Committee are independent.

•	Our Board of Directors and each of its standing committees meet in regularly scheduled executive sessions without the presence of management.

•	Our Board of Directors completes an annual assessment of the effectiveness of the full Board of Directors, each of its standing committees, and individual directors.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Our Lead Director acts as a contact person to facilitate communications between employees, stockholders and others with the independent directors. The Lead Director is responsible for ensuring that stockholder requests, recommendations, and proposals regarding governance-related matters are evaluated by the Governance, Nominating & Corporate Responsibility Committee, the Compensation & Human Capital Committee, or Audit Committee, as appropriate, and then by our Board of Directors based on the applicable Committee’s recommendation.

Any person who wishes to communicate with our Board of Directors, including the Lead Director or the independent directors as a group, may direct a written communication to our Board of Directors, the Lead Director, or the independent directors, at: Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628, Attention: Secretary. Such correspondence (other than solicitations) will be logged in and forwarded to the Lead Director.

STOCKHOLDER ENGAGEMENT

We recognize the value of and are committed to engaging with our stockholders and soliciting their views and input on various topics. We approach stockholder engagement through various avenues:

Annual Stockholders Meeting

Our annual stockholder meeting is conducted virtually through a live webcast and online stockholder tools, which we believe enhances rather than constrains stockholder access and participation. We initially adopted a virtual meeting format during the first year of the COVID-19 pandemic and continue to believe that this practice facilitates stockholder attendance and enables stockholders to participate fully, and equally, from any location around the world, at no cost. This format allows all stockholders to communicate with us both in advance of and

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during the meeting and provides a forum to ask questions of the members of our Board and management. We believe this is the right choice for a Company with a global stockholder base, not only saving costs for the Company and its stockholders, but also increasing the ability to engage with all stockholders, regardless of the amount of stock owned or physical location.

We do not place restrictions on the type or form of questions that may be asked but reserve the right to edit inappropriate questions. During the live Q&A session of the meeting, we endeavor to answer pertinent questions asked during the meeting as well as those asked in advance, as time permits. If we are unable to respond to a stockholder’s properly submitted question during the meeting, we may provide written responses on our corporate website shortly after the meeting, depending on the subject matter and relevance of the questions. Although the live webcast is available only to stockholders at the time of the meeting, a replay of the meeting is made publicly available on the Company’s investor relations website.

For more information about the virtual stockholder meeting, see “Information About The Annual Meeting And Voting.”

Investor Meeting

We hold our annual Investor Meeting (“Investor Meeting”) in January or February of each year. At the Investor Meeting, our CEO and CFO and other members of the executive leadership team discuss the previous quarter and year-end results and provide an update on our strategy and the financial outlook for our upcoming fiscal year. The Investor Meeting is an important opportunity for investors to have access to our management team and provides a deeper understanding of, and direct insight into, our business, strategy, and outlook, as well as any other important topics.

Year-Round Engagement

Our stockholder engagement practices and controls, which are designed to support our commitment to constructive communications between our stockholders and the independent directors, include the ability of our stockholders to cast an annual advisory vote on executive compensation (“say-on-pay”), the ability to submit stockholder proposals and recommend candidates for election to our Board, and the ability to communicate directly with our Board of Directors.

We also engage with our stockholders throughout the year. Our comprehensive stockholder engagement program includes, in addition to the Annual Stockholder Meeting and Investor Meeting, earnings calls and post-earnings communications, conference presentations and meetings, individual meetings and responses to investor inquiries. The multi-faceted nature of our program allows us to maintain meaningful engagement with our broad investor community, including advisory firms.

We value our stockholders’ feedback and are committed to engaging in constructive and meaningful dialogue with stockholders throughout the year, including with respect to our performance, governance practices, executive compensation, and the Board’s oversight of risk, strategy, talent and ESG matters. In 2022, we engaged with a number of stockholders, and topics discussed included, in addition to the proposal contained herein, our executive compensation program, governance practices, risks, DEI, Sustainability and ESG. Meetings regarding those matters were led by our CFO, with support from various subject matter experts within the Company, including our General Counsel. In addition, we hosted numerous investor meetings on our business performance, category performance, competitive actions and supply chain disruption. Those meetings were attended at times by both our CEO and CFO or with our CFO and an investor relations representative. Maintaining a disciplined approach to the discussions and allowing adequate meeting time ensures that matters important to stockholders are not neglected in favor of addressing only current salient issues. Summaries of all of these communications are provided to our Nominating, Governance & Corporate Responsibility Committee, as well as our Compensation & Human Capital Committee, as applicable, and the Board.

We remain committed to these ongoing discussions and welcome feedback from all stockholders, who can contact our directors or executive officers as described under “Communication with the Board of Directors.”

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BOARD OF DIRECTORS MEETINGS AND COMMITTEES

Committees of the Board of Directors

The Board has four standing committees as set forth in the table below, as well as a Finance Committee that meets on an ad hoc basis. During 2022, each incumbent director attended at least 75 percent of the aggregate number of meetings held by our Board and all Board committees on which such director served. The following table shows the current members of each of the four standing committees and the number of meetings held during fiscal 2022.

Director	Board	Audit	Compensation & Human Capital	Governance, Nominating & Corporate Responsibility	Executive

Bradlen S. Cashaw	✓	✓

James R. Craigie	✓

Matthew T. Farrell	Chair				Chair

Bradley C. Irwin	✓		✓	✓

Penry W. Price	✓	✓	Chair		✓

Susan G. Saideman	✓	✓		✓

Ravichandra K. Saligram	Lead Director			✓	✓

Robert K. Shearer	✓	✓

Janet S. Vergis	✓		✓	Chair	✓

Arthur B. Winkleblack	✓	Chair	✓		✓

Laurie J. Yoler	✓		✓	✓

Number of Meetings in 2022	6	5	4	4	0

Although we do not have a formal policy requiring attendance of directors at our Annual Meetings, we expect all directors to attend the Annual Meeting absent exceptional circumstances. All incumbent directors attended the 2022 Annual Meeting.

Audit Committee.    Under its Charter, the Audit Committee, among other responsibilities, (i) has sole authority to retain, set compensation and retention terms for, terminate, and oversee and evaluate the activities of, our independent registered public accounting firm; (ii) reviews and approves in advance the performance of all audit and permitted non-audit services, subject to the pre-approval policy discussed below under “Pre-Approval of Audit and Permissible Non-Audit Services”; (iii) reviews and discusses with management and our independent registered public accounting firm the annual audited financial statements and quarterly financial statements and certain other disclosures included in our filings with the SEC; (iv) reviews and discusses with management earnings press releases prior to their release; (v) discusses with management, internal audit personnel, and our independent registered public accounting firm, our risk assessment and risk management policies, including our major financial risk exposures and the security of the Company’s computerized information systems, including cybersecurity; (vi) oversees the internal audit function; (vii) discusses with management, internal audit personnel, and our independent registered public accounting firm the adequacy and effectiveness of our financial reporting processes, internal control over financial reporting, and disclosure controls and procedures; (viii) keeps the independent auditors informed of the relationships and transactions with related parties that are significant to the Company; and (ix) oversees the adoption, periodic review, and oversight of policies and procedures regarding business conduct and oversees our compliance and ethics program.

Our Board of Directors has determined that each of Mr. Shearer and Mr. Winkleblack is an “audit committee financial expert” within the meaning of SEC regulations.

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The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the receipt of confidential, anonymous submissions by our employees with respect to concerns regarding potential violations of our compliance and ethics program, including questionable accounting or auditing matters. Such complaints and submissions may be made by writing to the following address: Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628, Attention: Secretary. Complaints may also be made via the Internet at www.churchdwight.ethicspoint.com, or by calling our toll-free hotline. The Audit Committee regularly receives reports regarding potential violations of our compliance and ethics program and oversees certain investigations relating thereto. The number for calls placed within the United States and Canada is (855) 384-9879. The numbers for calls placed in other countries may be found on the Internet at www.churchdwight.ethicspoint.com. Such correspondence will be logged in and forwarded to the Chair of the Audit Committee or his/her designated delegates, who provide the Audit Committee with regular reports.

Compensation & Human Capital Committee.    Under its Charter, the Compensation & Human Capital Committee is responsible for approving the specific salary, bonuses, stock awards, and other compensation for our elected officers, which includes our named executive officers identified in the Summary Compensation Table. The Compensation & Human Capital Committee also, among other responsibilities: (i) oversees the design of our executive compensation programs, policies, and practices; (ii) reviews and approves the adoption, termination, and amendment of, and administers, our incentive and equity compensation plans; (iii) review and approve the adoption, termination and amendment of the health, welfare, wealth accumulation, retirement and other benefit plans of the Company and, where appropriate, its affiliates; (iv) reviews and approves annually corporate goals and objectives as they relate to CEO and other executive officer compensation; (v) evaluates at least annually the performance of the CEO and the other executive officers and establishes their respective compensation; (vi) evaluates whether our compensation policies and practices for our executive officers and other employees create risks that are reasonably likely to have a material adverse effect on us; (vii) collaborates with the Governance, Nominating & Corporate Responsibility Committee, regarding recommendations to our Board of Directors concerning executive officer succession; (viii) collaborates with the Governance, Nominating & Corporate Responsibility Committee, regarding recommendations to our Board of Directors concerning non-employee director compensation; and (ix) recommends to the Board the development, selection, retention, and dismissal of elected officers. The Compensation & Human Capital Committee also reviews and discusses with management the development, implementation and effectiveness of the Company’s policies and strategies related to its human capital management function, including policies and strategies regarding the development, attraction, and retention of Company personnel, DEI, workplace environment and culture, and internal communications programs.

In considering executive compensation, the Compensation & Human Capital Committee considers the executive compensation recommendations as well as the comparative public company data provided by independent compensation consultants engaged directly by the Compensation & Human Capital Committee. Semler Brossy Consulting Group, LLC (“Semler Brossy”) serves as the Compensation & Human Capital Committee’s independent compensation consultant and does not provide any other services to us. See “Compensation Discussion and Analysis” for additional information regarding the services provided by Semler Brossy and information considered by the Compensation & Human Capital Committee. The Compensation & Human Capital Committee also takes into account statistical data and recommendations of our CEO. However, our CEO does not make recommendations and does not participate in any discussions or decisions regarding his own compensation.

Governance, Nominating & Corporate Responsibility Committee.    Under its Charter, the Governance, Nominating & Corporate Responsibility Committee, among other responsibilities, (i) develops and periodically reviews, and recommends to our Board of Directors, criteria for the selection of new directors to serve on our Board of Directors; (ii) identifies individuals qualified to become members of our Board of Directors consistent with our Board of Directors’ criteria for selecting new directors set forth in the Corporate Governance Guidelines; (iii) recommends to our Board of Directors, director nominees to be elected at the next annual meeting of

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stockholders and, where applicable, to fill vacancies; (iv) considers and makes recommendations to our Board of Directors on questions of independence and possible conflicts of interest of members of our Board of Directors and executive officers in accordance with the Corporate Governance Guidelines; (v) in collaboration with the Compensation & Human Capital Committee, makes recommendations to our Board of Directors concerning executive officer succession; (vi) oversees Board of Directors and committee evaluations; (vii) makes recommendations to our Board of Directors regarding corporate governance matters; (viii) in consultation with the Compensation & Human Capital Committee, periodically reviews and makes recommendations to our Board of Directors regarding the compensation of our non-employee directors, and the principles upon which such compensation is determined; and (ix) oversees the Company’s Sustainability program and ESG priorities, including, but not limited to, the Company’s environmental, climate change, responsible packaging, responsible sourcing and product ingredients (other than those related to human capital matters, including DEI, which are overseen by the Compensation & Human Capital Committee).

The Governance, Nominating & Corporate Responsibility Committee recommends to our Board of Directors candidates for nomination to our Board of Directors. When considering individuals to recommend for nomination, the Governance, Nominating & Corporate Responsibility Committee seeks persons with diverse backgrounds who possess the following characteristics: integrity, education, commitment to our Board of Directors, business judgment, business experience, accounting and financial expertise, diversity, reputation, civic and community relationships, high performance standards, and the ability to act on behalf of stockholders.

The Governance, Nominating & Corporate Responsibility Committee will consider recommendations for director candidates from stockholders. Stockholder recommendations of candidates should be submitted in writing to: Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628, Attention: Secretary. In considering any candidate proposed by a stockholder, the Governance, Nominating & Corporate Responsibility Committee will reach a conclusion as to whether to recommend such candidate to our Board of Directors based on the criteria described above. The Governance, Nominating & Corporate Responsibility Committee may seek additional information regarding the candidate. After full consideration, the stockholder recommending the candidate will be notified of the decision of the Governance, Nominating & Corporate Responsibility Committee (and of our Board of Directors, if the candidate is recommended to our Board of Directors for consideration). The Governance, Nominating & Corporate Responsibility Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

As highlighted in our Corporate Governance Guidelines, the Board values diversity and recognizes the importance of having unique and complementary backgrounds and perspectives in the board room. The Board endeavors to include diverse skills, professional experience, perspectives, age, race, ethnicity, gender and cultural backgrounds that reflect our consumer and investor base, and to guide the Company in a way that reflects the best interests of all our stockholders. The Board’s overall diversity is a significant consideration in the director nomination process. The Governance, Nominating & Corporate Responsibility Committee reviews the director nominees (including any stockholder nominees) and ascertains whether, as a whole, they meet the Corporate Governance Guidelines in this regard. For this year’s election, the Board has nominated 10 individuals who bring valuable diversity to the Board. Their collective experience covers a wide range of roles, geographies, and industries. Of these 10 director nominees three are women, one is African American, and one is Asian. In 2022, the Board renewed its commitment to having a diverse board and is committed to using refreshment opportunities to strengthen the Board’s diversity. To accomplish this, the Governance, Nominating & Corporate Responsibility Committee will continue to require that search firms engaged by the Company include a robust selection of women and racially/ethnically diverse candidates for serious consideration in all prospective director candidate pools. In addition, the Governance, Nominating & Corporate Responsibility Committee is committed to considering the candidacy of women and racially/ethnically diverse candidates for all future vacancies on the Board. The Board has also modified its age and tenure restrictions to increase refreshment of the Board and opportunities to add new and diverse Board members. The new guidelines require that existing Board members retire on the earlier of reaching age 72, or twenty years on the Board and new Board members retire on the

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earlier of reaching age 72 or fifteen years on the Board. The Board also believes that tenure diversity should be considered in order to achieve an appropriate balance between the detailed Company-knowledge and wisdom that comes with many years of service, and the fresh perspective of newer Board members. We believe that our current Board has an appropriate balance of experienced and newer directors, with tenure of the current directors averaging 10 years. The Governance, Nominating & Corporate Responsibility Committee balances all of the above considerations when assessing the composition of our Board of Directors. The Governance, Nominating & Corporate Responsibility Committee may engage the services of third-party search firms to assist in identifying and assessing the qualifications of director candidates.

The Board continuously evaluates and, as appropriate, updates our corporate governance practices based on recommendations from the Governance, Nominating & Corporate Responsibility Committee. In recent years we have made significant governance changes designed to facilitate stockholder participation and engagement, including the following:

Executive Committee.    The Executive Committee may exercise the authority of our Board of Directors, except as specifically reserved by Delaware law to our Board of Directors or as our Board of Directors otherwise provides.

Finance Committee.    The Board also has a Finance Committee, which meets on an ad hoc basis. The Finance Committee reviews financing and capital markets issues but has no decision autonomy. Mr. Winkleblack is chair of the Finance Committee. Messrs. Cashaw, Irwin and Shearer also serve on the Finance Committee.

SUCCESSION PLANNING

Our Board of Directors recognizes that one of its most important duties is to ensure excellence and continuity in our senior leadership by overseeing the development of executive talent and planning for the effective succession of the Chairman of our Board of Directors and our CEO and other senior members of executive management. Our CEO and other senior executive succession planning process includes identifying external candidates, where appropriate, and identifying and developing potential internal candidates on an ongoing basis.

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The criteria used when assessing the qualifications of potential CEO successors are included on a position specification developed by our Board of Directors. Our Board of Directors is committed to being prepared for a planned or unplanned change in our leadership in order to ensure our stability.

In continuation of this process, the Governance, Nominating & Corporate Responsibility Committee, in collaboration with the Compensation & Human Capital Committee, agree upon and recommend to the Board a succession plan for our CEO and other senior members of executive management in the ordinary course of business and in emergency situations. Through this process, our Board of Directors receives from our CEO and the Executive Vice President, Chief Human Resources Officer qualitative evaluations of, and recommendations concerning, potential successors to our CEO and our other senior executives, along with a review of any development plans recommended for such individuals. At least once annually, our Board of Directors reviews our succession plans. Succession planning is also regularly discussed in executive sessions of our Board of Directors and in committee meetings, as applicable. Our directors become familiar with internal potential successors for key leadership positions through various means, including a comprehensive annual talent and succession review, Board of Directors and committee meeting presentations, and less formal interactions throughout the course of the year.

CODE OF CONDUCT

We have adopted a Code of Conduct that applies to all employees and directors of Church & Dwight and our global subsidiaries. Among other things, the Code of Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, promote full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file, promote compliance with applicable governmental laws, rules, and regulations and promote a harassment-free work environment. The Code of Conduct requires the prompt internal reporting of violations of the Code of Conduct and contains provisions regarding accountability for adherence to the Code of Conduct. The Code of Conduct is available on the “Investors” page of our website at www.churchdwight.com. We are committed to satisfying the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Conduct, including the conduct of an executive officer or member of our Board, by making disclosures concerning such matters available on the “Investors” page of our website. See “Corporate Governance and Other Board Matters—Board of Directors Meetings and Committees—Audit Committee” for a summary of our procedures for the submission, receipt, retention, and treatment of complaints with respect to concerns regarding potential violations of our compliance and ethics program. Confidentiality terms in our settlement agreements with employees comply with all federal and state laws regarding limitations on confidentiality provisions and explicitly permit employees to report to government agencies and participate in government proceedings. Moreover, it is our practice not to use arbitration clauses in agreements with employees.

SUSTAINABILITY STRATEGY AND ESG PILLARS

Sustainability is how we refer to our Environmental, Social & Governance (“ESG”) efforts to deliver growth and profitability while making a meaningful and positive impact. We believe that Sustainability is critical to the health of the communities in which we operate, contributes to a better world, and benefits our business both financially and operationally. Each year we publish a Sustainability Report that discloses our business and corporate responsibility commitments and details our ESG performance metrics and targets and other components of our ESG efforts. Our 2021 Sustainability Report is available on our web site at https://churchdwight.com/pdf/Sustainability/2021-Sustainability-Report.pdf, and our 2022 Sustainability Report will be available in April 2023 (the “2022 Sustainability Report” and together with the 2021 Sustainability Report, the “Sustainability Reports”). References to our Sustainability Reports are for informational purposes only and neither the Sustainability Reports nor the other information on our website is incorporated by reference into this Proxy Statement.

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Our global Sustainability strategy is derived from our heritage and organizational values. The following six pillars are the core focus of our Environmental and Social efforts. Each is supported through our Governance practices, which are intended to maintain a system of rules and practices that determine how we operate and align the interests of our stakeholders in support of ethical business practices and financial success.

•	Our Brands: Delight consumers with our brands and contribute towards a more sustainable world.

•	Products: Provide safe and effective products for consumers and the environment.

•	Packaging: Utilize consumer friendly and environmentally responsible packaging.

•	Employees and Communities: Embrace the principles of diversity, equity and inclusion, good corporate citizenship and social responsibility within the communities we can impact.

•

Environment and Climate Change: Minimize environmental impact of our global operations, with a focus on increased renewable energy usage, reduced water consumption, greenhouse gas emissions and solid waste to landfills.

•	Responsible Sourcing: Improve our suppliers’ environmental, labor, health & safety and ethical practices.

Environmental

We strive to minimize the impact of our expanding global operations and to meet the challenge of managing our environmental footprint. Our environmental priorities include providing effective products that are safe for our consumers, the animals they care for and the environment, utilizing consumer friendly and environmentally responsible packaging, reducing greenhouse gas emissions (GHG), reducing water usage, recycling solid waste and improving our suppliers’ environmental practices.

We have a goal to achieve carbon neutral status for our owned and controlled global operations by 2025, and we have already offset greater than 90% of our targeted carbon dioxide emissions. We established new science-based targets that were approved by the Science-Based Targets Initiative (SBTi) in 2022. These new targets take into account the level of carbon reduction needed to meet the goals set forth in the Paris Agreement. In addition, we improved overall recyclability across our broad portfolio of products, with global recyclability increasing from 71% to 87% since 2018. Almost all (99.8%) of our paper and board packaging is sourced from recycled material and/or sustainably managed forests. We have a goal to increase Post-Consumer Recycled plastic to a minimum of 25% average across all global plastic packaging by end of 2025, and by the end of 2022 we had achieved over 17% against that goal.

Our operations are subject to federal, state, local and foreign laws, rules and regulations relating to environmental concerns, including air emissions, wastewater discharges, solid and hazardous waste management activities, and the safety our employees. We endeavor to take actions necessary to comply with such regulations. These steps include periodic environmental and health and safety audits of our facilities. The audits, conducted by independent firms with expertise in environmental, health and safety compliance, include site visits at each location, as well as a review of documentary information, to determine compliance with such federal, state, local and foreign laws, rules and regulations.

Social

Our Social focus includes our goals of delighting consumers with our brands through our contributions towards a more sustainable world, improving our suppliers’ labor, health & safety, environmental and ethical practices, and supporting our employees and communities—all to create a stronger, more resilient company while contributing to a better world. In their everyday work, our employees embody our commitments to integrity, quality, and innovation, and in doing so, directly contribute to our long-standing character and reputation.

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Employee safety and wellness remain two of our highest priorities. We developed and administer company-wide policies designed to ensure the safety of each team member and compliance with Occupational Safety and Health Administration (OSHA) and local standards. Recognizing that the mental health of our employees is as important as their physical well-being, we increased the reach of the Employee Assistance Program (EAP) to provide free professional support to our employees who may be dealing with a variety of issues, including relationship, emotional, substance abuse and others. In 2022, we approved the addition of paid parental leave, backup childcare and a mental health day to our U.S. benefits offerings for 2023 in support of our diverse workforce. We embrace the diversity of our employees and believe that a diverse and inclusive workforce fosters innovation and promotes an environment filled with unique perspectives, talents and experiences. We strive to cultivate a culture and processes that support and enhance our ability to recruit, develop and retain diverse talent at every level. As part of our enhanced diversity and inclusion initiatives and our commitment to transparency and accountability, in 2022, we began publishing workplace demographics of our employees in our Sustainability Reports and online, which we will continue in the future. We encourage our employees to become involved in their communities through our Employee Giving Fund and The Church & Dwight Philanthropic Foundation (the “Foundation”) which is focused on helping to create equitable and inclusive opportunities and advancing environmental preservation. The Foundation is administered by our employees.

Governance

Our governance focus includes the processes, rules, resources and systems in support of our operational, Sustainability and ESG efforts. The Council, comprised of senior executives representing all of our key functional areas, guides the integration of Sustainability with all parts of our business and drives continuous improvement in our Sustainability approach and performance. The Council takes the lead in defining and implementing our Sustainability strategy across the six ESG pillars. Its duties include allocating resources to appropriately address Sustainability issues; reporting on our progress to drive continuous improvement in our Sustainability approach and performance; and monitoring, prioritizing and addressing evolving standards and stakeholder requirements. Our Board of Directors, acting principally through its Governance, Nominating & Corporate Responsibility Committee, oversees our Sustainability program and ESG efforts, including our climate change policies and programs. The Governance, Nominating & Corporate Responsibility, the Compensation & Human Capital and Audit Committees each focuses on specified areas of Sustainability, including compliance and ethics, human capital and DEI. Our Independent Lead Director is responsible for ensuring that stockholder requests, recommendations and proposals are evaluated by the Governance, Nominating & Corporate Responsibility Committee, additional committees within the Board as appropriate, and then by the Board of Directors, if needed. Our Board also reviews the results of our periodic employee engagement surveys and has oversight over our planned response strategy.

As described in our Sustainability Reports, our continued progress in key areas of ESG has earned recognition from various third parties.

Human Capital

Overview

Much of our success comes from our culture. Our people share a collective energy and ambition towards making a difference supporting the greater good, by providing affordable, quality products for everyday life, as reflected in our ESG and sustainability commitments, and by giving back to their communities. Our culture generates a collective passion, strength and determination to make an outsized impact, every day.

Safety and Wellness

Employee safety remains one of our highest priorities. We developed and administer company-wide policies to ensure the safety of each team member and compliance with OSHA standards.

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Our Employees

As of December 31, 2022, we had approximately 5,250 global employees, an increase of approximately 125 compared to December 31, 2021. Approximately 87% of our workforce is located in the Americas, 10% in Europe, Middle East, and Africa, and 3% in the Asia-Pacific region. About 49% of our employees are salaried and about 51% are paid hourly wages. During fiscal 2022, our turnover rate was approximately 21.5%. Our revenue per employee in fiscal 2022 was approximately $1.02 million.

Diversity, Equity and Inclusion

We embrace the diversity of our employees and our DEI efforts aspire to help us achieve a more diverse workforce. We also strive to cultivate a culture and vision that supports and enhances our ability to recruit, develop and retain diverse talent at every level.

As a company we remain committed to fair treatment, access, opportunity, and advancement and strive to identify and eliminate any potential barriers that may have prevented the full participation of underrepresented groups.

In 2020, we established a Diversity & Inclusion Council (the “D&I Council”) that provides strategic direction, guidance and advocacy for our DEI initiatives. The D&I Council, led by our Chief Executive Officer and our Chief Human Resources Officer, includes diverse employees at every level from around the world. Our Board of Directors, acting principally through its Compensation & Human Capital Committee, oversees our DEI efforts. In 2022, our DEI initiatives continued to progress in supporting an inclusive environment at our facilities while exploring our diversity representation and talent policies to create goals and opportunities at our sites around the world.

We are committed to transparency and accountability that will drive continuous progress. As part of our enhanced diversity and inclusion initiatives and our commitment to transparency and accountability, in 2020, we began publishing workplace demographics of our employees in our Sustainability Reports. In 2022, we publicly disclosed consolidated data from our most recent Employer Information Report (EEO-1) submitted to the Equal Employment Opportunity Commission. The EEO-1 Report is a compliance survey mandated by U.S. federal statute and regulations.

Hiring, Development and Retention

Our talent strategy is focused on attracting the best talent and recognizing and rewarding performance, while continually developing, engaging and retaining our talented employees.

We invest resources in professional development and growth as a means of improving employee performance and improving retention. In 2022, we launched our high potential development program (IMPACT) where cross-functional leaders brought together the power of diversity to solve business challenges while developing leadership capabilities through formal learning. We continue to be committed to ensuring that all employees have the opportunities, tools and resources to develop and drive their careers.

Compensation and Benefits

Attracting and retaining talent is a priority at Church & Dwight. We offer competitive pay and a range of benefits that support the well-being of our increasingly diverse workforce. This includes offering competitive salaries and wages, as well as benefits such as health insurance, prescription drug benefits, dental, vision, hospital indemnity, accident, critical illness, and disability insurance, life insurance, health savings accounts, flexible spending accounts, reproductive rights coverage, participation in savings plans and identity theft insurance, in each case subject to the terms and conditions of the applicable plans and programs. In 2022, we approved the addition of paid parental leave, backup childcare and a mental health day to our U.S. benefits offerings for 2023 in support of our diverse workforce.

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Communities

We encourage our employees to become involved in their communities through our Employee Giving Fund by providing annual grants, disaster relief, and other monetary support. In 2022, the Employee Giving Fund supported our communities by providing $1.2 million to 209 deserving organizations. In addition, employees purchased back-to-school supplies online to support disadvantaged youth, donated clothes and non-perishable items for clothing and food drives and provided supplies for a summer camp and holiday dinner for families in need. Moreover, the Company established The Church & Dwight Philanthropic Foundation (the “Foundation”) in 2020 with the focus on helping to create equitable and inclusive opportunities and advancing environmental preservation. The Foundation is administered by our employees. In 2022, seven organizations were chosen and received grants in aggregate totaling $915,000. In the DEI space, the following organizations received grants: Junior Achievement, Bowie University and Virginia State University. In the Sustainability space, the following organizations received grants: The Recycling Partnership, the Ocean Conservancy, Northeast Wilderness Trust, and The Xerces Society for Invertebrate Conservation.

COMPENSATION OF DIRECTORS

In 2022, our directors’ fees, other than the CEO, consisted of the following:

Annual Retainer 2022

•	Lead Director	$142,000

•	Chairperson of the Audit Committee	$140,000

•	Chairperson of the Compensation & Human Capital Committee	$135,000

•	Chairperson of the Governance, Nominating & Corporate Responsibility Committee	$132,500

•	Other non-employee directors	$120,000

Annual Equity 2022

•	Annual Equity Grant	$140,000

Special Assignment 2022

•	Special Assignment (Per Meeting)	$ 2,000

The table above does not include a separate annual retainer for the Board Chair, as the Board Chair is currently our Chief Executive Officer and he receives no additional compensation for his service on the Board.

We pay fees to our directors in accordance with the Amended and Restated Compensation Plan for Directors (as amended, the “Compensation Plan for Directors”). Any fees payable to our directors under the Compensation Plan for Directors may be deferred in accordance with our Deferred Compensation Plan for Directors, provided that a timely election is made by the director seeking such deferral. We also provide annual stock option awards to our directors under the Church & Dwight Co., 2022 Omnibus Equity Compensation Plan (the “Omnibus Equity Compensation Plan”). All of these arrangements are described in further detail below.

Compensation Plan for Directors.    Our Compensation Plan for Directors was originally effective as of January 1, 2015 and amended on November 1, 2017 and provides for the payment of fee-based compensation (i.e., an annual retainer and any special assignment meeting fees) and annual equity grants to our directors who are not full-time employees of the Company or its affiliates. Special assignment meeting fees are paid in consideration for attendance at meetings with respect to certain non-scheduled activities and projects requested by the Board. No special assignment meeting fees were paid in fiscal year 2022. The annual retainer amount is pro-rated for any director with less than a full year of service.

The Compensation Plan for Directors provides each director with the choice of receiving his or her fee-based compensation (i) 100 percent in cash if that director has fully satisfied the Company’s Stock Ownership

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Guidelines for Directors, (ii) 50 percent in cash and 50 percent in shares of our common stock if specifically elected by a director or (iii) 100 percent in shares of our common stock (the default method of payment). For 2022, all directors made their elections for how to receive their fee-based compensation in December 2022. To determine the number of shares a director is entitled to receive under the Compensation Plan for Directors, the annual retainer or special assignment meeting fee amount (as applicable) is divided by the closing price of a share of our common stock as reported on the NYSE on the applicable payment date.

Annual Equity Grants for Directors.    The Compensation Plan for Directors provides that, unless otherwise established by our Board of Directors, equity grants to our non-employee directors will be made annually on the same date each year that we make annual equity grants to our employees (which date occurs on the Monday falling most closely to the midpoint between the dates of our first and second quarter earnings releases). A new director will receive his or her initial equity grant on the date such individual commences service with us as a director. In 2022, as in prior years, the annual equity grants were comprised of stock option awards granted under the Omnibus Equity Compensation Plan. All shares underlying the stock options granted to non-employee directors vest in full on the third anniversary of the grant date, subject to the director’s continued service on our Board of Directors and have a ten-year term. Upon any cessation of service due to death or disability, the stock options (to the extent unvested) continue to vest and all unexercised options remain outstanding until the third anniversary of such death or disability (or earlier until expiration of the option term). For any director who retires after serving on our Board of Directors for at least six years, the stock options (to the extent unvested) continue to vest and all unexercised options remain outstanding for the remainder of the option term. No non-employee director may receive more than one equity grant in any calendar year.

Deferred Compensation Plan for Directors.    The Deferred Compensation Plan for Directors provides an opportunity for our directors to defer payment of all or a portion of their respective director fees into a notional account until after termination of service. A director electing to defer payment must decide whether to receive the deferred payment in a lump sum or in annual installments over a period of up to 10 years. A director must make any of the foregoing elections prior to the beginning of the calendar year for which the deferred fees are earned. Also, newly elected directors may make such election within 30 days of becoming a director. A director’s election is deemed to remain in effect with respect to the following year unless the director revokes or changes such election prior to the commencement of such following year. Following a termination of service, the director generally receives a number of shares of our common stock in accordance with his or her timely filed election, either in a lump sum or in annual installments over a period of up to 10 years, equal to the number of notional shares then outstanding in the director’s deferred compensation account under the plan. On a change in control, any and all deferred accounts (including any account being paid in installments) will be immediately distributed. The number of notional shares represented by amounts in a participating director’s account is set forth below in the table captioned “Securities Ownership of Certain Beneficial Owners and Management.”

2023 Director Compensation.    On October 26, 2022, the Governance, Nominating & Corporate Responsibility Committee and the Compensation & Human Capital Committee, reviewed the compensation of our non-employee directors in consultation with Semler Brossy, the independent compensation consultant retained by the Compensation & Human Capital Committee. As part of its analysis of the compensation of our non-employee directors, Semler Brossy reviewed the total compensation and each element of our non-employee director compensation program compared to the director compensation programs of our Compensation Peer Group, as identified and discussed in more detail under “Compensation Discussion and Analysis - Peer Groups.” The Governance, Nominating & Corporate Responsibility Committee targets the total compensation paid to our non-employee directors at a level that approximates the 50th percentile of the compensation paid to non-employee directors of the Compensation Peer Group. Based on its analysis, Semler Brossy concluded that the total compensation paid to our non-employee directors was below the median of the director compensation of the Compensation Peer Group. Based upon its review, the Governance, Nominating & Corporate Responsibility

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CORPORATE GOVERNANCE

Committee recommended to the Board, and the Board approved, the following increased director compensation, which became effective January 1, 2023:

Annual Retainer 2023

•	Lead Director	$150,000

•	Chairperson of the Audit Committee	$145,000

•	Chairperson of the Compensation & Human Capital Committee	$140,000

•	Chairperson of the Governance, Nominating & Corporate Responsibility Committee	$140,000

•	Other non-employee directors	$120,000

•	Chairperson of the Finance Committee (per meeting)	$ 2,000

Annual Equity 2023

•	Annual Equity Grant	$160,000

Special Assignment 2023

•	Special Assignment (Per Meeting)	$ 2,000

The table above does not include a separate annual retainer for the Chairperson of the Board, as the Chairperson of the Board is currently our Chief Executive Officer.

2023 Annual Equity Grants for Directors.    The Compensation Plan for Directors was amended and restated in February 2023 (the “2023 Compensation Plan for Directors”). Pursuant to the 2023 Compensation Plan for Directors, beginning in January 2023, non-employee directors will receive 50 percent of their Annual Equity Grant in the form of stock option awards and 50 percent in the form of restricted stock units (“RSUs”), in each case, granted under the Omnibus Equity Compensation Plan. These grants will be made on the first day of the first open trading window following the Company’s earnings release associated with the annual meeting of stockholders. The stock options will vest in full on the earlier of (i) the third anniversary of the date of grant, or (ii) the third annual meeting of the Company’s stockholders following the date of grant, provided that the director continues to serve on the Board until such date. Upon any cessation of service due to death or disability, all outstanding stock options, to the extent unvested, continue to vest and remain outstanding until the third anniversary of such death or disability (or earlier until expiration of the option term). Consistent with director stock option awards granted prior to 2023, directors who retire after service on our Board of Directors for at least six years (“Retirement”), the stock options (to the extent unvested) will continue to vest and all unexercised stock options remain outstanding for the remainder of the option term. The RSUs will vest in full on the first anniversary of the date of grant, provided that the director continues to serve on the Board until such date. Upon any cessation of service due to death or disability all unvested RSUs will vest in full and will be settled by the payment of underlying shares following vesting. Upon Retirement,100 percent of the RSUs will immediately vest.

2023 Annual Compensation Limit for Directors.    Consistent with market practice, the 2023 Compensation Plan for Directors incorporates a maximum annual limit of $750,000 on the aggregate grant date value of equity awards plus the amount of cash-based compensation granted to any non-employee director (whether elected to be paid in cash or shares of common stock or on a current or deferred basis).

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The following table provides information regarding compensation paid to our non-employee directors in 2022.

2022 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	All Other Compensation	Total ($)

Bradlen S. Cashaw	—	120,000	140,000	—	260,000

James R. Craigie	120,000	—	140,000	—	260,000

Bradley C. Irwin	—	142,000	140,000	—	282,000

Penry W. Price	—	120,000	140,000	—	260,000

Susan G. Saideman	—	120,000	140,000	—	260,000

Ravichandra K. Saligram	—	132,500	140,000	—	272,500

Robert K. Shearer	70,000	70,000	140,000	—	280,000

Janet S. Vergis	60,000	60,000	140,000	—	260,000

Arthur B. Winkleblack	135,000	—	140,000	—	275,000

Laurie J. Yoler	—	120,000	140,000	—	260,000

(1)

The amounts shown for stock awards relate to directors’ fees paid in shares of our common stock, including directors’ fees deferred by directors under the Deferred Compensation Plan for Directors into notional investments in our common stock. The amounts shown for option awards relate to stock options granted under the Omnibus Equity Compensation Plan. These amounts are based upon the grant date fair value of awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). The assumptions used in determining these amounts are set forth in note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 16, 2023.

See “Compensation Plan for Directors” and “Deferred Compensation Plan for Directors” for information regarding the computation of the number of shares or notional shares provided to a director in payment of director fees. Three directors deferred payment of all or a portion of their 2022 fees under the Deferred Compensation Plan for Directors, as follows: Mr. Cashaw, $120,000; Mr. Saligram, $132,500; and Mr. Shearer, $70,000. As of December 31, 2022, none of our directors held any unvested stock awards.

(2)

At December 31, 2022, the number of shares of our common stock underlying options held by each of the directors listed in the table was: Mr. Cashaw, 14,540; Mr. Craigie, 1,171,990 (including options granted to Mr. Craigie in his capacity as the Company’s former Chief Executive Officer); Mr. Irwin, 79,210; Mr. Price, 119,258; Ms. Saideman, 24,930; Mr. Saligram, 119,258; Mr. Shearer, 71,550; Ms. Vergis, 71,550; Mr. Winkleblack, 71,550; and Ms. Yoler, 47,550.

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS

In order to ensure that their interests are aligned with the interests of our stockholders, it is expected that each non-employee director will have, within five years from the date on which they join the Board, a number of shares having a value of at least five times the standard annual retainer (which is the annual retainer received by any director who is not a committee chair, the Lead Director or the Chairman). The annual retainer was $120,000

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CORPORATE GOVERNANCE

for 2022 and the dollar value of shares required to be held by our directors who have served five or more years was $600,000 as of December 31, 2022. The calculation of ownership includes:

•	shares owned by the director (or members of his or her immediate family residing in the same household);

•	notional shares held for the account of the director in the Deferred Compensation Plan for Directors; and

•	shares held in a trust for which a director has shared voting or investment power.

In 2022, the Compensation & Human Capital Committee reviewed the stock ownership guidelines for our directors and effective April 2022, approved removal of 60% of the in-the-money value of vested and unvested stock options, such that no portion of the value of stock options are taken into account towards the guidelines.

Until a non-employee director satisfies his or her stock ownership requirement, the director will be required to hold 50 percent of all shares of our common stock received upon the exercise of stock options, grants of stock, or upon lapse of the restrictions on restricted stock (in each case, net of any shares utilized to pay for the exercise price of an option and/or to satisfy tax withholding obligations). All of our non-employee directors are on track to meet their stock ownership guidelines within five years.

OUR EXECUTIVE OFFICERS

Listed below are the names, ages and positions held by each of our executive officers and our Vice President, Controller and Chief Accounting Officer.

Name	Age	Position

Barry A. Bruno	51	Executive Vice President, Chief Marketing Officer and President – Consumer Domestic

Brian Buchert	49	Executive Vice President of Strategy, M&A and Business Partnerships

Patrick D. de Maynadier	62	Executive Vice President, General Counsel and Secretary

Richard A. Dierker	43	Executive Vice President, Chief Financial Officer and Head of Business Operations

Matthew T. Farrell	66	President and Chief Executive Officer

Rene M. Hemsey	55	Executive Vice President, Chief Human Resources Officer

Carlos G. Linares	59	Executive Vice President, Chief Technology Officer & Global New Product Innovation

Joseph J. Longo	52	Vice President, Controller and Chief Accounting Officer

Michael G. Read	48	Executive Vice President, International

Rick Spann	61	Executive Vice President, Chief Supply Chain Officer

Paul R. Wood	50	Executive Vice President, Chief Commercial Officer

All executive officers serve at the discretion of our Board of Directors. Mr. Longo serves at the discretion of our CEO.

Biographical information for Mr. Farrell appears under “Director Nominees” under “Proposal 1: Election of Directors.”

Mr. Bruno has been our Executive Vice President, Chief Marketing Officer and President – Consumer Domestic since April 2022, our Executive Vice President and Chief Marketing Officer from October 2021 to April 2022 and our Executive Vice President, International from January 2021 to September 2021. From January 2016

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through January 2021, Mr. Bruno was the Company’s Vice President, International Marketing and Global Markets Group. From May 2015 through December 2015, Mr. Bruno was the Company’s General Manager, International Marketing and Global Markets Group. From July 2013 through April 2015, Mr. Bruno was the Company’s Director – Export. Prior to joining the Company, Mr. Bruno held various positions with increasing responsibility at Johnson & Johnson, in its consumer, pharmaceutical and diagnostics business units. Mr. Bruno currently serves as a member of the board of directors of International Flavors & Fragrances, Inc., an industry leader in food, beverage, scent, health and biosciences.

Mr. Buchert has been our Executive Vice President of Strategy, M&A and Business Partnerships since April 2022. From January 2016 to March 2022, Mr. Buchert was our Vice President, Corporate Strategy and M&A and prior to that, has held various positions in the Company focused on M&A and strategy since 2006. During his tenure, Mr. Buchert was instrumental in the acquisition by the Company of 18 brands with an aggregate transaction value over $5.3 billion. Prior to joining the Company, Mr. Buchert served in various capacities at Lafarge North America, Morgan Stanley and Columbia Capital where he held various positions of increasing responsibility. Mr. Buchert is a member of the board of directors of the Armand Products Company, a Church & Dwight joint venture.

Mr. de Maynadier has been our Executive Vice President, General Counsel and Secretary since December 2011. He served in a number of capacities for Hill-Rom Holdings, Inc. and its predecessor, Hillenbrand Industries, Inc., from January 2002 through December 2010, including Senior Vice President, General Counsel and Secretary and Vice President, General Counsel and Secretary. Previously, Mr. de Maynadier served as Executive Vice President, General Counsel and Secretary for CombiMatrix Corporation, as President and Chief Executive Officer of SDI Investments, LLC, a spin-off of Sterling Diagnostic Imaging, Inc., and as Senior Vice President, General Counsel and Secretary of Sterling Diagnostic Imaging, Inc. Earlier in his career, Mr. de Maynadier was a corporate and securities Partner at the law firm Bracewell & Patterson, L.L.P.

Mr. Dierker has been our Executive Vice President, Chief Financial Officer and Head of Business Operations since April 2022 and our Executive Vice President and Chief Financial Officer from January 2016 to April 2022. From 2012 to 2016 Mr. Dierker was our Vice President, Corporate Finance and from 2009 to 2012, Mr. Dierker led Supply Chain Finance as the Company’s Operations Controller. From 2008 to 2009, he held a senior financial management position at Alpharma, Inc., a leading international specialty pharmaceutical company. Prior to 2008, he held financial and business development management positions for Ingersoll-Rand Ltd, a major diversified industrial manufacturer.

Ms. Hemsey has been our Executive Vice President, Chief Human Resources Officer since April 2022 and our Executive Vice President, Global Human Resources from February 2020 to March 2022. From December 2017 to February 2020, Ms. Hemsey was Vice President, Human Resources and from October 2009 to December 2017 she was Director Human Resources. Ms. Hemsey has been employed by us since August 2001 in various positions. Prior to Church & Dwight, Ms. Hemsey served in several capacities within the human resources function at Symrise.

Mr. Linares has been our Executive Vice President, Chief Technology Officer & Global New Product Innovation since April 2022 and our Executive Vice President, Global Research & Development from June 2017 to April 2022. He currently serves on the board of trustees for TRI Princeton (Vice Chair) and the board of directors for The American Cleaning Institute. From 2012 to 2017, Mr. Linares was the Chief Technology Officer for Sun Products Corporation (“Sun Products”) and also served as the Corporate Innovation Captain for Sun Products’ innovation strategy. Prior to Sun Products, Mr. Linares was the Senior Vice President of Global R&D, Quality and Regulatory, at Alberto Culver. Earlier in his career Mr. Linares gained significant R&D product development and innovation experience at Johnson & Johnson and Procter & Gamble.

Mr. Longo has been our Vice President, Controller and Chief Accounting Officer since September 2020. Prior to joining the Company, Mr. Longo, served as Vice President and Corporate Controller of Dorman Products Inc., a leading supplier of aftermarket auto parts, from December 2019 to June 2020. From January 2017 to August

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CORPORATE GOVERNANCE

2019, Mr. Longo served as Vice President and Corporate Controller of Pinnacle Foods Inc., a provider of branded consumer food products, and served at Tyco International Ltd. from October 2007 to January 2017 in roles across accounting, investor relations and business unit financial planning and analysis. He started his career at KPMG US LLP and has held senior accounting positions at Prudential Financial, Inc. and JP Morgan Chase & Co.

Mr. Read has been our Executive Vice President, International, since October 2021. Mr. Read has been with the Company since 2016 serving previously as the General Manager of the Canadian subsidiary. Mr. Read came to the Company from Aryzta AG where he served as Senior Vice President of Customer Development. Prior to that, Mr. Read held several leadership roles at Molson Coors including Global Vice President of Revenue Management, Senior Executive Vice President of Brands and Innovation for Molson Coors UK, and Vice President of Marketing for Coors Light and Portfolio Innovation at Molson Coors Canada. Mr. Read also held progressive brand and sales management roles at Reckitt Benckiser Canada.

Mr. Spann has been our Executive Vice President, Chief Supply Chain Officer since April 2022 and our Executive Vice President, Global Operations from May 2017 to April 2022. He served in a number of capacities for Colgate-Palmolive Company from 1984 through 2017. His career there included assignments in Australia and Europe. His last role at Colgate was Vice President, Global Engineering where he led significant improvements in product and process development. Prior to that he was Vice President, Global Supply Chain for three different Colgate businesses: Personal Care, Home Care, and Toothbrush, where he had responsibility for operations in North America, Europe, Latin America, Asia, Australia, Africa and the Middle East.

Mr. Wood has been our Executive Vice President, Chief Commercial Officer since April 2022 and our Executive Vice President, U.S. Sales from October 2018 to April 2022. From August 2016 to February 2018, Mr. Wood was an Executive Vice President at Acosta, a large private-equity owned sales and marketing agency, where he managed several thousand employees focused on growing Consumer Packaged Goods client businesses. From December 2010 to August 2016, Mr. Wood was General Manager at Samsung Electronics America, and from August 2006 to December 2010, Mr. Wood was Vice President, Sales-Walmart for WhiteWave Foods. Previously, Mr. Wood also held various positions with increasing responsibility at H.J. Heinz and Frito Lay.

40	Church & Dwight Co. | 2023 Proxy Statement

SECURITIES OWNERSHIP

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning ownership of our common stock as of March 1, 2023 (unless otherwise noted), by (i) each stockholder that has indicated in public filings that the stockholder beneficially owns more than five percent of our common stock; (ii) each director and nominee for director; (iii) each current executive officer named in the “2022 Summary Compensation Table;” and (iv) all directors and executive officers as a group. Except as otherwise noted, each person listed below, either alone or together with members of such person’s family sharing the same household, had sole voting and investment power with respect to the shares listed next to such person’s name. None of the shares held by directors and executive officers included in the table are pledged as security.

	Amount and Nature of Beneficial Ownership(1)		Notional Shares in Deferred Compensation Plans(2)
Name	Shares(2)(3)	Percent of Class
BlackRock, Inc.(4)	19,555,040	8.0%	0
State Street Corporation(5)	13,070,515	5.4%	0
The Vanguard Group(6)	29,634,053	12.1%	0
Bradlen S. Cashaw	203	*	1,307
James R. Craigie(7)	1,192,292	*	0
Matthew T. Farrell(8)	2,243,522	*	102,263
Bradley C. Irwin(9)	97,179	*	0
Penry W. Price	118,369	*	0
Susan G. Saideman	3,611	*	0
Ravichandra K. Saligram(10)	170,393	*	54,822
Robert K. Shearer(11)	75,458	*	24,216
Janet S. Vergis	61,348	*	0
Arthur B. Winkleblack(12)	53,479	*	0
Laurie J. Yoler(13)	29,494	*	0
Richard A. Dierker	97,034	*	11,603
Barry A. Bruno	65,243	*	4
Patrick D. de Maynadier(14)	252,306	*	9,724
Carlos G. Linares	152,653	*	18,657
All executive officers and directors as a group (21 persons)	4,935,910	2.0%	237,025

*	Less than one percent.

(1)

Applicable percentage of ownership is based on 244,058,446 shares of our common stock outstanding as of March 1, 2023. Beneficial ownership is determined in accordance with the rules of the SEC and means voting or investment power with respect to securities. Shares of our common stock issuable upon the exercise of stock options exercisable currently or within 60 days of March 1, 2023, are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

The shares listed in the “Shares” column do not include notional shares of our common stock credited to the account of directors under the Deferred Compensation Plan for Directors or credited to the account of

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SECURITIES OWNERSHIP

executive officers under the Executive Deferred Compensation Plan. Notional shares do not represent actual shares, but represent interests equivalent in value to the fair market value of shares of our common stock; gains or losses in the interests are based upon gains or losses in the fair market value of our common stock. These notional shares are reflected in the table in the column labeled “Notional Shares in Deferred Compensation Plans.” Because notional shares do not represent actual shares, holders of notional share accounts are not entitled to vote with respect to the notional shares.

(3)

The numbers in this column include shares that are subject to stock options exercisable currently, or within 60 days of March 1, 2023, as follows: Mr. Cashaw, 0 shares; Mr. Craigie, 1,146,790 shares; Mr. Farrell, 2,097,080 shares; Mr. Irwin, 54,010 shares; Mr. Price, 94,058 shares; Ms. Saideman, 0 shares; Mr. Saligram, 94,058 shares; Mr. Shearer, 46,350 shares; Ms. Vergis, 46,350 shares; Mr. Winkleblack, 46,350 shares; Ms. Yoler, 22,350 shares; Mr. Dierker, 88,630 shares; Mr. Bruno, 60,820 shares; Mr. de Maynadier, 237,400 shares; Mr. Linares, 149,813 shares; and all executive officers and directors as a group, 4,487,051 shares.

(4)

BlackRock, Inc. provided the following information in Amendment No. 13 to its Schedule 13G, filed with the SEC on February 7, 2023. As of December 31, 2022, BlackRock, Inc. and its affiliates named in such report (collectively, “BlackRock”) reported aggregate beneficial ownership of 19,555,040 shares of our common stock with sole voting power over 17,717,197 shares, shared voting power over no shares, sole dispositive power over 19,555,040 shares and shared dispositive power over no shares. The principal business address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(5)

State Street Corporation provided the following information in its Schedule 13G, filed with the SEC on February 6, 2023. As of December 31, 2022, State Street Corporation and its affiliates named in such report (collectively, “State Street”) reported aggregate beneficial ownership of 13,070,515 shares of our common stock with shared voting power over 11,569,615 shares, sole voting power over no shares, shared dispositive power over 12,939,551 shares and sole dispositive power over no shares. The principal business address of State Street is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

(6)

The Vanguard Group provided the following information in Amendment No. 11 to its Schedule 13G, filed with the SEC on February 9, 2023. As of December 31, 2022, The Vanguard Group and its affiliates named in such report (collectively, “TVG”) reported aggregate beneficial ownership of 29,634,053 shares of our common stock with sole voting power over no shares, shared voting power over 355,552 shares, sole dispositive power over 28,614,994 shares and shared dispositive power over 1,019,059 shares. The principal business address of TVG is 100 Vanguard Blvd., Malvern, PA 19355.

(7)

Mr. Craigie’s ownership includes 18,604 shares of common stock held in three trusts for which Mr. Craigie holds either shared voting or shared investment power and 1840 shares of common stock held by Mr. Craigie’s spouse for which he disclaims beneficial ownership.

(8)	Mr. Farrell’s ownership includes 32,770 shares of common stock held by Mr. Farrell’s spouse for which he disclaims beneficial ownership.

(9)	Mr. Irwin’s ownership includes 43,167 shares of common stock held in a trust for which Mr. Irwin holds sole voting and sole investment power.

(10)	Mr. Saligram’s ownership includes 76,335 shares of common stock held in two trusts for which Mr. Saligram holds sole voting and sole investment power.

(11)	Mr. Shearer’s ownership includes 29,108 shares of common stock held in a trust for which Mr. Shearer holds sole voting and sole investment power.

(12)	Mr. Winkleblack’s ownership includes 7,129 shares of common stock held in a trust for which Mr. Winkleblack holds sole voting and sole investment power.

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SECURITIES OWNERSHIP

(13)	Ms. Yoler’s ownership of 7,144 shares of common stock held in a trust for which she shares voting and investment power.

(14)

43,436 of the shares subject to the options included in this table are held in a trust pursuant to a marital settlement agreement for which Mr. de Maynadier disclaims beneficial ownership. Mr. de Maynadier’s ownership includes 9,137 shares of common stock held in a trust for which Mr. de Maynadier holds sole voting and investment power.

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CERTAIN RELATIONSHIPS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REVIEW AND APPROVAL OF RELATED PERSON TRANSACTIONS

The Code of Conduct includes our policy regarding the review and approval of related person transactions. In accordance with the Code of Conduct, all related person transactions that meet the minimum threshold for disclosure in the proxy statement under the relevant SEC rules must be reported to and approved by the Audit Committee.

RELATED PERSON TRANSACTIONS

There were no disclosable related person transactions during 2022.

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AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in its oversight of the integrity of Church & Dwight’s financial statements, compliance with legal and regulatory requirements, and the performance of the internal audit function. Management has primary responsibility for preparing the financial statements and for the financial reporting process. In addition, management has the responsibility to assess the effectiveness of Church & Dwight’s internal control over financial reporting. Deloitte & Touche LLP, Church & Dwight’s independent registered public accounting firm, is responsible for (i) expressing an opinion on the conformity of Church & Dwight’s audited financial statements to generally accepted accounting principles and on whether the financial statements present fairly in all material respects the financial position and results of operations and cash flows of Church & Dwight, and (ii) expressing an opinion on the effectiveness of Church & Dwight’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.

The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements and Deloitte & Touche LLP’s evaluation of Church & Dwight’s internal control over financial reporting.

2.	The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the Public Company Accounting Oversight Board Standards and the Securities and Exchange Commission.

3.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP that firm’s independence.

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Church & Dwight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Arthur B. Winkleblack, Chair

Bradlen S. Cashaw

Penry W. Price

Susan G. Saideman

Robert K. Shearer

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FEES PAID

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees related to the 2022 and 2021 fiscal years payable to our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Ltd., and their respective affiliates are as follows:

	2022 ($)	2021 ($)
Audit Fees	3,898,750	3,592,406
Audit-Related Fees(1)	354,041	201,841
Tax Fees(2)	425,075	373,876
All Other Fees	0	0
Total	4,677,866	4,168,123

(1)	Audit-related fees primarily include services related to issuing long-term debt in both 2022 and 2021.

(2)	Tax fees include services for filing for tax incentives from government agencies, assistance for tax audits from taxing authorities, tax compliance, and planning.

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PRE-APPROVAL OF AUDIT

PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

The Audit Committee pre-approved all audit and non-audit services provided by Deloitte & Touche LLP during 2022 in accordance with our policy described below.

The Audit Committee pre-approves all permitted non-audit services to be provided by our independent registered public accounting firm. However, the Audit Committee has delegated to the Chair of the Audit Committee, authority to pre-approve permitted non-audit services, provided that any such pre-approved non-audit services are reported to the full Audit Committee at its next scheduled meeting.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis addresses the compensation paid for 2022 to our named executive officers, which include our Chief Executive Officer (CEO), our Chief Financial Officer (CFO), and our three other most highly-compensated executive officers serving as of the end of the fiscal year. Our named executive officers for the year ended December 31, 2022 were as follows:

Matthew T. Farrell	Chairman, President and Chief Executive Officer
Richard A. Dierker	Executive Vice President, Chief Financial Officer and Head of Business Operations
Barry A. Bruno	Executive Vice President, Chief Marketing Officer and President – Consumer Domestic
Patrick D. de Maynadier	Executive Vice President, General Counsel and Secretary
Carlos G. Linares	Executive Vice President, Chief Technology Officer & Global New Product Innovation

Compensation Objectives

The Compensation & Human Capital Committee, or the “Committee,” reviews and analyzes the executive compensation program each year for alignment with our business strategy and evolving market and governance practices for executive compensation. We believe that our current programs are aligned with the Company’s business priorities and designed to encourage shareholder value creation.

As part of the foregoing analysis, the Committee evaluates the relationship between pay and performance of our named executive officers. The analysis includes a review of the relationship between the compensation paid to the CEO and the other named executive officers and Company performance relative to roles having generally corresponding responsibilities within other similarly sized companies. For 2022, the analysis shows a strong link between Company pay and Company performance as it relates to key operating measures.

We focus on the following objectives in making compensation determinations:

•	Provide compensation that is competitive in markets in which we compete for management talent. We refer to this objective as “competitive compensation.”

•	Condition the majority of a named executive officer’s compensation on achievement of both short- and long-term performance. We refer to this objective as “performance incentives.”

•

Encourage the aggregation and maintenance of meaningful equity ownership, and the alignment of executive officer and stockholder interests as an incentive to increase stockholder value. We refer to this objective as “alignment with stockholder interests.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

2022 Key Business Highlights and Strong Pay for Performance Alignment

2022 and 2021 Financial Results

The 2022 compensation of our named executive officers appropriately reflects and rewards their significant contributions to the Company’s performance in another year that presented unique and unprecedented challenges for our executive leadership team to manage. Throughout 2022 our executive leadership team and

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global workforce collectively addressed adverse impacts to our business that were primarily related to supply chain challenges, including raw material and labor shortages and interruptions, as well as distribution and transportation challenges. These negative impacts, together with significant broad-based cost inflation, have also increased interest rates, input costs and reduced consumer spending which have required additional focus from our management team and global workforce. During 2022 and 2021 we delivered the following results for Net Sales, Gross Margin, Diluted EPS (as adjusted to exclude changes in the Flawless earn out liability in 2021 and the cost of restricted shares issued for the Hero acquisition and the discontinuation of business in Russia due to the Russia/Ukraine war in 2022), and Cash from Operations, which are used to measure performance (subject to additional adjustments) under our Annual Incentive Plan:

(In millions, except gross margin and per share data)	2022	2021
Net Sales	$5,376	$5,190
Gross Margin	41.9%	43.6%
Diluted EPS, as adjusted	$1.72	$3.04
Cash From Operations	$885	$994

The effect of these financial results on payouts under our Annual Incentive Plan are discussed in further detail below under the heading “Annual Incentive Plan.” In addition, the Company delivered total shareholder return (“TSR”), assuming dividends are reinvested, of (20.4) percent, following an increase of 18.9 percent in TSR in 2021.

Pay for Performance Alignment

Church & Dwight’s fiscal year 2022 results continued to be aligned with pay in the following ways:

•

Annual Incentive Plan: The Annual Incentive Plan aligns the interests of our executives and stockholders by achieving goals that support long-term stockholder return. The Annual Incentive Plan rating was set at 1.20, a level 20 percent higher than a 1.0 target rating because our projected EPS growth on a percentage basis was significantly more challenging to achieve than the average projected EPS growth of the TSR Peer Group (as defined below). The Company achieved a plan rating of 0.32 based on 2022 actual performance. In recognition of the Company’s 2022 performance and the significant contributions of our employees to overcome the supply chain challenges, management recommended, and the Committee approved an increase in the annual bonus payouts to a plan rating of 0.50 only to our employees below the level of executive vice president. The CEO and executive vice presidents were excluded from receiving the additional payout under the Annual Incentive Plan. The Annual Incentive Plan payouts to our named executive officers for 2022 are discussed in further detail below under “2022 Compensation – Annual Incentive Plan.”

•

Long-Term Incentive: The Committee utilizes stock options as the primary form of long-term compensation. The Committee believes that stock options provide a strong incentive to increase stockholder value, since the value of stock options is directly dependent on the market performance of our common stock. The Committee believes that options are an appropriate vehicle for long-term equity compensation because they directly reflect the stockholder experience, are straightforward to communicate, and provide value only if our stock price increases over time, which aligns our executives’ interests with those of our stockholders in delivering TSR.

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COMPENSATION DISCUSSION AND ANALYSIS

2022 Executive Compensation Highlights

In consideration of the strong financial performance in 2021, the Committee made the following compensation decisions in the first quarter of 2022:

Element of Compensation	2022 Compensation Decision

Base Salary	The Committee approved base salary increases for Mr. Farrell, Mr. de Maynadier, and Mr. Linares of 3.6 percent, 5.0 percent, and 3.9 percent, respectively, to further align base salaries with the corresponding median levels of our Compensation Peer Group (as described below) and industry survey data. In connection with Mr. Dierker’s election as Executive Vice President, Chief Financial Officer and Head of Business Operations, effective April 1, 2022, his base salary was increased from $638,200 to $685,000. In connection with Mr. Bruno’s election as Executive Vice President, Chief Marketing Officer and President – Consumer Domestic on April 1, 2022, his base salary was increased from $475,000 to $490,000.

Annual Incentive Plan	The Committee approved bonus target increases for Mr. Farrell and Mr. Linares from 115 percent to 125 percent and 50 percent to 55 percent, respectively and maintained Mr. de Maynadier’s bonus target at 60 percent. Mr. Dierker’s bonus target increased from 85 percent to 90 percent upon election as Executive Vice President, Chief Financial Officer and Head of Business Operations on April 1, 2022 and Mr. Bruno’s bonus target increased from 50 percent to 70 percent upon election as Executive Vice President, Chief Marketing Officer and President – Consumer Domestic on April 1, 2022. For more information, see the “Annual Incentive Plan.”

Option Grants	The Committee maintained the level of stock option grant opportunities for Messrs. Farrell and de Maynadier at 565 percent and 150 percent of base salary, respectively. The Committee increased the level of stock option grant opportunity for Mr. Linares from 105 percent to 115 percent to further align his long-term incentive opportunity with the corresponding median levels of our Compensation Peer Group (as defined below) and industry survey data. Upon Mr. Dierker’s election as Executive Vice President, Chief Financial Officer and Head of Business Operations on April 1, 2022, his level of stock option grant opportunity was increased from 235 percent to 260 percent of base salary. Upon Mr. Bruno’s election as Executive Vice President, Chief Marketing Officer and President – Consumer Domestic on April 1, 2022, his level of stock option grant opportunity was increased from 115 percent to 135 percent of base salary. For more information, see “Long-Term Incentives—Stock Options.”

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Peer Groups.    The Committee utilizes two distinct peer groups for benchmarking compensation and measuring financial and plan performance.

•

The compensation peer group consists of 15 consumer-packaged goods companies that have similar distribution channels, a significant focus on brand recognition, and revenues in the range of approximately 50 – 200 percent of our revenues (the “Compensation Peer Group”). We believe there is a strong likelihood that the skills of our named executive officers are transferable among the companies in the Compensation Peer Group and, accordingly, we would expect to compete with these companies for executive officer talent. For 2022, the Compensation Peer Group consisted of: Coca-Cola Bottling Co. Consolidated, Coty Inc., Edgewell Personal Care Company, Energizer Holdings, Inc., Flowers Foods, Inc., Hasbro, Inc., McCormick & Company Incorporated, Monster Beverage Corporation, Newell Brands Inc., Perrigo Company, Post Holdings Inc., The Clorox Company, The Hershey Company, The J.M. Smucker Company, and The Scotts Miracle-Gro Company.

•

The TSR peer group is a group of nine consumer-packaged goods companies more closely aligned with the Company’s business, without reference to the size of the companies (the “TSR Peer Group”). The Committee compared the Company’s projected 2022 results with respect to EPS growth against the average projected EPS growth of the TSR Peer Group. This comparison against the TSR Peer Group is the key component used when determining the Company’s Annual Incentive Plan payout levels with respect to targeted financial performance against the Company’s Annual Incentive Plan metrics. For 2022, the TSR Peer Group consisted of: The Clorox Company, Colgate-Palmolive Company, Edgewell Personal Care Company, Energizer Holdings Inc., Kimberly Clark Corporation, Newell Brands Inc, The Procter & Gamble Company, Reckitt Benckiser Group plc, and Unilever Plc.

2022 COMPENSATION

The principal components of 2022 compensation that we paid to our named executive officers were designed to meet our compensation objectives as follows:

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COMPENSATION DISCUSSION AND ANALYSIS

The following table summarizes some highlights of our compensation practices that drive our compensation programs:

What We Do:		What We Do Not Do:
☑	Significant stock ownership and stock holding requirements are in place for senior executives.	☒	No gross-up payments to cover personal income taxes or excise taxes that pertain to executive or severance benefits.

☑	A majority of our executive compensation is performance-based.	☒	No hedging, pledging or short sales by our non-employee directors or employees with respect to Company securities.

☑	Limited perquisites for executives.	☒	No repricing stock options without prior stockholder approval.

☑	Appropriate balance between short-term and long-term compensation discourages short-term risk taking at the expense of long-term results.

☑	Our Annual Incentive Plan utilizes four diverse metrics to avoid over-emphasis on any one short-term measure.

☑	Change in control cash severance payments and vesting of stock options granted on or after July 30, 2019 require a “double trigger” before payment can be made or equity can vest (requiring a qualifying termination following a change in control).

☑	Our Compensation & Human Capital Committee engages an independent compensation consultant, who performs no other work for Church & Dwight, to advise on executive and non-employee director compensation matters.

☑

Clawback policy permits the Company to recoup certain compensation payments and grants made under the Company’s Annual Incentive Plan and Omnibus Incentive Plan to the extent required by law, or pursuant to Company policy or if otherwise agreed upon with the participant. In addition, under the Annual Incentive Plan, the Compensation & Human Capital Committee has discretion to require repayment of awards in the event of the recipient’s fraud or willful misconduct. The Company intends to adopt a clawback policy that complies with applicable law and NYSE listing standards.

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DETERMINATION OF COMPETITIVE COMPENSATION

In making executive compensation decisions for 2022, the Committee reviewed data provided by Semler Brossy Consulting Group, LLC, the Committee’s independent compensation consultant (“Semler Brossy”), to compare the compensation of our named executive officers to the compensation of executives in the competitive market. The Committee relies on various sources of compensation information to ascertain the competitive market for our named executive officers such as data obtained from proxy materials of the Compensation Peer Group and survey data provided by national compensation consulting firms such as Willis Towers Watson and Equilar relating to companies in the consumer staples and consumer discretionary sectors within the Company’s revenue scope. The Committee utilizes these materials to assist in decisions regarding base pay, short-term incentive targets under our Annual Incentive Plan and long-term incentives.

The Compensation Peer Group is a group of 15 consumer-packaged goods companies that have revenues in the range of approximately 50 – 200 percent of our revenues. Within this classification, the Committee referenced companies with similar distribution channels and with a significant focus on brand recognition. We believe there is a strong likelihood that the skills of our named executive officers are transferable among the companies in the Compensation Peer Group and, accordingly, we would expect to compete with these companies for executive officer talent. Below is a chart that shows the process used to determine the 2022 Compensation Peer Group:

Process for Determining Compensation Peer Group

In 2019 the Committee reviewed the Compensation Peer Group to determine potential changes to use when evaluating 2020 compensation. This review focused on identifying the Company’s closest business comparators, including fast-growing companies, and adding similarly high valuation companies to ensure an appropriately sized analytical comparison within its disclosed peers. Based on this review the Compensation Peer Group was increased from 11 to 15 companies. In 2021, the Committee reviewed the Compensation Peer Group and determined that no changes be made to the Compensation Peer Group for fiscal year 2022.

In 2022 the Committee reviewed the Compensation Peer Group to determine potential changes to use when evaluating 2023 compensation. This review focused on identifying the Company’s closest business comparators, including fast-growing companies, and adding similarly high valuation companies to ensure an

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COMPENSATION DISCUSSION AND ANALYSIS

appropriately sized analytical comparison within its disclosed peers. Based on this review the Compensation Peer Group was increased from 15 to 16 companies with the addition of Keurig Dr. Pepper Inc. and Campbell Soup Company and removal of Coca-Cola Bottling Co. Consolidated.

The Committee primarily utilizes data from proxy materials with respect to the Compensation Peer Group for our CEO and CFO. With respect to our other named executive officers, the Committee primarily uses survey data in determining compensation due to the limited amount of comparable data available in the proxy materials from companies within the Compensation Peer Group, although the Committee does reference Compensation Peer Group data in determining our other named executive officers’ compensation when there is a meaningful level of relevant data for those positions.

In determining a 2022 competitive market guideline with respect to target total direct compensation, namely base salary, short-term incentive targets and long-term incentives, the Committee referenced a level that approximates the 50th percentile of the Compensation Peer Group, or the survey companies, as applicable. However, the Committee considers overall performance during the year, including TSR and other key financial performance metrics, when evaluating pay levels for our named executive officers. In addition, because a majority of our named executive officers’ compensation is performance-based, actual cash compensation paid to our named executive officers could further vary from that paid to executive officers in the Compensation Peer Group or the survey companies, based on achievement of performance targets.

MIX OF PAY

For 2022, approximately 87 percent of the CEO’s target compensation and, on average 68 percent of the other named executive officers’ target compensation was variable, based on Company and individual performance. Variable compensation consists of the target Annual Incentive Plan payout, target Profit Sharing amount and the target value of stock options granted. The percentages below are calculated by dividing each compensation element by target total compensation, which consists of base salary, target Annual Incentive Plan compensation, target Profit Sharing amount plus target long-term incentives.

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SALARIES

For 2022, the Compensation Committee approved base salary increases for Mr. Farrell, Mr. de Maynadier, and Mr. Linares of 3.6 percent, 5.0 percent, and 3.9 percent, respectively, to further align base salaries with the corresponding median levels of our Compensation Peer Group and industry survey data. In connection with Mr. Dierker’s election as Executive Vice President, Chief Financial Officer and Head of Business Operations, effective April 1, 2022, his base salary was increased from $638,200 to $685,000. In connection with Mr. Bruno’s election as Executive Vice President, Chief Marketing Officer and President—Consumer Domestic on April 1, 2022, his base salary was increased from $475,000 to $490,000. The base salaries of our named executive officers as in effect as of December 31, 2022 are set forth in the table below:

Named Executive Officer	2022 Base Salary ($)

Matthew T. Farrell	1,166,500

Richard A. Dierker	685,000

Barry A. Bruno	490,000

Patrick D. de Maynadier	500,500

Carlos G. Linares	485,000

Compensation of each of our named executive officers is set forth on the “2022 Summary Compensation Table.”

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COMPENSATION DISCUSSION AND ANALYSIS

ANNUAL INCENTIVE PLAN

Our Annual Incentive Plan utilizes four equally weighted metrics, namely: Net Sales, Gross Margin, Diluted EPS and Cash from Operations. The table below summarizes the reasons the Committee utilizes these metrics for our Annual Incentive Plan.

The principal objective of the Annual Incentive Plan is to align executive and stockholder interests by providing an incentive to our named executive officers to achieve annual performance goals that support long-term stockholder return. The performance goals are established each year to reflect specific objectives set in our annual budget. The Committee considers competitive factors, including competitive market data for total cash compensation, which includes salary and target annual incentive bonus opportunities, in determining the amount of annual incentive award opportunities for our named executive officers.

To more accurately reflect the operating performance of our business, the Committee has approved adjustment principles to our reported financial results for the Annual Incentive Plan. Generally, these adjustments are intended to exclude one-time or unusual items and may have either a favorable or unfavorable impact to the payout on the Annual Incentive Plan. Examples of common adjustments include the elimination of the effect of foreign exchange rates that differed from budgeted amounts and the impact of unplanned acquisitions and

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divestitures. The actual adjustments that apply can vary from year to year and depend on the one-time or unusual events occurring within the year. In 2022, the Annual Incentive Plan was adjusted to reflect the Hero acquisition, the discontinuation of business in Russia due to the Russia/Ukraine war, the positive cash flow from operations impact of the settlement of interest rate hedges and changes in foreign exchange rates. The cumulative effect of these adjustments had a (0.06) negative impact on the rating, as the reported rating was 0.38 and the adjusted rating was 0.32.

As noted above, in structuring total direct compensation for our named executive officers, we have referenced the 50th percentile of direct compensation of the Compensation Peer Group and survey data. This median has influenced our annual incentive compensation target award levels, although we have from time to time, including in 2022, set target payouts above the median level when we believed that our planned performance was well ahead of our TSR Peer Group targets.

The Committee uses a numerical performance rating system with a range from 0.0 to 2.0 to determine the payout amounts under the Annual Incentive Plan. In late January or early February of each year, the Committee determines the specific rating for each year by comparing the Company’s projected EPS growth for that year to the average projected EPS growth of the Company’s TSR Peer Group. A rating of 1.0 normally represents the target achievement level for plan performance with each participant’s target payout based on his or her target percentage of his or her annual base salary. For 2022, we set payout amounts for performance at plan levels that were 20 percent above the amounts that would be paid with respect to a 1.0 rating (or a 1.2 rating) because our projected EPS growth of 4 percent was significantly more challenging to achieve than the average projected EPS growth of the TSR Peer Group. As a result, if 2022 operating plan level performance (i.e., target performance) was achieved, the participant would receive an award payout representing a 1.2 rating, or 120% of target. In 2022, the Company delivered Diluted EPS of $1.72 after adjusting for the cost of restricted stock issued for the Hero acquisition ($0.03) and impact of the discontinuation of business in Russia due to the Russia/Ukraine war ($0.01). Diluted EPS, as adjusted, resulted in year-over-year decrease in EPS of 1.7 percent, better than the average of the TSR Peer Group, but below our target Diluted EPS growth, as adjusted. The Company missed its planned targets for Net Sales, Gross Margin, Earnings Per Share and Cash from Operations (as adjusted), resulting in an actual performance rating of 0.32. In addition to the absolute performance compared to the annual incentive targets, the Company delivered TSR, assuming dividends are reinvested, of (20.4) percent following a 18.9 percent increase in TSR during 2021. The bonus amounts payable to our named executive officers under our Annual Incentive Plan are included in the “Non-Equity Incentive Plan Compensation” column of the “2022 Summary Compensation Table.”

In recognition of the Company’s 2022 performance and the significant contributions of our employees to overcome the obstacles caused by supply chain challenges, management recommended, and the Committee approved an increase in the annual bonus payouts to 0.50 only to our employees below the level of executive vice president. The CEO and executive vice presidents were excluded from receiving the additional 0.18 payout under the Annual Incentive Plan.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table indicates the percentage of salary payable at a 1.0 target rating, the percentage of salary payable at a 1.2 plan rating and the award opportunity for 2022, based on a 1.2 plan rating for each of our named executive officers:

Named Executive Officers

Annual Incentive Plan Target Payouts

Name	Percentage of Salary Payable at 1.0 Performance Rating	Percentage of Salary Payable at 1.2 Performance Rating	Award Opportunity (Based on a 1.2 Performance Rating)

Matthew T. Farrell	125%	150%	$1,734,400

Richard A. Dierker(1)	90%	108%	$ 727,200

Barry A. Bruno(2)	70%	84%	$ 408,500

Patrick D. de Maynadier	60%	72%	$ 356,000

Carlos G. Linares	55%	66%	$ 317,100

(1)

In connection with Mr. Dierker’s election as Executive Vice President, Chief Financial Officer and Head of Business Operations effective April 1, 2022, Mr. Dierker’s base salary was increased to $685,000.

(2)	In connection with Mr. Bruno’s election as Executive Vice President, Chief Marketing Officer and President—Consumer Domestic effective April 1, 2022, Mr. Bruno’s base salary was increased to $490,000.

As described above, in 2022 the Committee referenced competitive compensation data provided by Semler Brossy in setting the percentage levels.

The following table indicates, with respect to each corporate performance measure, the threshold level of 2022 performance for which a payout could be made, the target performance level, the maximum performance level, and the actual performance and performance ratings.

2022 Annual Incentive Plan Performance Ranges, Actual Performance and Performance Ratings

(in millions, except gross margin percentage and per share data)

Performance Measure (25% weighting each)	Threshold (0 rating)	Target (1.2 rating)	Maximum (2.0 rating)	Actual Performance (as adjusted)	Rating

Net Sales	$5,301	$5,522	$5,743	$5,389	0.48

Gross Margin	40.8%	43.3%	45.8%	41.7%	0.46

Diluted Earnings Per Share	$ 3.01	$ 3.14	$ 3.27	$ 1.72	0.00

Cash From Operations	$ 837	$ 930	$1,023	$ 863	0.33

Actual Performance Rating (Average)					0.32

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The corporate performance rating for 2022 was equal to the weighted average number rating of these factors, or 0.32. Based on that performance rating, our named executive officers received award payments under the Annual Incentive Plan for 2022 as shown in the table below:

Named Executive Officers

2022 Annual Incentive Plan Payouts

Name	Plan Rating	Performance Rating vs Plan Rating	Actual Performance Rating	Actual Award Payment(1)(2)	Actual Award as percentage of Award Opportunity (Based on a 1.2 Performance Rating)

Matthew T. Farrell	1.20	0.27	0.32	$453,600	32%

Richard A. Dierker(3)	1.20	0.27	0.32	$191,400	32%

Barry A. Bruno(4)	1.20	0.27	0.32	$101,300	32%

Patrick D. de Maynadier	1.20	0.27	0.32	$ 94,900	32%

Carlos G. Linares	1.20	0.27	0.32	$ 82,700	32%

(1)	Amounts rounded to nearest $100.

(2)	The award payments are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)

In connection with Mr. Dierker’s election as Executive Vice President, Chief Financial Officer and Head of Business Operations effective April 1, 2022, Mr. Dierker’s base salary was increased to $685,000.

(4)	In connection with Mr. Bruno’s election as Executive Vice President, Chief Marketing Officer and President—Consumer Domestic effective April 1, 2022, Mr. Bruno’s base salary was increased to $490,000.

PROFIT SHARING AMOUNT

Under our Savings and Profit Sharing Plan for Salaried Employees, in which our named executive officers and other salaried employees in the United States participate, we make an annual contribution to each salaried employee’s account based on Company performance during the prior year. The performance metrics used to determine the profit sharing amount are the same ones used for the Annual Incentive Plan. For 2022, the contribution was equal to 3.64 percent of each salaried employee’s base salary and Annual Incentive Plan payment. Additional information on the profit sharing amount for 2022 is under the heading “Saving and Profit Sharing Plan for Salaried Employees.” In recognition of the Company’s performance in 2022 and the significant contributions of our employees to overcome the supply chain challenges faced in 2022, management recommended, and the Committee approved, an additional 0.18 in the Annual Incentive Plan rating which increased the profit sharing contribution to 4.00 percent for 2022, which was made to the plan account of each employee, excluding our named executive officers and other employees at the level of executive vice president, under the profit sharing plan in which our employees in the United States participate. No additional contribution was made under the Savings and Profit Sharing Plan for our named executive officers or other employees at the level of executive vice president.

The profit sharing contributions made to each named executive officer in 2022 are included in the “All Other Compensation” column of the “2022 Summary Compensation Table.”

LONG-TERM INCENTIVES

Stock Options

In 2022, the Committee continued to utilize options on our common stock as our principal form of long-term compensation. The number of shares underlying options granted to our named executive officers is calculated by

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designating an amount equal to a percentage of the named executive officer’s salary and dividing that amount by the grant date fair value of the shares underlying the option, in accordance with U.S. generally accepted accounting principles, rounded to the nearest 10 shares. The grant date fair value of the stock options is calculated in accordance with ASC Topic 718. Stock options granted in 2022:

•	have a 10-year term;

•	vest on the third anniversary of the date of grant;

•	vesting is subject to continued service through such vesting date; and

•	the exercise price is equal to the fair market value per share on the date of grant, based on the closing price as reported on the NYSE on that date.

The Committee believes that stock options provide a strong incentive to increase stockholder value, because the value of the stock options is directly dependent on the market performance of our common stock following the date of grant. Stock options also directly reflect the stockholder experience, are straightforward to communicate, and provide value only if our stock price increases over time, which aligns our executives’ interests with those of our stockholders in delivering TSR.

Under our long-term incentive program, the Committee grants stock options to each of our named executive officers on an annual basis, based on a percentage of the executive officer’s salary. In connection with our 2022 grants, the Committee used the following percentages of salary based on market data for our named executive officers:

Named Executive Officers

Long-Term Incentive as Percent of Salary

Name	Percentage of Salary

Matthew T. Farrell	565%

Richard A. Dierker	260%

Barry A. Bruno	135%

Patrick D. de Maynadier	150%

Carlos G. Linares	115%

The number of shares underlying stock options granted to our named executive officers are set forth below in the “2022 Grants of Plan-Based Awards” table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” For additional information regarding stock option terms, see the narrative accompanying the “2022 Grants of Plan-Based Awards” table.

The Committee has, from time to time, considered the structure of our long-term incentive compensation, which for 2022 and historically, consists entirely of stock options. The Committee believed that stock options were the most effective and appropriate form of long-term incentive compensation for the Company to use at that time. Stock options also directly reflect the stockholder experience, are straightforward to communicate, and provide value only if our stock price increases over time, which aligns our executives’ interests with those of our stockholders in delivering TSR. On an ongoing basis, the Committee reviews with management and our Board the advisability of adopting alternative forms of long-term incentive compensation that are tied to, and provide incentives for, the long-term increase in stockholder value.

In 2018, the Committee amended the Stock Option Grant Agreement for Employees to allow for the exercise of option grants up to the expiration of their full term, post-retirement (the “Post Retirement Option Provision”). Options granted to our named executive officers in 2018 included the Post Retirement Option

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Provision. Since 2007, our stock option grants included a three-year post-termination vesting and exercise period (the “Old Option Provision” and, together with the Post Retirement Option Provision, the “Option Provisions”). The Option Provisions apply if (i) the option holder’s employment terminates due to retirement, as defined in the grant agreement, or is terminated by us without cause; (ii) the option holder is at least 55 years old and has completed at least five years of service with us; (iii) the sum of the option holder’s age and years of service is at least 65; and (iv) pursuant to our request, the option holder has signed a waiver and release agreement. We believe that the Option Provisions enable us to attract and retain seasoned executives who have considerable experience. Moreover, we believe the Option Provisions offset the effect of the three-year cliff vesting provisions of our stock options, which are less favorable than vesting provisions used by many of the Compensation Peer Group. Many of those companies provide for incremental vesting of stock options during the vesting period, while our options do not vest until they have been held for three years. We believe the Option Provisions encourage our employees to maintain employment with us for an extended period of time and to align their interests with longer-term Company performance. In addition, in 2019, the Committee amended the Stock Option Grant Agreements for the CEO and the Executive Vice Presidents to provide for a “double trigger” vesting of Options, granted on or after July 30, 2019, in the event of a change in control.

PERQUISITES AND CHARITABLE CONTRIBUTIONS

We provide very limited perquisites to our named executive officers. Our named executive officers may receive a comprehensive physical examination through a provider selected by the executive from among three providers that we have approved. We believe it is in our best interest to ensure that our named executive officers’ health is monitored so that any health-related issues pertaining to an executive can be identified and addressed promptly. The average cost to us for providing this benefit in 2022 is approximately $2,500 per executive. We also offer a financial planning program to our named executive officers. The average cost to us for providing this benefit in 2022 is approximately $11,250 per executive.

Except as noted above, we do not have programs for providing personal benefit perquisites to executive officers. From time to time the Company makes donations to non-profit organizations or educational institutions as requested by our executive officers and directors. The aggregate amount of all such donations with respect to named executive officers was $40,000 in 2022.

2023 COMPENSATION AND BENEFITS DECISIONS

•	Total Direct Compensation. As shown in the table below, the Compensation & Human Capital Committee approved salary increases of 2.0% for 2023 for each named executive officer.

2023 Base Salary

Named Executive Officer	2022 Base Salary ($)	2023 Base Salary ($)	Base Salary % Increase

Matthew T. Farrell	1,166,500	1,189,800	2.0%

Richard A. Dierker	685,000	698,700	2.0%

Barry A. Bruno	490,000	499,800	2.0%

Patrick D. de Maynadier	500,500	510,500	2.0%

Carlos G. Linares	485,000	494,700	2.0%

No changes were made to the target percentages for the Annual Incentive Plan for the named executive officers. The Committee approved the increase of the percent of salary measurement for equity grants under the Company’s long-term incentive program for Mr. Farrell from 565 percent to 620 percent, for Mr. Dierker from 260 percent to 290 percent, for Mr. Bruno from 135 percent to 170 percent, for Mr. de Maynadier from 150 percent to 165 percent, and for Mr. Linares from

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COMPENSATION DISCUSSION AND ANALYSIS

115 percent to 130 percent. The Committee, in consultation with its independent compensation consultant, Semler Brossy, decided to make these changes to base salaries and long-term incentives in order to align our compensation program with median levels of our Compensation Peer Group and industry survey data.

•

Annual Incentive Plan Metrics. In connection with the Committee’s review of market practices, it determined to make the following changes for 2023 Annual Incentive Plan metrics: The Gross Margin metric was replaced with Relative Gross Margin, which measures the relative year-over-year gross margin performance against the performance peer group. A Strategic Initiatives metric was also added, which focuses on Sustainability (i.e., environmental and DEI goals) and long-term growth (including developing international infrastructure, digital transformation and acquisitions/integrations).

•

Approval of Equity Award Grant Policy. The Committee recommended to our Board of Directors the approval of an equity grant policy which sets forth certain practices for making equity grants, including: (i) an annual grant date for employees on the first trading day in March (in lieu of the pre-2023 practice of granting awards in June); and (ii) a monthly granting protocol for off-cycle grants to employees below the executive vice president level consistent with best practice.

•

New Types of Long-Term Incentive Awards. In connection with the Committee’s review of market practices, the Committee approved the introduction of performance stock units (“PSUs”) (with three-year cliff vesting) and restricted stock units (“RSUs”) (with ratable vesting at one-third per year) for our executive leadership team, including our named executive officers. Consistent with our historic approach, non-qualified stock options will continue to be granted.

LONG-TERM INCENTIVES—GRANT PRACTICES

The Compensation & Human Capital Committee makes annual long-term incentive grants to executive officers and other employees effective on the Monday falling most closely to the midpoint between the dates of the Company’s first and second quarter earnings releases. A grant to a new employee is effective on the date the employee commences employment with us, and special grants made to employees at times other than the time of the annual grant are effective on the first trading day of the month following approval of the grant. The per share exercise price of stock options is equal to the closing price of a share of our common stock on the date of grant. We believe that our stock option grant practices are appropriate and eliminate any questions regarding “timing” of grants in anticipation of material events, since grants become effective in accordance with a long-standing schedule.

The Compensation & Human Capital Committee delegates to our CEO and the Executive Vice President, Chief Human Resources Officer the ability to approve a specific number of stock option grants for employees who are not executive officers. The grants may be made at times other than the time of annual grant and are utilized for new hires and for performance recognition purposes. Such delegation is made on an annual basis, and in 2022 the Compensation & Human Capital Committee approved a pool of options to purchase up to 136,800 shares for such grants (which may be made between June 1, 2022 and May 31, 2023). The timing and pricing of the option grants in 2022 conformed to the Compensation & Human Capital Committee practices described in the preceding paragraph.

We do not permit repricing of options without prior stockholder approval.

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COMPENSATION DISCUSSION AND ANALYSIS

STOCK OWNERSHIP, TRADING GUIDELINES AND SHORT SALE, HEDGING AND PLEDGING POLICIES

Executive Stock Ownership Guidelines

In order to further align the interests of executive officers with the interests of our stockholders, we maintain stock ownership guidelines for our executive officers that require each executive officer to hold equity in the Company’s stock equal to a multiple of each executive’s salary.

In 2022, the Compensation & Human Capital Committee reviewed the stock ownership guidelines for our executive officers and approved removal of 60% of the in-the-money value of vested and unvested stock options.

The stock ownership guidelines applicable to each of our named executive officers at the end of 2022 are shown in the following table:

Title	Multiple of Salary Subject to Guidelines

Chief Executive Officer	6.0x

Chief Financial Officer	3.0x

Executive Vice President	2.5x

The calculation of ownership includes:

•	shares acquired and held upon stock option exercises;

•	the value of any vested or unvested stock or restricted stock;

•	stock held in the Company’s Profit Sharing Plan;

•	stock held in the Company’s Employee Stock Purchase Plan;

•	share equivalents held in the Executive Deferred Compensation Plan;

•	shares held in trust; and

•	shares held outright.

Executives are generally expected to achieve the guidelines within five years from the date on which they become subject to our stock ownership guidelines. On April 27, 2022, the Committee approved the removal of 60% of the in-the-money value of vested and unvested stock options, such that no portion of the value of options are taken into account towards the guidelines for executive officers. As a result of the amendment, effective April 27, 2022, executive officers have five years from the effective date of the adoption of the amendment to meet the new guidelines. If an executive is ever below their ownership requirements, our guidelines require the executive to hold 50 percent of the net, after-tax value of any equity received from the Company’s ongoing compensation programs. As of December 31, 2022, all our executive officers are on track to meet their stock ownership guidelines within five years of the effective date of the April 27, 2022 amendment.

Trading, Short Sale, Hedging and Pledging

Our insider trading policy prohibits our directors, executive officers, and other employees from (i) buying or selling the Company’s securities while in possession of material, non-public information relating to us, (ii) engaging in short sales of our securities, (iii) buying or selling puts or calls or other derivative securities on our securities, (iv) participating in equity swap transactions involving Company stock, (v) purchasing Company shares

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COMPENSATION DISCUSSION AND ANALYSIS

on margin, (vi) short-term trading, (vii) pledging Company shares, (viii) standing orders, and (ix) entering into hedging or monetizing transactions or similar arrangements with respect to our securities (including, without limitation, prepaid variable forward contracts, equity swaps, collars, and exchange funds).

ONGOING AND POST-EMPLOYMENT COMPENSATION

We have plans and agreements addressing compensation for our named executive officers that accrue value as the executive officers continue to work for us, provide special benefits upon certain types of termination events, or provide retirement benefits. These plans and agreements were designed to be part of a competitive compensation package, in some cases not only for executive officers, but for other employees as well.

SAVINGS AND PROFIT SHARING PLAN FOR SALARIED EMPLOYEES

This plan, which we sometimes refer to below as the “Savings and Profit Sharing Plan,” is a tax-qualified defined contribution plan available to all of our salaried employees in the United States. All of our named executive officers participate in the plan. Under the plan, an employee may contribute, subject to the limitations of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), up to a maximum of 70 percent of his or her eligible compensation (approximately 15 percent for highly compensated employees in 2022), which includes salary and payments under the Annual Incentive Plan, on a pre-tax basis or as Roth contributions. We provide a matching contribution equal to 100 percent of the first five percent of eligible compensation that an employee contributes in any year. In addition, the plan provides a profit sharing feature under which we make an annual contribution to the account of each employee based on our performance in the preceding year and can make additional contributions for all employees excluding at or above the executive vice president level, including our named executive officers. The performance measures and results used to calculate the annual contribution level are identical to the Company-wide measures described applicable to payouts under the Annual Incentive Plan described above under “2022 Compensation—Annual Incentive Plan.” Achievement of a performance rating of 1.0 would have resulted in a contribution of five percent of a participant’s base salary and Annual Incentive Plan payments made in 2022. Based on 2022 performance results, the Compensation & Human Capital Committee approved a contribution equal to 3.64 percent of a participant’s eligible compensation in 2022. Amounts credited to an employee’s account in the plan may be invested among a number of funds, including a Company stock fund. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments. Employee contributions and compensation on which our profit sharing contributions may be based cannot exceed limits under the Internal Revenue Code (the eligible compensation limit was $305,000 in 2022). As noted above, management recommended, and the Committee approved, an additional 0.18 in the Annual Incentive Plan rating which increased the profit sharing contribution made to 4.00% for 2022, which was made to the plan account of each employee, excluding our named executive officers and other employees at the level of executive vice president, under the applicable profit sharing plan in which our employees in the United States participate. No additional contribution was made under the Savings and Profit Sharing Plan for our named executive officers or other employees at the level of executive vice president.

EXECUTIVE DEFERRED COMPENSATION PLAN

The Executive Deferred Compensation Plan (“EDCP”) and its predecessors collectively have been in effect for over 20 years. The EDCP is a nonqualified deferred compensation plan that provides potential tax benefits for certain employees in the United States, including our named executive officers. Under the EDCP as currently in effect, an executive officer can defer up to 85 percent of his or her salary and, in general, up to 85 percent of amounts paid to the executive officer under the Annual Incentive Plan. In addition, an executive can make a separate deferral, which we refer to below as the “Excess Compensation Deferral,” of up to five percent of compensation that exceeds Internal Revenue Code limits on eligible contributions under the Savings and Profit Sharing Plan. We provide a contribution equal to (i) 100 percent of the Excess Contribution Deferral; (ii) five percent of other salary and Annual Incentive Plan deferrals; and (iii) the profit sharing contributions we would have made to the participant’s account under the Savings and Profit Sharing Plan were it not for the Internal Revenue Code limit on the amount of eligible compensation under that plan and the participant’s deferrals into the EDCP.

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COMPENSATION DISCUSSION AND ANALYSIS

Amounts deferred under the EDCP generally are not subject to federal, and in many cases state, income taxes until they are distributed. An executive officer can choose to have his or her contributions allocated to one or more of several notional investments, including a notional investment in our common stock. A participant may not initially allocate more than 50 percent of his or her contributions to our common stock, although the participant can increase the notional common stock amount through intra-plan transfers of notional investments previously made. A participant’s account is adjusted to reflect the deemed rate of return, positive or negative, on the notional investments. An executive officer may choose to receive a payout following retirement, either in a lump sum or in annual installments, in accordance with the terms of the EDCP. The EDCP also includes provisions for payment upon termination (pre-retirement) death or disability. See the “2022 Nonqualified Deferred Compensation” table and accompanying narrative for additional information.

CHANGE IN CONTROL AND SEVERANCE AGREEMENTS

We have adopted change in control and severance agreements for our executive officers because we believe that these agreements can create management stability during a period of potential uncertainty. Absent such agreements, there is an increased risk that executive officers may be encouraged to seek other employment opportunities if they became concerned about their employment security following a change in control. We also believe that the agreements provide financial security to an executive officer in the event of an involuntary termination of the executive officer without cause or for good reason following a change in control by providing a meaningful payment to the executive officer. The agreements also provide clear statements of the rights of the executive officers and protect against a change in employment and other terms by an acquirer that would be unfavorable to the executive officer. We also provide severance benefits to our executive officers, although at a lower level, for certain types of employment terminations that do not follow a change in control. We believe these arrangements provide a competitive benefit that enhances our ability to hire and retain capable executive officers.

The change in control and severance agreements provide for payments and other benefits if an executive officer’s employment is terminated without cause, or if an executive officer terminates employment for “good reason,” within two years following a change in control. These provisions require what is sometimes called a “double trigger,” namely both a change in control and a specified termination event, before payment is made. The agreements also provide for lesser payments if these types of terminations occur outside of the context of a change in control. The agreements do not contain an excise tax gross-up provision and, instead provide that, in the event that payments to be made to an executive under the agreements in connection with a change in control would result in the imposition of the excise tax under Section 4999 of the Internal Revenue Code, the payments will be reduced to the highest amount that could be paid without triggering the excise tax if, following the reduction, the executive would retain a greater amount of net after-tax payments than if no reduction were made. If no reduction is made, the executive officer will pay any applicable excise tax.

See “Potential Payments Upon Termination or Change in Control” for further information regarding benefits under the change in control and severance agreements.

ACCOUNTING AND TAX CONSIDERATIONS

The Committee may consider various accounting and tax implications of equity-based and other forms of compensation.

When determining the amounts of equity-based awards to be granted, the Committee examines the accounting cost associated with the grants. Under ASC 718, grants of stock options result in an accounting charge for the Company equal to the fair value of the award issued.

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a federal income tax deduction for compensation paid by publicly held companies to certain of their executive officers that is in excess of $1,000,000 per year. Although the Committee is mindful of Section 162(m), the Committee grants compensation consistent with its stated objectives of providing competitive compensation, conditioning the

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COMPENSATION DISCUSSION AND ANALYSIS

majority of executive officer compensation on the achievement of performance goals, aligning executive officer and stockholder interests, and providing retention incentives. As a result, the Committee has approved, and expects to continue to approve, compensation to current and future executive officers that is not deductible for federal income tax purposes.

SAY-ON-PAY VOTE

At the 2022 Annual Meeting of Stockholders, we asked our stockholders to vote to approve, on an advisory basis, the compensation paid to our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders approved compensation to our named executive officers, with over 85 percent of votes cast in favor of our say-on-pay resolution. We value this positive endorsement by our stockholders of our executive compensation program. After soliciting input from and engaging with various major stockholders regarding our executive compensation program, the Compensation & Human Capital Committee assessed our compensation programs and found our current mix of performance metrics to be balanced and supportive of our pay-for-performance philosophy, consistent with the solid support expressed by our stockholders. Accordingly, we continued our general approach to executive compensation for 2022. We believe our programs are effectively designed, are working well, and are aligned with the interests of our stockholders. The Compensation & Human Capital Committee will continue to seek and consider stockholder feedback in the future.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION FOR NAMED EXECUTIVE OFFICERS

In connection with 2022 compensation for executive officers, Mr. Farrell, aided by our Human Resources department, provided statistical data and recommendations to the Compensation & Human Capital Committee. Mr. Farrell did not make recommendations and does not participate in discussions or decisions regarding his own compensation. While the Compensation & Human Capital Committee utilized this information, and valued Mr. Farrell’s observations with regard to compensation for our other executive officers, the ultimate decisions regarding executive compensation and goal setting were made by the Compensation & Human Capital Committee.

ROLE OF THE COMPENSATION & HUMAN CAPITAL COMMITTEE IN EXECUTIVE COMPENSATION

As set forth in its written Charter, one of the Compensation & Human Capital Committee’s purposes is to administer our executive compensation program. It is the Compensation & Human Capital Committee’s responsibility to oversee the design of executive compensation programs, policies, and practices; to determine the types and amounts of compensation for executive officers; and to review and approve the adoption, termination, and amendment of, and to administer, our incentive compensation and stock option plans. All compensation for our executive officers ultimately must be approved by the Compensation & Human Capital Committee. Our human resources department supports the Compensation & Human Capital Committee’s work, and in some cases, acts under delegated authority to administer compensation programs. In addition, as described above, the Compensation & Human Capital Committee directly engages Semler Brossy, an outside independent compensation consulting firm, to assist in its review of compensation for executive officers.

ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

Representatives from Semler Brossy attend Compensation & Human Capital Committee meetings, participate in executive sessions, and communicate directly with the Committee. Semler Brossy also provides independent consulting services to the Nominating, Governance & Corporate Responsibility Committee regarding non-employee director compensation.

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COMPENSATION & HUMAN CAPITAL COMMITTEE REPORT

COMPENSATION & HUMAN CAPITAL COMMITTEE REPORT

The Compensation & Human Capital Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Compensation & Human Capital Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference, in Church & Dwight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Respectfully submitted,

Penry W. Price, Chair

Bradley C. Irwin

Janet S. Vergis

Arthur B. Winkleblack

Laurie J. Yoler

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2022 SUMMARY COMPENSATION TABLE

2022 SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation for 2022, 2021, and 2020 of our Chairman, President and CEO, our Executive Vice President, CFO and Head of Business Operations, and each of the persons who were the next three most highly paid executive officers in 2022, or our “named executive officers,” as defined in Item 402 of Regulation S-K.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	All Other Compensation ($)(10)		Total ($)

Matthew T. Farrell(4)	2022	1,156,275	—	—	6,590,772	453,600	174,764		8,375,361
Chairman, President and	2021	1,117,400	—	—	6,359,608	1,130,800	281,718		8,889,526
Chief Executive Officer	2020	1,084,825	—	—	6,174,305	2,195,700	447,873	(9)	9,902,703	(9)

Richard A. Dierker(5)	2022	673,300	—	—	1,780,976	191,400	100,087		2,745,763
Executive Vice President, Chief	2021	633,550	—	—	1,499,735	473,900	152,382		2,759,567
Financial Officer and Head of Business Operations	2020	615,075	—	—	1,456,057	920,200	206,478	(9)	3,197,810	(9)

Patrick D. de Maynadier(6)	2022	494,500	—	—	750,728	94,900	85,460		1,425,588
Executive Vice President, General Counsel & Secretary	2021	473,025	—	—	714,769	249,800	93,853		1,531,447
	2020	459,225	—	—	693,912	484,900	110,326		1,748,363

Barry A. Bruno(7)	2022	486,250	—	—	661,402	101,300	84,152		1,333,104
Executive Vice President,	2021	458,022	—	—	571,329	201,200	83,414		1,313,965
Chief Marketing Officer and President— Consumer Domestic

Carlos G. Linares(8) Executive Vice President, Chief Technology Officer & Global New Product Innovation	2022	480,400	—	—	557,757	82,700	67,318		1,188,175

(1)

Some of our named executive officers deferred a portion of their salary and non-equity incentive plan compensation in 2022 under the EDCP as follows: Mr. Farrell, $64,335; Mr. Dierker, $311,500; Mr. Bruno, $29,252; Mr. de Maynadier, $172,373; and Mr. Linares, $358,535.

(2)

The amounts shown for option and stock awards are based on the grant date fair value of awards calculated in accordance with ASC Topic 718. The assumptions used in determining the amounts in this column are set forth in note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 16, 2023. For information regarding the number of shares subject to 2022 stock option grants and other features of those grants, see the “2022 Grants of Plan-Based Awards” table.

(3)

Includes payments under the Annual Incentive Plan based on achievement of corporate performance measures. See “Compensation Discussion and Analysis—2022 Compensation—Annual Incentive Plan” for further information regarding payments for 2022.

(4)	Mr. Farrell’s base salary increased to $1,166,500 effective April 1, 2022.

(5)	Mr. Dierker’s base salary increased to $685,000 effective April 1, 2022.

(6)	Mr. de Maynadier’s base salary increased to $500,500 effective April 1, 2022.

(7)	Mr. Bruno’s base salary increased to $490,000 effective April 1, 2022.

(8)	Mr. Linares’ base salary increased to $485,000 effective April 1, 2022.

(9)

2020 All Other Compensation Amount was modified to reflect inadvertent inclusion of performance bonus paid in March 2020 (earned in 2019) instead of the performance bonus amount which was paid in March 2021 (earned in 2020), an understatement of $12,911 for Mr. Farrell, and $12,168 for Mr. Dierker.

(10)	The following table sets forth the component amounts presented in the “All Other Compensation” column above for the year ended December 31, 2022:

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2022 ALL OTHER COMPENSATION TABLE

2022 ALL OTHER COMPENSATION TABLE

Name and Principal Position	Year	Profit Sharing	Savings Plan	Deferred Compensation	CHD Donations to Charitable Organizations	Executive Health Program	Relocation		Perquisites

Matthew T. Farrell	2022	83,250	15,250	64,335	10,000	1,930	—		—

Chairman, President and	2021	157,704	14,500	97,433	10,000	2,081	—		—

Chief Executive Officer	2020	265,991	14,250	149,792	10,000	2,840	—		5,000

Richard A. Dierker	2022	41,758	15,250	33,079	10,000	—	—		—

Executive Vice President,	2021	73,959	14,500	51,726	10,000	2,198	—		—

Chief Financial Officer and Head of Business Operations	2020	112,981	14,250	62,111	10,000	2,136	—		5,000

Patrick D. de Maynadier	2022	27,093	15,250	18,867	10,000	3,000	—		11,250

Executive Vice President,	2021	45,597	14,500	25,756	—	3,000	—		5,000

General Counsel & Secretary	2020	78,076	14,250	—	10,000	3,000	—		5,000

Barry A. Bruno	2022	25,023	15,250	19,629	10,000	3,000	—		11,250

Executive Vice President,	2021	31,903	14,500	19,011	10,000	3,000	—		5,000

Chief Marketing Officer and President—Consumer Domestic

Carlos G. Linares	2022	24,905	11,137	17,927	—	2,100	—	[a]	11,250

Executive Vice President,

Chief Technology Officer & Global New Product Innovation

(a)

In the fiscal year ended December 31, 2022, in connection with Mr. Linares’ appointment as Executive Vice President, Chief Technology Officer & Global New Products Innovation, the Committee approved reimbursement of Mr. Linares’ relocation expenses in accordance with the Company’s standard Executive Relocation Policy for a period 12 months, effective April 1, 2022. No reimbursements were made to Mr. Linares pursuant to this policy in the fiscal year ended December 31, 2022.

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2022 GRANTS OF PLAN-BASED AWARDS

2022 GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards granted to our named executive officers in 2022.

Name	Grant Date(1)	Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			All Other Stock Awards: No of Shares of Common Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)(2)	Target (at 1.0 rating) ($)	Maximum ($)

Matthew T. Farrell	06/13/2022	04/27/2022	—	1,445,300	2,890,700	—	308,410	84.85	6,590,722

Richard A. Dierker	06/13/2022	04/27/2022	—	606,000	1,211,900	—	83,340	84.85	1,780,976

Barry A. Bruno	06/13/2022	04/27/2022	—	340,400	680,800	—	30,950	84.85	661,402

Patrick D. de Maynadier	06/13/2022	04/27/2022	—	296,700	593,400	—	35,130	84.85	750,728

Carlos G. Linares	06/13/2022	04/27/2022	—	264,200	528,400	—	26,100	84.85	557,757

(1)	For information regarding the timing of stock option grants, see “Compensation Discussion and Analysis—Stock Option Grant Practices.”

(2)	There is no specified minimum award payout under the Annual Incentive Plan.

(3)

Constitutes target and maximum award opportunities for our named executives under our Annual Incentive Plan. See “Compensation Discussion and Analysis—2022 Compensation—Annual Incentive Plan” for information regarding the criteria applied in determining the amounts payable under the awards. The actual amounts paid with respect to these awards are included in the “Non-Equity Incentive Plan Compensation” column in the “2022 Summary Compensation Table”. Amounts are rounded to the nearest $100.

(4)

The amounts shown in this column represent the shares of our common stock underlying options granted under the Omnibus Equity Compensation Plan in 2022. All options were granted with an exercise price per share equal to the closing price per share as reported on the NYSE on the date of grant. The options vest as to all underlying shares on the third anniversary of the date of grant and terminate ten years from the date of grant, subject to earlier termination upon the occurrence of specified events. All stock options granted on or after July 20, 2019, require a “double trigger” before payment can be made or equity can vest (requiring a qualifying termination following a change in control).

(5)

The grant date fair value is computed in accordance with ASC Topic 718. The assumptions used in determining the amounts in this column are set forth in note 12 to our consolidated financial statements in our Annual Report Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 16, 2023.

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2022 OUTSTANDING EQUITY AWARDS

2022 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding outstanding stock options held by our named executive officers at December 31, 2022.

	Option Awards					Stock	Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Matthew T. Farrell

	142,120			34.81	6/16/2024	—	—

	168,900			41.92	6/22/2025	—	—

	556,800			41.76	1/04/2026	—	—

	398,550			53.75	6/19/2027	—	—

	454,100			50.28	6/18/2028	—	—

	376,610			77.33	6/17/2029	—	—

			485,020	73.87	6/15/2030	—	—

			367,820 308,410	84.54 84.85	6/14/2031 6/13/2032	— —	— —

Richard A. Dierker

	88,630			77.33	6/17/2029	—	—

			114,380	73.87	6/15/2030	—	—

			86,740	84.54	6/14/2031	—	—

			83,340	84.85	6/13/2032	—	—

Barry A. Bruno

	6,440			34.81	6/16/2024	—	—

	4,000			34.35	9/02/2024	—	—

	12,160			41.92	6/22/2025	—	—

	10,980			49.62	6/20/2026	—	—

	9,910			53.75	6/19/2027	—	—

	10,360			50.28	6/18/2028	—	—

	6,970			77.33	6/17/2029	—	—

			8,470	73.87	6/15/2030	—	—

			26,232	86.60	1/04/2031	—	—

			8,990 30,950	82.24 84.85	10/1/2031 6/13/2032	— —	— —

Patrick D. de Maynadier

	68,460	(2)		49.62	6/20/2026	—	—

	58,240	(3)		53.75	6/19/2027	—	—

	65,580	(3)		50.28	6/18/2028	—	—

	45,120			77.33	6/17/2029	—	—

			54,510	73.87	6/15/2030	—	—

			41,340	84.54	6/14/2031	—	—

			35,130	84.85	6/13/2032	—	—

Carlos G. Linares	40,083			53.20	6/16/2027	—	—

	39,520			53.75	6/19/2027	—	—

	40,750			50.28	6/18/2028	—	—

	29,460			77.33	6/17/2029	—	—

			37,360	73.87	6/15/2030	—	—

			28,340	84.54	6/14/2031	—	—

			26,100	84.85	6/13/2032	—	—

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2022 OUTSTANDING EQUITY AWARDS

(1)	Options vest and expire as to all of the underlying unexercisable shares as follows:

Option Exercise Price ($)	Expiration Date	Vesting Date

73.87	6/15/2030	6/15/2023

86.60	1/04/2031	1/04/2024

84.54	6/14/2031	6/14/2024

82.24	10/01/2031	10/01/2024

84.85	6/13/2032	6/13/2025

In the event of a “change in control,” as defined in the Omnibus Equity Compensation Plan, all stock options granted prior to July 30, 2019, immediately vest upon a change in control unless our Board of Directors determines otherwise. All stock options granted on or after July 20, 2019, require a “double trigger” before payment can be made or equity can vest (requiring a qualifying termination following a change in control).

(2)	The economic interest of one-third of the shares subject to this option has been transferred pursuant to a marital settlement agreement.

(3)	The economic interest of one-sixth of the shares subject to this option has been transferred pursuant to a marital settlement agreement.

72	Church & Dwight Co. | 2023 Proxy Statement

2022 OPTION EXERCISES AND STOCK VESTED

2022 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding option exercises and stock vested by our named executive officers during 2022. In 2022 there were no options exercised or stock vested for our named executive officers.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Matthew T. Farrell	—	—	—	—
Richard A. Dierker	—	—	—	—
Barry A. Bruno	—	—	—	—
Patrick D. de Maynadier	—	—	—	—
Carlos G. Linares	—	—	—	—

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2022 NONQUALIFIED DEFERRED COMPENSATION

2022 NONQUALIFIED DEFERRED COMPENSATION

Our named executive officers are among the employees eligible to participate in the Executive Deferred Compensation Plan (“EDCP”). Amounts deferred are invested, as determined by the participant, in one or more notional investments, including a notional investment in our common stock. The other notional investments are based on a group of mutual funds. We also made contributions to a participant’s deferred compensation account equal to the matching contributions and profit sharing contributions that would have been made to the participant’s account under the Savings and Profit Sharing Plan for Salaried Employees but for (i) limitations imposed by the Internal Revenue Code on plan contributions, and (ii) the participant’s deferrals under the EDCP. Following retirement, participants may elect to receive either a lump sum payment or installment payments for up to 20 years. A participant’s interest in the portion of his or her account derived from our contributions, vests, depending on the nature of the contribution, between two to five years from commencement of employment.

The following table provides details regarding nonqualified deferred compensation for our named executive officers in 2022.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End ($)(2)
Matthew T. Farrell	64,335	136,482	(2,733,151)	—	10,805,801
Richard A. Dierker	311,500	63,735	(822,164)	—	3,265,772
Barry A. Bruno	29,252	33,550	(113,061)	—	455,353
Patrick D. de Maynadier	172,373	34,858	(575,799)	—	3,147,113
Carlos G. Linares	358,535	34,724	(847,319)	—	3,514,934

(1)

All amounts shown in this column are reported as compensation in the “2022 Summary Compensation Table” for 2022. These amounts include contributions made after the end of 2022 which were earned with respect to 2022.

(2)

Includes amounts that are reported as compensation in the “2022 Summary Compensation Table” for 2021 and 2020 as follows: Mr. Farrell, $1,008,316; Mr. Dierker, $1,116,991; Mr. Bruno, $107,183; and Mr. de Maynadier, $250,147. Amounts shown in this column also include contributions made after the end of 2022 which were earned with respect to 2022.

74	Church & Dwight Co. | 2023 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we describe payments that may have been made to our named executive officers upon several events of termination, including termination in connection with a change in control, assuming the termination event occurred on December 31, 2022 (except as otherwise noted).

The information in this section does not include information relating to the following:

•	distributions under the EDCP—see “2022 Nonqualified Deferred Compensation” for information regarding this plan,

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including the Savings and Profit Sharing Plan for Salaried Employees,

•	restricted shares and shares underlying options that vested prior to the termination event—see the “2022 Outstanding Equity Awards at Fiscal Year-End” table, and

•	short-term incentive payments that would not be increased due to the termination event.

CHANGE IN CONTROL AND SEVERANCE AGREEMENTS

We have entered into Change in Control and Severance Agreements with each named executive officer. The agreements provide for benefits upon specified termination of employment events within two years following a change in control and upon specified termination of employment events at any time for reasons unrelated to a change in control. A “change in control” occurs under the agreements if:

•	a person becomes the beneficial owner of 50 percent or more of our common stock,

•	the consummation of a merger or other business combination or a sale of all or substantially all of our assets, or

•

within any 24-month period, “incumbent directors” no longer constitute at least a majority of our Board of Directors; “incumbent directors” are (i) persons who were directors immediately before the beginning of the 24-month period and (ii) persons who are elected to our Board of Directors by a two-thirds vote of the incumbent directors.

Upon the termination of an executive officer’s employment without cause or by the executive officer for good reason, generally within two years following a change in control and following the executive officer’s execution of a release, the executive officer will receive:

•

a lump sum payment equal to two times (three times for Mr. Farrell) the sum of such executive officer’s base salary plus target bonus award under the Annual Incentive Plan for the year in which such termination occurs, and

•

a lump sum payment equal to the executive officer’s target bonus award under the Annual Incentive Plan multiplied by a fraction equal to the portion of the year that has expired on the date of termination of employment.

Each lump sum payment will be made six months following the date of termination of employment.

Upon the termination of an executive officer’s employment without cause or by the executive officer for good reason other than as a result of a change in control and following the executive officer’s execution of a release, the executive officer will receive:

•

a lump sum payment equal to the executive officer’s base salary (Mr. Farrell will receive an amount equal to two times his base salary) for the year in which the termination occurs (one-half of the payment will be paid six months following the date of termination of employment and the remaining one-half will be paid in six equal monthly installments thereafter), and

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POTENTIAL PAYMENTS UPON TERMINATION

•

a lump sum payment equal to the Annual Incentive Plan award that would have been payable to the executive officer based on actual performance multiplied by a fraction equal to the portion of the year that has expired on the date of termination of employment (to be paid on the later of the regularly scheduled payment date for the award and six months following the date of termination of employment).

“Good reason” means the occurrence of any of the following events, without the consent of the executive officer: (i) the executive officer suffers a material demotion in title, position, or duties; (ii) the executive officer’s base salary and target award percentage or benefits are materially decreased; (iii) we fail to obtain the assumption of the agreement by an acquirer; or (iv) the executive officer’s office location is moved by more than 50 miles.

In the event that an executive officer becomes liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any “excess parachute payments” under Section 280G of the Internal Revenue Code to be received under the agreement in connection with a change in control, we will reduce the payments below the threshold amount for “excess parachute payments” set forth in Section 280G, if the reduction would provide the executive with greater net after-tax payments than would be the case if no reduction were made and the payments were subject to excise tax under Section 4999 of the Internal Revenue Code.

In addition, under any event of termination covered by the agreement, the executive officer may elect to continue group medical and dental coverage at the then prevailing employee rate for a period of 24 months (12 months if termination occurs other than as a result of a change in control)—or, in the case of Mr. Farrell, 36 months (24 months if termination occurs other than as a result of a change in control) from the date of termination. The executive officer will also be entitled to receive (i) group life insurance coverage for a period of 24 months (12 months if termination occurs other than as a result of a change in control)—or, in the case of Mr. Farrell, 36 months (24 months if termination occurs other than as a result of a change in control) from the date of termination; (ii) outplacement assistance; and (iii) payment for unused vacation time. The agreement also contains non-competition, non-solicitation, and non-disparagement provisions.

The Change in Control and Severance Agreement replaced related provisions, if any, in the executive officer’s employment agreement.

VESTING PROVISIONS PERTAINING TO STOCK OPTIONS UPON A CHANGE IN CONTROL

Under the Church & Dwight Co., Inc. 2022 Omnibus Equity Compensation Plan a “double trigger” is required for the vesting of grants made under the Omnibus Equity Compensation Plan on or after July 30, 2019, to participants with the title of Executive Vice President or Chief Executive Officer. Pursuant to the Omnibus Equity Compensation Plan , if, in connection with a “change of control,” which definition of “change of control” is similar to the definition of “change in control” under the Change in Control and Severance Agreements, an acquirer of the Company assumes, substitutes or converts such grants to similar grants of the surviving corporation on an economically-equivalent basis and otherwise in accordance with the Plan, and the applicable participant’s employment terminates without “cause” or for “good reason” as defined in the Change in Control and Severance Agreements upon or within 24 months following the change of control, then upon such termination, the grants will automatically accelerate and become fully vested (at target values, if such grants are subject to performance conditions). Stock options granted prior to July 30, 2019, vest immediately upon a change of control, unless the Board of Directors determines otherwise.

76	Church & Dwight Co. | 2023 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION

TABLE OF BENEFITS UPON TERMINATION EVENTS

The following tables show potential payments to our named executive officers, including without limitation a change in control, assuming a December 31, 2022, termination date. In connection with the amounts shown in the table:

•

Stock option benefit amounts for each option as to which vesting will be accelerated upon the occurrence of the termination event are equal to the product of the number of shares underlying the option multiplied by the difference between the exercise price per share of the option and the $80.61 closing price per share of our common stock on December 30, 2022, as reported on the NYSE. The values set forth in the tables below assume that each named executive officer’s employment is terminated simultaneously with the occurrence of a change in control. Stock options continue to vest in accordance with the terms of grant for three years for named executive officers who either are terminated without cause or voluntarily terminate and, in each case, meet our “age plus years of service” and other contractual qualifications for “retirement” treatment, and upon death or disability, in accordance with the terms of our plans. Because they do not accelerate, these amounts are not listed in the table. As of December 31, 2022, Messrs. Farrell, de Maynadier and Linares met the minimum “age plus years of service” requirement for retirement.

•	Health and Welfare Benefits are equal to the costs we would incur to maintain such benefits for the applicable period.

•

Under the Change in Control and Severance Agreements, if the named executive officer is terminated on December 31, he or she will be entitled to no additional payments with respect to this component beyond what the executive earned under the Annual Incentive Plan. The amounts earned by each named executive officer under the Annual Incentive Plan for 2022 are reported in the “Non-Equity Incentive Plan Compensation” column in the “2022 Summary Compensation Table.” As noted above, in connection with a termination following a change in control, each executive officer would be entitled to a payment equal to his or her target bonus under the Annual Incentive Plan.

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POTENTIAL PAYMENTS UPON TERMINATION

Name and Principal Position	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)
Matthew T. Farrell
Chairman, President and Chief Executive Officer
Severance Payments(1)	7,883,875	2,343,000
Stock Options	3,269,035	—
Excise Tax and Gross-Ups	—	—
Health and Welfare Benefits	47,513	31,675
Total	11,200,423	2,374,675
Richard A. Dierker
Executive Vice President, Chief Financial Officer and Head of Business Operations
Severance Payments(1)	2,613,000	695,000
Stock Options	770,921	—
Excise Tax and Gross-Ups	—	—
Health and Welfare Benefits	45,011	22,506
Total	3,428,932	717,506
Patrick D. de Maynadier(2)
Executive Vice President, General Counsel & Secretary
Severance Payments(1)	1,611,600	510,500
Stock Options	367,397	—
Excise Tax and Gross-Ups	—	—
Health and Welfare Benefits	31,675	15,838
Total	2,010,673	526,338
Barry A. Bruno
Executive Vice President, Chief Marketing Officer and President – Consumer Domestic
Severance Payments(1)	1,676,000	500,000
Stock Options	57,088	—
Excise Tax and Gross-Ups	—	—
Health and Welfare Benefits	48,318	24,159
Total	1,781,406	524,159
Carlos G. Linares
Executive Vice President, Chief Technology Officer & Global New Product Innovation
Severance Payments(1)	1,513,500	495,000
Stock Options	251,806	—
Excise Tax and Gross-Ups	—	—
Health and Welfare Benefits	29,441	14,721
Total	1,794,748	509,721

(1)	“Severance Payments” amount for each of our named executive officers includes $10,000 outplacement benefit.

(2)	A portion of Mr. de Maynadier’s options are subject to a marital settlement agreement.

78	Church & Dwight Co. | 2023 Proxy Statement

CEO PAY RATIO

CEO PAY RATIO

We believe executive pay must be internally consistent and equitable to motivate our employees to create shareholder value. We are committed to internal pay equity, and the Compensation & Human Capital Committee monitors the relationship between the pay our officers receive and the pay our non-officer employees receive. The compensation for our CEO in 2022 was approximately 138.4:1 times the 2022 pay for our median employee.

As a result of the rules adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are required to disclose the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee, using the required calculations. As permitted by the rules, we used the median employee identified in 2020 for our 2022 analysis. There was no significant change in the Company’s employee population from 2020 to 2022 or in our compensation arrangements. In 2020, we examined the target total cash compensation (base salary plus target bonus) for all individuals, excluding our CEO, who were employed by us on November 30, 2020. We included all employees, whether employed on a full-time or part-time basis. We did not make any assumptions, adjustments, or estimates with respect to total target cash compensation. We excluded 6 employees from Brazil, which represented less than 1 percent of the Company’s total employee population of 5,100 as of November 30, 2020. We believe the use of total target cash compensation for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees.

We calculated annual total compensation for that employee using the same methodology we use for our named executive officers as set forth in the 2022 Summary Compensation Table in this Proxy Statement.

As illustrated in the table below, our 2022 CEO to median employee pay ratio is 138.4:1.

	CEO to Median Employee Pay Ratio

	President and CEO		Median Employee
Base Salary	$1,156,275		$54,541
Option Awards	6,590,722		—
Restricted Stock Units	—		—
Annual Incentive Plan Compensation	453,600		1,048
All Other Compensation	174,764		4,909
TOTAL	$8,375,361		$60,498
CEO Pay to Median Employee Pay Ratio	138.4	:	1

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EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

AS OF DECEMBER 31, 2022

The following table provides information as of December 31, 2022, regarding securities issuable under our equity compensation plans, all of which were approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, warrants and rights	(b) Weighted-Average Exercise Price of Outstanding Options, warrants and rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Compensation Plans (excludes securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders	11,926,838	$62.64	17,126,128

80	Church & Dwight Co. | 2023 Proxy Statement

PAY VERSUS PERFORMANCE

PAY VERSUS PERFORMAN
C
E
As required under the SEC pay versus performance rules adopted under the Dodd-Frank Act (“PvP Rules”), we are providing the following information about the relationship between “compensation actually paid” to our CEO (referred to below as our principal executive officer or PEO) and average “compensation actually paid” to our named executive officers (“NEOs”) and certain financial performance of the Company for the last three years, in each case, calculated in a manner consistent with PvP Rules. For further information concerning the Company’s variable pay-for-performance
philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis.”

PAY VERSUS PERFORMANCE

Year (a)	Summary Compensation Table Total for PEO (b)	Compensation Actually Paid to PEO (1) (c)		Average Summary Compensation Table Total for Non-PEO NEOs (2) (d)		Average Compensation Actually paid to Non-PEO NEOs (1) (2) (e)		Value of Initial Fixed $100 Investment Based On:		Net Income ($ in millions) (3) (h)	Company- Selected Measure: Diluted EPS (4) (i)
								Total Shareholder Return (f)	Peer Group Total Shareholder Return (g)
2022	$8,375,361	-$	4,251,271	$1,673,157		$231,629		$119	$126	$414	$1.72
2021	$8,889,526		$26,421,358	$1,743,820	(5)	$3,270,073	(5)	$149	$133	$828	$3.04
2020	$9,902,703		$22,777,595	$2,018,372		$3,794,101		$125	$116	$786	$2.85

(1)
The dollar amounts reported in columns (c) and (e) represent the amount of “compensation actually paid” (“CAP”) to Mr. Farrell, and to our NEOs other than Mr. Farrell, respectively. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable year. In accordance with the PvP Rules, the following adjustments were made to the “Total” amount of compensation reported on the Summary Compensation Table (“SCT”):

PEO SCT Total to CAP Reconciliation

Year	Salary	Bonus and Non-Equity Incentive Compensation	All Other Compensation (i)	SCT Total	Deductions from SCT Total (ii)	Additions from SCT Total (iii)		CAP
2022	$1,156,275	$453,600	$174,764	$8,375,361	- $ 6,590,722	-$	6,035,911	-$	4,251,271
2021	$1,117,400	$1,130,800	$281,718	$8,889,526	- $ 6,359,608		$23,891,440		$26,421,358
2020	$1,084,825	$2,195,700	$447,873	$9,902,703	- $ 6,174,305		$19,049,196		$22,777,595

Average Non-PEO NEOs 2 SCT Total to CAP Reconciliation

Year	Salary	Bonus and Non-Equity Incentive Compensation	All Other Compensation (i)	SCT Total	Deductions from SCT Total (ii)		Additions from SCT Total (iii)		CAP
2022	$533,613	$117,575	$84,254	$1,673,157	-$	937,716	-$	503,813	$231,629
2021	$513,474	$285,050	$107,146	$1,743,820	-$	838,150		$2,364,402	$3,270,073
2020	$501,338	$565,600	$144,288	$2,018,372	-$	807,146		$2,582,875	$3,794,101

(i)	Reflects “all other compensation” reported in the SCT for each year shown.

(ii)
Represents the grant date fair value of equity-based awards granted each year. We do not have a pension program for any of the years reflected in this table; therefore, a deduction from SCT total related to pension value is not needed.

(iii)
Reflects the value of equity calculated in accordance with the SEC methodology for determining CAP for each year shown. The equity component of CAP for fiscal year 2022 is further detailed in the supplemental table below:

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PAY VERSUS PERFORMANCE

PEO Equity Component of CAP for Each Fiscal Year (FY)

Year	Equity Type	Fair Value of Current Year Equity Awards at 12/31 (IV) (a)	Change in Value of Prior Years’ Awards That Vested in FY (IV) (b)		Change in Value of Prior Years’ Awards Unvested at 12/31 (IV) (c)		Equity Value Included in CAP (d) = (a) + (b) + (c)
2022	Options	$6,985,487	-$	4,379,219	-$	8,642,178	-$	6,035,911
2021	Options	$10,985,931	-$	1,173,880		$14,079,390		$23,891,440
2020	Options	$7,482,445		$1,887,995		$9,678,757		$19,049,196

Average Non-PEO NEO’s 2 Equity Component of CAP for each Fiscal Year (FY)

Year	Equity Type	Fair Value of Current Year Equity Awards at 12/31 (IV) (a)	Change in Value of Prior Years’ Awards That Vested in FY (IV) (b)		Change in Value of Prior Years’ Awards Unvested at 12/31 (IV) (c)		Equity Value Included in CAP (d) = (a) + (b) + (c)
2022	Options	$993,882	-$	494,713	-$	1,002,982	-$	503,813
2021	Options	$1,213,885	-$	145,752		$1,296,270		$2,364,402
2020	Options	$978,154		$262,936		$1,341,785		$2,582,875

(iv)
The fair value of stock options reported for CAP purposes is estimated using a Black-Scholes option pricing model in accordance with the PvP Rules. This model uses both historical data and current market data to estimate the fair value of options and requires several assumptions. The assumptions used in estimating fair value for options for purposes of this table are as follows:

Valuation Date	6/15/2020	12/31/2020	6/14/2021	12/31/2021	6/13/2022	12/31/2022
Expected Volatility	19.9%	20.5%	20.7%	21.0%	21.7%	22.5%
Expected Life in years	7.3	7.3	7.2	7.2	7.1	7.1
Dividend Yield	1.30%	1.10%	1.19%	0.99%	1.24%	1.30%
Risk-Free Interest Rate	0.50%	0.50%	1.34%	1.72%	2.93%	3.88%

(2)	The non-principal executive officer (PEO) named executive officers (NEOs) reflected in columns (d) and (e) represent the following individuals for each of the years shown:
2022: Richard Dierker, Patrick De Maynadier, Barry Bruno, Carlos Linares
2021: Richard Dierker, Patrick De Maynadier, Britta Bomhard, Barry Bruno
2020: Richard Dierker, Patrick De Maynadier, Britta Bomhard, Steven Cugine

(3)	Net Income is as reported in our Form 10-K

(4)	Diluted EPS, is as adjusted for purposes of calculating Diluted EPS under the “Annual Incentive Plan” and includes the following adjustments
2022: The cost of restricted stock issued for the Hero acquisition ($0.03) and impact of the discontinuation of business in Russia due to the Russia/Ukraine war ($0.01)
2021: The favorable adjustment to Flawless earnout ($0.30) and the operational and transactional cost of the Therabreath acquisition ($0.02)
2020: The favorable adjustment to Flawless earnout ($0.28), gain on sale of an international brand ($0.01) and the operational and transactional cost of the Zicam acquisition ($0.02)

(5)
Compensation values disproportionately declined from the prior fiscal year due to the impact of the departure of Steven Cugine and Britta Bomhard, both longer tenured NEOs, and replacement with Barry Bruno.

82	Church & Dwight Co. | 2023 Proxy Statement

PAY VERSUS PERFORMANCE

Required Tabular Disclosure of Most Important Measures to Determine FY2022 CAP
As described in greater detail in our Compensation Discussion and Analysis (“CD&A”) within the sections titled “Pay for Performance Alignment” and “Annual Incentive Plan”, the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The four items listed below represent the most important metrics we used to determine CAP for FY2022.

Most Importan t Performance Measures
> Net Sales > Gross Margin > Diluted EPS > Cash from Operations
We believe in the importance of our stock price by delivering significant value to our stockholders and linking executive pay to our performance. Beyond the Company stock price, we believe that Diluted EPS (which is a metric used for purposes of our Annual Incentive Plan – see additional details regarding adjustments in the section titled “Compensation Discussion and Analysis – Annual Incentive Plan”) represents the most important financial performance measure (that is not otherwise required to be disclosed in the above table) linking NEO CAP to Company performance because it is indicative of our profitability and impacts our stock price, and accordingly, Diluted EPS is the “Company-Selected Measure” that is required to be disclosed in accordance with the PvP Rules.

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PAY VERSUS PERFORMANCE

Discussion Regarding Pay versus Performance Relationship
The graphs that follow provide descriptions of the relationship between compensation actually paid and TSR, net income and our company-selected metric (Diluted EPS) for both the PEO and the average non-PEO
NEO cohort. The graphs also describe the relationship between our own TSR and a peer group TSR based upon an initial $100 investment made at the beginning of the applicable performance period (January 1, 2020). Compensation actually paid is influenced by numerous factors, including but not limited to the timing of new grant issuances and outstanding grant vesting, share price volatility during the fiscal year, our mix of short-term and long-term metrics, and many other factors.

Fiscal Years	▲ CAP to PEO	▲ Avg CAP to Non-PEO NEOs	▲ Company TSR	▲ Peer Group TSR
2022 vs. 2021	-116.1%	-92.9%	-20.4%	-5.9%
2021 vs. 2020	16.0%	-13.8%	18.9%	15.2%

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PAY VERSUS PERFORMANCE

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PROPOSAL 2

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the provisions of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), enacted as part of the Dodd-Frank Act, we are providing our stockholders the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules, commonly referred to as a say-on-pay vote. Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables, and related disclosures included in this proxy statement. In accordance with the advisory vote of our stockholders at our 2017 Annual Meeting of Stockholders, we provide to our stockholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our named executive officers. Accordingly, the next vote to approve, on an advisory basis, the compensation of our named executive officers is at this Annual Meeting of Stockholders.

As described under “Compensation Discussion and Analysis,” our compensation objectives have focused on providing compensation that is competitive, includes meaningful performance incentives, aligns the interests of our executive officers and stockholders and provides an incentive for long-term continued employment with us.

We believe that our compensation program, which includes meaningful, performance-based components, has met these objectives and has enabled us to attract, motivate, and retain talented executives who have helped us achieve strong financial results. Please refer to the “Compensation Discussion and Analysis” for a detailed discussion of the performance goals addressed by our incentive programs and our compensation programs generally. Moreover, we believe that our compensation program is aligned with the long-term interests of our stockholders and contributed to our achievement of an average annual total stockholder return over the past three, five, and ten years of 5.9 percent, 11.4 percent, and 13.3 percent, respectively.

At the 2022 Annual Meeting of Stockholders, we asked our stockholders to vote to approve, on an advisory basis, the compensation paid to our named executive officers. Our stockholders approved compensation to our named executive officers, with approximately 85 percent of votes cast in favor of our say-on-pay resolution. We value this positive endorsement by our stockholders of our executive compensation program. After soliciting input from and engaging with various major stockholders regarding our executive compensation program, the Compensation & Human Capital Committee assessed our compensation programs and found our current mix of performance metrics to be balanced and supportive of our pay-for-performance philosophy, consistent with the solid support expressed by our stockholders. Accordingly we continued our general approach to executive compensation for 2022. We believe our programs are effectively designed, are working well, and are aligned with the interests of our stockholders. The Compensation & Human Capital Committee will continue to seek and consider stockholder feedback in the future.

Accordingly, our Board of Directors recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Church & Dwight Co., Inc. approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement for the 2023 Annual Meeting of Stockholders.

This is an advisory vote, which means that the stockholder vote is not binding on us. Nevertheless, the Compensation & Human Capital Committee values the opinions expressed by our stockholders, will continue to seek and consider stockholder feedback in the future, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

Your Board of Directors unanimously recommends a vote FOR approval, on an advisory basis, of the compensation of our named executive officers.

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PROPOSAL 3

PROPOSAL 3: ADVISORY, NON-BINDING VOTE TO DETERMINE THE PREFERRED FREQUENCY OF

THE ADVISORY VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Act, we are providing our stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently to hold future advisory votes on the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules. Stockholders have the option of recommending a say-on-pay vote every year, every two years, or every three years or abstaining from making a recommendation.

Consistent with the preference expressed by a majority of our stockholders at our 2017 Annual Meeting of Stockholders, we have provided our stockholders with a non-binding, advisory vote on our executive compensation every year since then. After careful consideration of the advantages and disadvantages of the frequency of the say-on-pay vote, the Board believes that the continuation of an annual say-on-pay advisory vote will provide the most timely feedback from our stockholders on our executive compensation arrangements, plans, programs, and policies as executive compensation disclosures are made annually.

The Board and the Compensation & Human Capital Committee value the preferences of our stockholders and will continue to carefully consider the outcome of the stockholder vote when making future decisions regarding the frequency of advisory, non-binding votes on executive compensation. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of Church & Dwight and its stockholders to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

Your Board of Directors recommends a vote for the approval of an advisory, non-binding vote on the compensation of our named executive officers every ONE year.

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PROPOSAL 4

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected Deloitte & Touche LLP to serve as our independent registered public accountant for 2023. In accordance with past practice, this selection will be presented to our stockholders for ratification at the Annual Meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of our auditors. The Audit Committee may reconsider its selection if the appointment is not ratified by our stockholders. Deloitte & Touche LLP has served as our independent registered accountant since 1968.

A representative of Deloitte & Touche LLP will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the Annual Meeting, if he or she desires to do so.

Your Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

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PROPOSAL 5

PROPOSAL 5: APPROVAL OF THE CHURCH AND DWIGHT CO., INC. EMPLOYEE STOCK PURCHASE PLAN

General

Our stockholders are being asked to approve the Church & Dwight Co., Inc. Employee Stock Purchase Plan (the “Purchase Plan”). On February 1, 2023, our Board of Directors approved the Purchase Plan, subject to the receipt of stockholder approval,

The Company adopted the Purchase Plan to encourage and enable eligible employees of the Company and certain designated subsidiaries to acquire proprietary interests in the Company through the ownership of the Company’s common stock purchased through accumulated payroll deductions on an after-tax basis. The Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code and the provisions of the Purchase Plan will be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Internal Revenue Code.

We anticipate filing a Registration Statement on Form S-8 with the SEC to register the shares of the Company’s common stock, effective upon and subject to stockholder approval of the Purchase Plan, as soon as practicable following such stockholder approval of the Purchase Plan.

The following description of the Purchase Plan is only a summary of the principal provisions of the Purchase Plan. The summary does not purport to be complete and is qualified in its entirety by the actual text of the Purchase Plan attached as Appendix A to this Proxy Statement.

Description of the Purchase Plan

Under the Purchase Plan, an aggregate of 750,000 shares of common stock (subject to certain adjustments to reflect changes in the Company’s capitalization) may be purchased by eligible employees who become participants in the Purchase Plan.

An employee of the Company or its certain designated subsidiaries who customarily works more than 20 hours per week and more than five months in any calendar year and does not possess five percent or more of the total combined voting power or value of all classes of common stock of the Company or a subsidiary or parent, if any, is eligible to participate in the Purchase Plan commencing on the first day of any offering under the Purchase Plan. However, to the extent allowable under Section 423 of the Internal Revenue Code, the Compensation & Human Capital Committee of the Board of Directors of the Company (the “Committee”) may determine in the future that an offering will not be extended to highly compensated employees with compensation above a certain level or who are officers or subject to the disclosure requirements of Section 16(a) of the Exchange Act.

The term “subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of an option to purchase shares of the Company’s common stock, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent or more of the total combined voting power of all classes of stock on one of the other corporations in such chain. The term “parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of an option to purchase shares of the Company’s common stock, each of the corporations other than the employer corporation owns stock possessing fifty percent or more of the total combined voting power of all classes of stock on one of the other corporations in such chain.

The term “designated subsidiary” means each existing subsidiary listed on an exhibit to the Purchase Plan and future subsidiaries and parents (if any) that are specifically designated for participation by the Committee. No U.S. or foreign subsidiary or parent will be a designated subsidiary unless specifically designated by the Committee. The Committee may revoke the designation of any subsidiary or parent as a designated subsidiary and may exclude the employees of any specified designated subsidiary from any offering under the Purchase Plan.

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PROPOSAL 5

No person will be eligible to participate in the Purchase Plan if such person, immediately after the grant, would own common stock and/or hold outstanding options to purchase common stock, possessing five percent or more of the total combined voting power or value of all classes of common stock of the Company or a subsidiary or parent, or which permits his or her rights to purchase common stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the common stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

As of February 1, 2023, approximately 5,300 employees of the Company and its designated subsidiaries would be eligible to participate in the Purchase Plan, assuming an offering occurred as of such date.

The Purchase Plan will become effective upon stockholder approval of the Purchase Plan. Following stockholder approval of the Purchase Plan, the Committee will determine when offering periods will commence under the Purchase Plan.

On the first business day of each calendar quarter while the Purchase Plan is effective and following the Company’s determination to commence offers under the Purchase Plan, the Company will commence an offer by granting each eligible employee an option to purchase common stock on the purchase date at the end of each calendar quarter or any other period of time designated by the Committee. The purchase price per share of the common stock subject to an offering will be determined by the Committee, but in no event will the price be less than 85% of the lesser of (i) the fair market value of a share of common stock on the purchase date, or (ii) the fair market value of a share of common stock on the offering date (the first date of the applicable quarterly offering period). Effective with the first offering period under the Purchase Plan, until modified by the Committee, the purchase price will be 85% of the fair market value of a share of common stock on the purchase date. The Committee may modify (but not below the aforementioned price) the purchase price upon 30 days’ notice prior to the commencement of the applicable offering period.

An eligible employee may become a participant in the Purchase Plan by enrolling in accordance with the procedures developed by the Committee (or designee), indicating, where required, the amount of the deductions to be taken from his or her pay. An eligible employee may purchase common stock through payroll deductions (on an after-tax basis) from the employee’s compensation received each payroll period, up to a limit specified by the Committee, but in no event will such deductions be less than 1% or exceed 10% of an employee’s compensation during an offering period. A participant may cancel his or her election at any time with respect to any purchase period and receive in cash the cash balance (without interest) then credited to his or her account.

On each purchase date, the maximum number of shares of common stock, including fractional shares, will be purchased for such participant at the applicable purchase price with the accumulated payroll deductions in the participant’s account. If all or a portion of the shares cannot reasonably be purchased on such date because of unavailability or any other reason, such purchase will be made as soon as thereafter feasible. A participant is entitled to all rights as a stockholder as soon as the shares are credited to his or her account.

If a participant’s continuous service (as defined in the Purchase Plan) terminates for any reason, or if a participant ceases to be an eligible employee, the entire payroll deduction amount of such employee on the effective date of any such occurrence will be returned to the participant and the employee’s ability to continue to purchase common stock shares in the Purchase Plan will cease.

The Purchase Plan is administered by the Committee. The Committee may delegate its duties and responsibilities under the Purchase Plan, as determined by the Committee in its sole discretion.

The Committee may amend the terms of the Purchase Plan, or an offering, or provide for separate offerings under the Purchase Plan to, among other things, reflect the impact of local law outside of the United States as applied to one or more eligible employees of a designated subsidiary and may, where appropriate, establish one or more set of guidelines or sub-plans to reflect such amended provisions. Such terms applicable to offerings outside of the United States are intended to be administered in a manner consistent with

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PROPOSAL 5

Section 423 of the Internal Revenue Code, unless otherwise required or necessary under applicable law, in which case that component of the Purchase Plan may be treated as a plan not subject to Section 423 of the Internal Revenue Code (without impacting the component of the Purchase Plan intended to be treated as a plan subject to Section 423 of the Internal Revenue Code).

The Board of Directors (or a duly authorized committee thereof, including the Committee) may at any time and for any reason terminate, freeze or amend the Purchase Plan. No termination may adversely affect any purchase right previously granted and no amendment may change any purchase right theretofore granted which adversely affects the rights of any participant. No amendment will be effective unless approved by the stockholders of the Company if stockholder approval of such amendment is required to comply with Section 423 of the Internal Revenue Code or to comply with any other applicable law, regulation or stock exchange rule.

Neither payroll deductions credited to a participant’s account nor any rights with regard to the purchase of or right to receive shares of common stock under the Purchase Plan may be assigned, transferred, pledged, sold or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as otherwise provided in the Purchase Plan) by the participant.

The Purchase Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Purchase Plan is not, nor is it intended to be, qualified under Section 401(a) of the Internal Revenue Code.

Because future rights to purchase common stock under the Purchase Plan will be based upon prospective factors, including the amount of payroll deductions elected by a participant, actual rights to purchase common stock under the Purchase Plan cannot be determined at this time.

United States Federal Income Tax Consequences

The following discussion of the principal U.S. federal income tax consequences to the Company and participants subject to U.S. taxation with respect to the Purchase Plan is based on the statutory, regulatory and administrative interpretations as in effect as of the date of this proxy statement, which are subject to change at any time (with possible retroactive effect) and may vary in individual circumstances. This summary is not intended to be exhaustive and does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any other jurisdiction in which the participant’s income or gain may be taxable or the gift, estate or any other tax law other than U.S. federal income tax law.

The Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. Neither the grant of a right to purchase common stock under the Purchase Plan nor the purchase of such common stock will have any immediate tax consequence for a participating employee. If the participating employee does not dispose of the common stock within two years from the date the right to purchase was granted to him or her or within one year from the date the common stock was purchased, any gain or loss realized upon the disposition of shares will be treated as long term capital gain or loss to the participant, as the case may be, provided that where the purchase price is less than 100% (but not less than 85%) of fair market value the participant will realize ordinary income equal to the lesser of: (i) the amount, if any, by which the purchase price was exceeded by the fair market value of the common stock at the time the right to purchase was granted or (ii) the amount, if any, by which the purchase price was exceeded by the fair market value of the common stock on the date of the disposition or the participant’s death. No income tax deduction will be allowed to the Company with respect to common stock purchased under the Purchase Plan by a participant provided such common stock is held for the required periods.

In the event of an earlier disposition of the common stock (i.e., a “disqualifying disposition”), the excess of the fair market value of the common stock at the time of purchase over the purchase price will be treated as income to the participant and taxed at ordinary income tax rates in the year in which the disposition occurred (regardless of the price at which the shares of common stock are sold). The balance of any gain will be treated as capital gain. Also, the Company will generally be entitled to a corresponding deduction.

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PROPOSAL 5

Any capital gain or loss realized by a participant upon the disposition (whether qualifying or disqualifying) of shares acquired under the Purchase Plan will be long- or short-term depending on how long the participant held the shares.

Your Board of Directors unanimously recommends a vote FOR the approval of the Church & Dwight Co., Inc. Employee Stock Purchase Plan

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PROPOSAL 6

PROPOSAL 6: STOCKHOLDER PROPOSAL

INDEPENDENT BOARD CHAIRMAN

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent. The Company is not responsible for any inaccuracies it may contain. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California, 90278, beneficial owner of at least $2,000 in market value of shares of Common Stock, is the proponent of the following stockholder proposal. The proponent has advised us that he or a representative will present the proposal and related supporting statement at the Annual Meeting.

Proposal 6 - Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board.

Although it is a best practice to adopt this policy soon this policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.

This proposal topic won 52% support at Boeing and 54% support at Baxter International in 2020. Boeing then adopted this proposal topic. The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company.

Church & Dwight’s lead director, Mr. Bradley Irwin violates the most important attribute of a Lead Director—independence. As director tenure goes up director independence goes down. Mr. Irwin has 17-years excessive director tenure at Church & Dwight. It is amazing the number of companies that claim that a Lead Director is some sort of substitute for an independent Board Chairman and then a director with the longest tenure is made Lead Director.

Under Mr. Irwin management pay was rejected by 15% of shares in 2022 when a 5% is often the norm at many well performing companies.

A lead director is no substitute for an independent Board Chairman. A lead director can be given a list of duties but there is no rule that prevents the Chairman from overriding the lead director in any of the so-called lead director duties.

The ascending complexities of a company with $17 Billion in market capitalization, like Church & Dwight, increasingly demands that 2 persons file the 2 most important jobs at Church & Dwight on an enduring basis—Chairman and CEO

Please vote yes:

Independent Board Chairman - Proposal 6

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PROPOSAL 6

The Board’s Statement in Opposition to Stockholder Proposal

RESOLVED, that the Board of Directors unanimously recommends a vote AGAINST the proposal for the following reasons:

Our Board has determined that our current Board leadership structure is optimal for the Company at this time. Our Board, with the input of the Governance, Nominating & Corporate Responsibility Committee, determines the board leadership structure that in their judgment best serves the interests of the Company and its stockholders, including whether the same individual should serve both as Chairman of our Board and Chief Executive Officer. Having the ongoing flexibility and discretion to determine whether the same individual should serve as both Chief Executive Officer and Chairman, or whether the roles should be separated, is critical for allowing the Board to determine the leadership structure best for the Company and its stockholders at any given point in time. Whenever the Board determines that the same individual should hold the positions of Chairman and Chief Executive Officer, or whenever the Chairman is not independent, our Corporate Governance Guidelines and the rules of the New York Stock Exchange require the independent directors of the Board to elect an independent Lead Director.

The changes called for in the stockholder proposal would eliminate the Board’s ability to exercise its judgment on this important issue by requiring the Company’s governing documents to be amended to permanently require that the roles of Chairman and Chief Executive Officer be held by separate individuals in all circumstances.

We believe our current Board leadership structure is optimal for the Company at this time and continues to deliver strong performance and robust independent Board oversight.    In connection with the review of the stockholder proposal, the Governance, Nominating & Corporate Responsibility Committee and full Board evaluated our current Board leadership structure. The Board continues to believe that the critical oversight provided by an independent board and strong independent Lead Director, combined with the organizational leadership of the Chairman and Chief Executive Officer, best serves the interests of the Company and its stockholders at this time. Having a combined Chairman and Chief Executive Officer promotes a cohesive vision and strategy for the Company and enhances our ability to execute effectively. We have found that this structure fosters leadership and communication advantages and efficiencies. Further, this arrangement has created and sustained an environment in which the Board works collaboratively with management, while ensuring that the independent directors can effectively oversee performance and hold senior leaders accountable. In recognition of the large, complex and global nature of our business, the independent directors have determined that a combined Chairman and Chief Executive Officer provides clear leadership and accountability throughout the organization and best ensures alignment between the Board and management on issues of strategy, priorities and accountability.

Under our current Board leadership structure, the Board and management team have delivered strong results for our stockholders, continued to enhance the Company’s environmental, social, governance and executive compensation practices and processes, and strengthened the Board’s oversight of strategy and critical operating issues.

Substantive leadership responsibilities that ensure strong independent oversight.    The Board recognizes the importance of appointing an independent Lead Director to maintain a strong independent Board leadership structure that functions collaboratively with management, while maintaining independent oversight. Therefore, the position of independent Lead Director comes with a clear mandate and significant authority and responsibilities. The primary responsibilities of the independent Lead Director are to:

•	Preside over executive sessions of the independent directors;

•	Call executive sessions of the independent directors of the Board;

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PROPOSAL 6

•	Consult with, and provide guidance to, the Board, the Chief Executive Officer and the Company’s Secretary on Board meeting agendas; and

•	Act as a contact person to facilitate communications between employees, stockholders, and others with the independent directors.

These significant independent Lead Director responsibilities contribute meaningfully to the Board’s independent oversight of management and help ensure that the perspectives of our independent directors are strongly represented on the Board.

Our Board leadership structure is further supported by a strong independent Board and corporate governance structures that promote effective independent oversight and accountability.

The Board maintains a strong corporate governance framework that supports the objective and independent Board leadership structure necessary to effectively challenge and oversee management and to effectively oversee key issues facing the Company. We have a diverse and experienced team of directors who are elected annually by majority vote of the Company’s stockholders. With the exception of our Chairman and Chief Executive Officer, all of our director nominees are independent. The chairs and members serving on each of the Board’s committees, including Audit, Compensation & Human Capital, and Governance, Nominating & Corporate Responsibility Committees, are independent, and their committee appointments are determined and approved by the independent directors on an annual basis. The Board meets in executive session, without members of management, at each Board meeting. The Board also meets in executive session to review the performance of the Chief Executive Officer and the compensation recommended by the independent Compensation & Human Capital Committee. These and other governance practices (more fully described in the “Corporate Governance” section) serve to ensure that the board is able to provide independent oversight of management and the Company.

For these reasons, the Board of Directors unanimously recommends that shareholders vote AGAINST the proposal.

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HOUSEHOLDING OF PROXY MATERIALS

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries to satisfy delivery requirements for notices of Internet availability of proxy materials and, if applicable, proxy statements and annual reports to stockholders, with respect to two or more stockholders sharing the same address by delivering a single copy of the material addressed to those stockholders. This process, commonly referred to as “householding,” is designed to reduce duplicate printing and postage costs. We and some brokers may household notices of Internet availability of proxy materials and, if applicable, annual reports to stockholders and proxy materials, by delivering a single copy of the material to multiple stockholders sharing the same address unless contrary instructions have been received from the affected stockholders.

If a stockholder wishes in the future to receive a separate notice of Internet availability of proxy materials or, if applicable, the annual report to stockholders and proxy statement, or if a stockholder received multiple copies of some or all of these materials and would prefer to receive a single copy in the future, the stockholder should submit a request by telephone or in writing to the stockholder’s broker if the shares are held in a brokerage account or, if the shares are registered in the name of the stockholder, to our transfer agent, Computershare Investor Services LLC, 250 Royall Street, Canton, MA 02021, telephone: (866) 299-4219. We promptly will send additional copies of the relevant material following receipt of a request for additional copies.

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OTHER BUSINESS

OTHER BUSINESS

We are not aware of any matters, other than as indicated above, that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote such proxy in their discretion on such matters.

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STOCKHOLDER PROPOSALS

STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for the 2024 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at our principal executive offices (to the attention of the Secretary) no later than November 18, 2023 and must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion.

Any stockholder who wishes to propose any business to be considered by the stockholders at the 2024 Annual Meeting of Stockholders, other than a proposal for inclusion in the proxy statement pursuant to SEC regulations, or who wants to nominate a person for election to our Board of Directors at that meeting, must provide a written notice that sets forth the specified information described in our Certificate of Incorporation concerning the proposed business or nominee. The notice must be delivered to the Secretary at our principal executive offices, at the address set forth on the first page of this proxy statement, no more than 120 days and no less than 90 days prior to the first anniversary of the previous year’s annual meeting, or not later than January 28, 2024 and no earlier than December 29, 2023 for proposed business or nominees to be brought at the 2024 Annual Meeting of Stockholders. A copy of our Certificate of Incorporation can be obtained upon request directed to the Office of the Secretary at the address set forth on the first page of this proxy statement.

The Board has adopted proxy access, which allows a stockholder or group of up to 20 stockholders who have owned at least 3% of the Company’s Common Stock for at least three years to submit director nominees (up to the greater of two individuals or 20% of the Board) for inclusion in the Company’s proxy materials if the stockholder or group provides timely written notice of such nomination and the stockholder or group, and the nominee(s) satisfy the requirements specified in the Company’s Bylaws. To be timely for inclusion in the Company’s proxy materials, notice must be received by the Corporate Secretary at the principal executive offices of the Company no earlier than the close of business on October 19, 2023, and no later than the close of business on November 18, 2023. The notice must contain the information required by the Company’s Bylaws, and the stockholder or group and its nominee(s) must comply with the information and other requirements in our Bylaws relating to the inclusion of stockholder nominees in the Company’s proxy materials.

In addition to satisfying the requirements noted above, if a stockholder intends to comply with the SEC’s universal proxy rules to solicit proxies in support of director nominees other than the Company’s nominees, the stockholder must provide notice that provides the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to the Company at the Company’s principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the Annual Meeting (for the 2024 Annual Meeting, no later than February 27, 2024). If the date of the 2024 Annual Meeting is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2024 Annual Meeting and the 10th calendar day following the date on which public announcement of the date of the 2024 Annual Meeting is first made.

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ANNUAL REPORT AND FORM 10-K

ANNUAL REPORT AND FORM 10-K

Our Annual Report to Stockholders for 2022, including financial statements, is being furnished, simultaneously with this proxy statement, to all stockholders of record as of the close of business on March 1, 2023, the record date for voting at the Annual Meeting. A copy of our Annual Report and Form 10-K for the year ended December 31, 2022, including the financial statements, but excluding the financial statement schedules and most exhibits, will be provided without charge to stockholders upon written request to Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628 Attention: Secretary. The Form 10-K provided to stockholders will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to stockholders upon written request and upon payment of reproduction and mailing expenses.

By Order of the Board of Directors,

PATRICK D. DE MAYNADIER

Corporate Secretary

Ewing, New Jersey

March 17, 2023

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APPENDIX A

APPENDIX A

CHURCH & DWIGHT CO., INC.

EMPLOYEE STOCK PURCHASE PLAN

(Effective as of April 27, 2023)1

[1]	Subject to stockholder approval of the Church & Dwight Co., Inc. Employee Stock Purchase Plan.

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APPENDIX A

CHURCH & DWIGHT CO., INC.

EMPLOYEE STOCK PURCHASE PLAN

(Effective as of April 27, 2023)

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APPENDIX A

CHURCH & DWIGHT CO., INC.

EMPLOYEE STOCK PURCHASE PLAN

(Effective as of April 27, 2023)

1.    Purpose.

The purpose of the Church & Dwight Co., Employee Stock Purchase Plan (the “Plan”) is to encourage and enable Eligible Employees of Church and Dwight Co., (the “Company”) and certain Designated Subsidiaries to acquire proprietary interests in the Company through the ownership of the Company’s Common Stock purchased through accumulated payroll deductions on an after-tax basis. The Plan is intended to be an “employee stock purchase plan” under Section 423 of the Code and the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.    Definitions.

The following words or terms have the following meanings:

(a)    “Agent” means the agent, broker or other administrator, including without limitation, employees of the Employer, appointed by the Committee pursuant to Section 4(b) hereof.

(b)    “Annual Pay” means an amount equal to the annual basic rate of pay of an Eligible Employee, in the form of base salary or wages, as determined from the payroll records of the Company or Designated Subsidiary, including amounts contributed by an Eligible Employee under Section 401(k) or 125 of the Code, but excluding all other cash and non-cash compensation paid to an Eligible Employee during a Purchase Period by the Company or Designated Subsidiary. Without limiting the generality of the foregoing, Annual Pay shall not include overtime, incentive compensation (including any compensation attributable to the grant, vesting, exercise, payment or disposition of stock options, restricted stock units, restricted stock, performance stock units or any other equity-based award), any amount includible in an Eligible Employee’s income as a result of making an election under Section 83(b) of the Code, commissions, bonuses, any contributions by the Company or Designated Subsidiary, to, or benefits paid under, the Plan or any other pension, profit-sharing, fringe benefit, group insurance or other employee welfare plan or any deferred compensation arrangement (other than pursuant to Section 401(k) or 125 of the Code), expenses and reimbursements, and any other special or extraordinary compensation. Notwithstanding the foregoing, the Committee, in its sole discretion, may adjust the types of compensation constituting Annual Pay; provided that any such determination shall be applied on a uniform and consistent basis to all Eligible Employees.

(c)    “Board of Directors” means the Board of Directors of the Company.

(d)    “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Committee” means the Compensation & Human Capital Committee of the Board of Directors of the Company, any successor committee or such other committee the Board of Directors appoints to administer the Plan. To the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board of Directors.

(f)    “Company” means Church & Dwight Co., Inc. a corporation organized under the laws of Delaware or any successor corporation thereto.

(g)    “Continuous Service” means the period of time, uninterrupted by a termination of employment, and immediately preceding an Offering Date, that an Employee has been employed by the Company and/or a Subsidiary. Such period of time shall include any separation period of leave or layoff of less than three months occurring within such period of time. For the purposes of the Plan, any period of leave or layoff three months or longer shall be deemed to cause a termination of employment effective as of the end of the third month of such leave or layoff.

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APPENDIX A

(h)    “Designated Subsidiaries” means each Subsidiary listed on Exhibit A and future Subsidiaries and Parents (if any) that are specifically designated to participate in the Plan by the Committee from time to time in its sole discretion. No Subsidiary or Parent (if any), whether located in jurisdictions outside of the United States or in the United States, shall be a Designated Subsidiary unless specifically designated by the Committee. The Committee may revoke the designation of any Subsidiary or Parent as a Designated Subsidiary and may exclude the employees of any specified Designated Subsidiary from any offering under the Plan.

(i)    “Effective Date” means April 27, 2023.

(j)    “Eligible Employee” means each person who on an Offering Date: (i) is an Employee of the Company or a Designated Subsidiary; and (ii) is not deemed for the purposes of Section 423 of the Code and regulations promulgated thereunder to own, directly or indirectly and by certain rules of constructive ownership, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, a Subsidiary or Parent (if any). Notwithstanding the foregoing, (i) Employees who are members of a collective bargaining unit shall be excluded as Eligible Employees under the Plan, unless their collective bargaining agreement provides for participation in the Plan; and (ii) the Committee may exclude the Employees of any specified Designated Subsidiary from any offering under the Plan.

(k)    “Employee” means each person employed by the Company, a Subsidiary or a Parent (if any) excluding: (i) a person whose customary employment is 20 hours or less per week; (ii) a person who has been employed by the Company, a Subsidiary or a Parent (if any) for less than six months; and (iii) whose customary employment is not for more than five months in any calendar year.

“Employee”, as used herein, shall not include an agent or an independent contractor. An individual classified by the Employer at the time services are provided as either an independent contractor or an individual who is not classified by the Employer as an Employee but who provides services to the Employer through another entity or otherwise shall not be eligible to participate in the Plan during the period that the individual is so initially classified, even if such individual is later retroactively reclassified as an employee during all or any part of such period pursuant to applicable law or otherwise.

(l)    “Employer” means, with respect to any Employee, the Company or Designated Subsidiary by which the Employee is employed.

(m)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)    “Market Price” means the closing price of the Common Stock as reported on the principal market, trading system or exchange on which the Company’s Shares are traded as of the applicable purchase date, or if there was no sale on such date, than as of the next preceding date on which there was a sale.

(o)    “Offering Date” means the first business day of each calendar quarter or any other period of time designated by the Committee. The first Offering Date under the Plan shall be the date determined by the Committee in its sole discretion.

(p)    “Option” means the right or rights granted to Eligible Employees to purchase the Company’s Common Stock under an offering made under the Plan and pursuant to such Eligible Employees’ elections to purchase.

(q)    “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of an Option, each of the corporations other than the employer corporation owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(r)    “Participant” means an Eligible Employee who participates in the Plan.

(s)    “Plan” means the Church & Dwight Co., Inc. Employee Stock Purchase Plan, as amended from time to time.

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APPENDIX A

(t)    “Plan Year” means a twelve-month period beginning January 1 and ending December 31 for which the Plan is in effect, except for the first Plan Year which shall be effective when the Committee commences the Plan and ends on the next succeeding December 31.

(u)    “Purchase Date” means the last business day of each calendar quarter or such other dates determined by the Committee. The Committee shall determine, in its sole discretion, when the first Purchase Date under the Plan shall commence.

(v)    “Purchase Period” means the period beginning on an Offering Date and ending on the next succeeding Purchase Date. The Committee shall determine, in its sole discretion, when the first Purchase Period under the Plan shall commence.

(w)    “Rule 16b-3” means Rule 16b-3 promulgated under Section 16(b) of the Exchange Act as then in effect or any successor provisions.

(x)    “Shares” or “Common Stock” means shares of the Company’s common stock, par value $1.00 per share.

(y)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of an Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(z)    “Subscription Period” means, with respect to each Option, the first day of the preceding Purchase Period through the 20th day of the last month preceding the Purchase Period, or such other period of time designated by the Committee, in its sole discretion, in any offer of Common Stock under the Plan beginning on the first day Eligible Employees may elect to purchase Shares and ending on the last day such elections to purchase are authorized to be received and accepted.

3.    Shares Reserved for Plan.

(a)    The Shares of the Company’s Common Stock to be sold to Eligible Employees under the Plan may, at the election of the Committee, be purchased by the Agent on the open market or may be treasury shares or newly-issued and authorized Shares delivered to the Plan, upon such terms as the Committee may approve. The maximum number of Shares which shall be reserved and made available for sale under the Plan shall be 750,000, subject to adjustment as provided in paragraph (b) of this section. The Shares reserved may be issued and sold pursuant to one or more offerings under the Plan. With respect to each offering, the Committee may specify the number of Shares to be made available, the length of the Subscription Period, the length of the Purchase Period, the Offering Dates and such other terms and conditions not inconsistent with the Plan as may be necessary or appropriate. In no event shall the Subscription Period and the Purchase Period together exceed twenty-seven (27) months for any offering.

(b)    In the event of any increase, reduction, or change or exchange of Common Stock for a different number or kind of Shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, spin off, stock split or reverse stock split, combination or exchange of Shares, repurchase of Shares, change in corporate structure or otherwise, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under Option, as well as the price per Share of Common Stock covered by each Option under the Plan which has not yet been exercised.

Church & Dwight Co. | 2023 Proxy Statement	5

APPENDIX A

4.    Administration of the Plan.

(a)    The Plan shall be administered by the Committee and the Committee may select an administrator or any other person to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all actions in connection therewith or in relation thereto as it deems necessary or advisable. The Committee may adopt special guidelines and provisions for persons who are residing in, or subject to the laws of, jurisdictions outside of the United States which may include: (i) an amendment to the terms of the Plan, or an offering; (ii) separate offerings under the Plan to, among other things, reflect the impact of local law outside of the United States to comply with applicable laws, including, without limitation, tax and securities laws as applied to one or more Eligible Employees of a Designated Subsidiary; and (iii) the establishment of sub-plans. The Committee may further limit the eligibility of certain Eligible Employees of a Designated Subsidiary outside the United States to reflect the impact of local law outside of the United States and may, where appropriate, establish one or more sets of guidelines or sub-plans to reflect such limitations. Any terms applicable to offerings outside the United States are intended to be administered in a manner consistent with Section 423 of the Code, unless otherwise required or necessary under applicable law, in which case that component of the Plan may be treated as a plan not subject to Section 423 of the Code (without impacting the component of the Plan intended to be treated as a plan subject to Section 423 of the Code). All interpretations and determinations of the Committee shall be made in its sole and absolute discretion based on the Plan document and shall be final, conclusive and binding on all parties.

(b)    The Committee may employ such legal counsel, consultants, brokers and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant, broker or agent. The Committee may, in its sole discretion, designate an Agent to administer the Plan, purchase and sell Shares in accordance with the Plan, keep records, send statements of account to employees and to perform other duties relating to the Plan, as the Committee may request from time to time. The Agent shall serve as custodian for purposes of the Plan and Common Stock purchased under the Plan shall be held by and in the name of, or in the name of a nominee of, the custodian for the benefit of each Participant, who shall thereafter be a beneficial stockholder of the Company. The Committee may adopt, amend or repeal any guidelines or requirements necessary for the custody and delivery of the Common Stock, including, without limitation, guidelines regarding the imposition of reasonable fees in certain circumstances.

(c)    The Company shall, to the fullest extent permitted by law and the Certificate of Incorporation and By-laws of the Company and, to the extent not covered by insurance, indemnify each director, officer or employee of the Employer (including the heirs, executors, administrators and other personal representatives of such person) and each member of the Committee against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Company, except in instances where any such person engages in willful misconduct or fraud. Such right of indemnification shall include the right to be paid by the Company for expenses incurred or reasonably anticipated to be incurred in defending any such suit, action or proceeding in advance of its disposition; provided, however, that the payment of expenses in advance of the settlement or final disposition of a suit, action or proceeding, shall be made only upon delivery to the Company of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified hereunder. Such indemnification shall be in addition to any rights of indemnification the person may have as a director, officer or employee or under the Certificate of Incorporation of the Company or the By-Laws of the Company. Expenses incurred by the Committee or the Board of Directors in the engagement of any such counsel, consultant or agent shall be paid by the Company.

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APPENDIX A

(d)    To the fullest extent not prohibited by law, the Committee shall have the authority to delegate some or all of its authority with respect to this Plan, as it may deem advisable to one or more of its members or to any officers or directors of the Company or any other person or committee designated by the Committee. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in this Plan shall be construed as obligating the Committee to delegate authority to any person, and the Committee may at any time rescind the authority delegated to any person and delegate authority to one or more other persons. At all times, any person delegated authority pursuant to this Section 4(d) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by any such person or persons in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in this Plan to the “Committee” shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to each and all such persons.

5.    Participation in the Plan.

Options to purchase the Company’s Common Stock under the Plan shall be granted to all Eligible Employees; provided, however, that solely to the extent allowable under Section 423 of the Code, the Committee may determine that an offering of Common Stock under the Plan will not be extended to highly compensated employees (within the meaning of Code Section 414(q)) with compensation above a certain level or who are officers or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied in an identical manner to all highly compensated employees of the Employer. Effective as of the Effective Date until modified by the Committee, persons who are highly compensated employees (within the meaning of Code Section 414(q) with compensation at any level or who are officers or who are subject to the disclosure requirements of Section 16(a) of the Exchange Act shall be eligible to participate in the Plan.

Notwithstanding the foregoing, Employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Code Section 7701(b)(1)(A)) may not participate in the Plan, unless otherwise permitted by the Committee, if (a) the grant of an Option under the Plan to such Employee is prohibited under the laws of the applicable foreign jurisdiction, or (b) compliance with the laws of the foreign jurisdiction would cause the Plan or an offering thereunder to violate the requirements of Code Section 423.

6.    Purchase Price.

The purchase price per Share of the Common Stock subject to an offering pursuant to the Plan shall be determined by the Committee in its sole discretion, but in no event shall the price be less than 85% of the lesser of (i) the Market Price of a Share of Common Stock on the Offering Date (i.e., the first trading day of the applicable quarterly Offering Period) or (ii) the Market Price of a Share of Common Stock on the Purchase Date (i.e., the last trading day of the applicable quarterly Offering Period). Effective with the first Offering Period under the Plan, until modified by the Committee, the purchase price will be 85% of the Market Price of a Share of Common Stock on the Purchase Date.

7.    Method of Payment.

Payment for Shares purchased pursuant to the Plan shall be made in installments through payroll deductions, with no right of prepayment.

8.    Employee’s Election to Purchase; Grants of Options.

(a)    In order to enroll and participate in the Plan, an Eligible Employee must make an election on a form provided by the Committee (or designee) stating the Eligible Employee’s desire to purchase Shares under the Plan during the Purchase Period in an amount (on an after-tax basis) not less than 1% but not more than 10% of the Eligible Employee’s Annual Pay which he or she elects to have withheld each payroll period during the

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APPENDIX A

Purchase Period. In order to be given effect, an Eligible Employee’s election to purchase Shares must be delivered on or before the last day of the Subscription Period to the person or office designated by the Committee to receive and accept such elections. Except as otherwise provided in the Plan, once enrolled in the Plan, a Participant’s payroll deduction authorization indicating his or her election to purchase Shares shall remain in effect unless and until modified or canceled by the Participant.

(b)    Subject to the provisions of Section 8(c) below, once enrolled in the Plan, a Participant may only increase or decrease an existing payroll deduction authorization at the times and in accordance with procedures, if any, implemented by the Committee or its designee. A Participant may cancel an existing payroll deduction authorization at any time pursuant to Section 14(a) hereof and thereby terminate participation in the Plan with respect to a Purchase Period.

(c)    Notwithstanding the foregoing provisions, in no event shall a Participant be permitted to increase the rate of his payroll deductions under the Plan to an amount which would result in non-compliance with the limitations stated in Sections 11(a)(ii) or (iii) hereof.

(d)    All payroll deductions made by a Participant shall be credited to such Participant’s account under the Plan. A Participant may not make any additional payments into such account except as otherwise provided herein.

9.    Exercise of Option.

(a)    A Participant’s election to purchase Shares shall be exercised automatically on each Purchase Date following a Participant’s election, and the maximum number of whole and/or fractional Shares subject to such Option shall be purchased for such Participant at the applicable Option price with the accumulated payroll deductions in such Participant’s account. If all or any portion of the Shares cannot reasonably be purchased on the Purchase Date in the sole discretion of the Committee because of unavailability or any other reason, such purchase shall be made as soon thereafter as feasible. In no event shall certificates for any fractional Shares be issued under the Plan. Shares shall be credited to the Participant’s account as soon as administratively feasible after the Purchase Date.

(b)    If all or any portion of the Shares that would otherwise be subject to Options granted on any Offering Date exceeds the number of Shares then available under the Plan (after deduction of all Shares for which Options have been exercised or are then outstanding) or if all or any portion of the Shares cannot reasonably be purchased on the Purchase Date in the sole discretion of the Committee because of any other reason, the Committee shall make a pro rata allocation of the Shares remaining available for Option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Committee shall give written notice to each Participant of the reduction in the number of Option Shares affected thereby and shall similarly reduce the rate of each Participant’s payroll deductions, if necessary, and return any remaining payroll deduction balance credited to each Participant, if necessary.

10.    Delivery of Common Stock.

All the Shares purchased by a Participant on a Purchase Date shall, for all purposes, be deemed to have been issued and sold as of the close of business on such Purchase Date. Prior to that time the Participant shall have none of the rights or privileges of a stockholder of the Company with respect to such Shares.

All the Shares purchased pursuant to the Plan shall be delivered by the Company in a manner as determined from time to time, by the Board or its Committee. The Board or its Committee, in its discretion, may determine that the shares shall be delivered by the Company to the Participant by issuing and delivering a certificate for the number of Shares purchased by a Participant on a Purchase Date, or that the Shares purchased by a Participant on a Purchase Date, be delivered to a securities brokerage firm, as selected by the Board or its Committee, and such Shares shall be maintained by the securities brokerage firm in separate Plan accounts for Participants. The Company will not issue fractional Shares, but the securities brokerage firm will maintain fractional interest in such Shares.

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APPENDIX A

Each certificate or investment account, as the case may be, will be in the name of the Participant.

11.    Limitations of Number of Shares Which May Be Purchased.

(a)    Notwithstanding any provisions of the Plan to the contrary, no individual shall be granted an Option under the Plan:

(i)

if, immediately after the grant, such individual (or any other person whose stock would be attributed to such individual pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding Options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary or Parent; or

(ii)

which permits such individual’s right to purchase stock under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary or Parent to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for any calendar year in which such option is outstanding at any time.

12.    Stockholder Rights.

The Common Stock purchased upon exercise of an Option hereunder shall be credited to the Participant’s account under the Plan and shall be deemed to be transferred to the Participant on the Purchase Date. Only upon the issuance of Shares to a Participant or his agent (and only in respect to such Shares purchased) shall a Participant obtain the rights of stockholders, including, without limitation, any right to vote the Shares or receive any dividends or any other distributions thereon. The Shares purchased will be issued as soon as practicable after the Purchase Date.

13.    Rights to Purchase Shares Not Transferable.

(a)    Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an Option or to receive Shares under the Plan may be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of descent and distribution. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as a cancellation of a Participant’s election to purchase shares in accordance with Section 14 hereof.

(b)    All rights of a Participant granted under this Plan, including but not limited to, the grant of an Option, the right to exercise an Option and the ability to authorize payroll deductions shall relate solely to a Participant, except as otherwise provided in Section 17 hereof.

14.    Cancellation of Election to Purchase.

(a)    A Participant who has elected to purchase Shares during a Purchase Period may cancel his or her election to purchase Shares with respect to such Purchase Period. Any such cancellation shall apply to all payroll deductions withheld (and any other amounts credited to his or her account) during the Purchase Period. A cancellation shall be effective as soon as administratively feasible after the delivery by the Participant of sufficient prior written notice of cancellation on a form provided by, or acceptable to, the Committee for such purpose to the office or person designated by the Committee to receive such elections. In order to be given effect with respect to a Purchase Period, a notice of cancellation must be so delivered no later than the date set by the Committee.

(b)    A Participant’s rights, upon the cancellation of his or her election to purchase Shares, shall be limited to receiving in cash, as soon as practicable after delivery of the notice of cancellation, the cash balance (without interest) then credited to his or her account.

Church & Dwight Co. | 2023 Proxy Statement	9

APPENDIX A

(c)    A Participant’s cancellation of his or her election to purchase Shares in an offering shall not have any effect upon such Participant’s eligibility to participate in a subsequent offering or in any similar plan which may hereafter be adopted by the Company.

15.    Termination of Continuous Service; Other Involuntary Withdrawal.

If a Participant’s Continuous Service terminates for any reason, or if a Participant ceases to be an Eligible Employee, the entire payroll deduction amount to the credit of such Participant shall be refunded to such Employee and the Participant’s ability to continue to purchase Shares in the Plan shall cease.

16.    Dividends and Interest.

(a)    Cash dividends, if any, on Shares acquired through the Plan will be automatically paid to the Participant by the Company, or if applicable, the transfer agent. Dividends paid in property other than cash or Common Stock shall be distributed to Participants as soon as practicable.

(b)    Except as required by law, no interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.

17.    Application of Funds.

All funds received by the Company in payment for Shares purchased under the Plan and held by the Company at any time may be used for any valid corporate purpose.

18.    Amendment and Termination.

The Company, by action of the Board of Directors (or a duly authorized committee) or the Committee may at any time terminate, amend or freeze the Plan. No such termination shall adversely affect Options previously granted and no amendment may make any change in any Option theretofore granted which adversely affects the rights of any Participant. No amendment shall be effective unless approved by the stockholders of the Company if stockholder approval of such amendment is required to comply with Section 423 of the Code or to comply with any other applicable law, regulation or stock exchange rule. Upon termination of the Plan, the Company shall return or distribute the payroll deductions credited to a Participant’s account (that have not been used to purchase Shares) and shall distribute or credit Shares credited to a Participant’s account. Upon the freezing of the Plan, any payroll deductions credited to a Participant’s account (that have not been used to purchase Shares) shall be used to purchase Shares in accordance with Section 9 hereof, substituting the term Purchase Date with the effective date of the freezing of the Plan.

19.    Reports.

Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at such times prescribed by the Committee; such statements may set forth the amounts of payroll deductions, the purchase price per Share, the number of Shares purchased, the aggregate Shares in the Participant’s account and the remaining cash balance, if any, or any other information as designated by the Committee.

20.    Effective Date; Governmental Approvals or Consents.

The Plan was adopted by the Board of Directors of the Company on February 1, 2023, and subject to the approval of the stockholders of the Company at the 2023 Annual Meeting of Shareholders, effective as of the Effective Date. The Plan and any offerings and sales to Eligible Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. The Board of Directors or the Committee may make such changes in the Plan and include such terms in any offering under the Plan as may be necessary or desirable, in the opinion of counsel, so that the Plan will comply with the rules and regulations of any governmental authority and so that Eligible Employees participating in the Plan will be eligible for tax benefits under the Code or the laws of any state.

10	Church & Dwight Co. | 2023 Proxy Statement

APPENDIX A

21.    Notices.

All notices or other communications by a Participant to the Company or the Committee under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company or Committee at the location, or by the person, designated for the receipt thereof and within the time period prescribed by the Company or Committee. Each Participant shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and the delivery of other information. Any notices or communications by the Company to a Participant shall be deemed given if directed to such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing shall be suspended until the Participant furnishes the proper address.

22.    Regulations and Other Approvals; Governing Law.

(a)    This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

(b)    The obligation of the Company to sell or deliver Shares with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee. The Company shall not be obligated to issue any Shares to a Participant if, in the opinion of counsel for the Company, the issuance of such Shares will constitute a violation by the Participant or the Company of any provisions of any rule or regulation of any governmental authority or any national securities exchange.

(c)    To the extent required, the Plan is intended to comply with exemptive conditions under Rule 16b-3 and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. Any provisions inconsistent with Rule 16b-3 shall be inoperative and shall not affect the validity of the Plan.

(d)    The Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended, nor is it intended to be qualified under Section 401(a) of the Code.

23.    Withholding of Taxes.

(a)    If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to such Participant’s exercise of an Option, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Purchase Date, such Participant shall immediately, or as soon as practicable thereafter, notify the Company thereof and, if applicable, thereafter immediately deliver to the Company any amount of federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold.

(b)    Notwithstanding anything herein to the contrary, the Employer shall have the right to make such provisions as it deems necessary to satisfy any obligations to withhold federal, state, or local income taxes or other taxes incurred by reason of the issuance of Common Stock pursuant to the Plan. Notwithstanding anything herein to the contrary, if applicable, the Employer may require a Participant to remit an amount equal to the required withholding amount and may invalidate any election if the Participant does not remit applicable withholding taxes. Without limiting the generality of the foregoing, solely to the extent permitted by law, any withholding obligation with regard to any Participant may be satisfied by: (i) reducing the number of shares of Common Stock otherwise deliverable to the Participant; (ii) subject to the Committee’s prior consent, any method approved by the Committee; or (iii) by the Participant paying cash directly to the Company.

Church & Dwight Co. | 2023 Proxy Statement	11

APPENDIX A

24.    Restrictions.

All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable to assist in the compliance with any applicable tax withholding laws or under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities association system upon whose system the Common Stock is then quoted, any applicable federal or state securities law, and any applicable corporate law and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

25.    No Employment Rights.

The establishment and operation of this Plan shall not confer any legal rights upon any Participant or other person for a continuation of employment, nor shall it interfere with the rights of an Employer to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a Participant or potential Participant under the Plan.

26.    Severability of Provisions.

If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

27.    Construction.

The use of a masculine pronoun shall include the feminine, and the singular form shall include the plural form, unless the context clearly indicates otherwise. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

28.    Electronic Elections, Purchases, and Transactions.

Any election, purchase or other transaction hereunder that is required to be made in writing may, to the extent determined by the Committee, be made, delivered and accepted electronically.

12	Church & Dwight Co. | 2023 Proxy Statement

APPENDIX A

EXHIBIT A

Designated Subsidiaries

1.	Church & Dwight Manufacturing Co., Inc.

Church & Dwight Co. | 2023 Proxy Statement	13

Church & Dwight Co., Inc. Princeton South Corporate Park 500 Charles Ewing Boulevard Ewing, New Jersey 08628

CHURCH & DWIGHT CO., INC. PRINCETON SOUTH CORPORATE PARK 500 CHARLES EWING BOULEVARD EWING, NJ 08628	SCAN TO VIEW MATERIALS & VOTE
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D98407-P84277                            KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CHURCH & DWIGHT CO., INC.

The Board of Directors recommends that you vote FOR the following nominees:

1.	Election of ten nominees to serve as directors for a term of one year;		For	Against	Abstain

Nominees:

	1a.	Bradlen S. Cashaw	☐	☐	☐

	1b.	Matthew T. Farrell	☐	☐	☐	The Board of Directors recommends you vote 1 Year on the following proposal:	1 Year	2 Years	3 Years	Abstain

	1c.	Bradley C. Irwin	☐	☐	☐	3.	An advisory vote to approve the preferred frequency of the advisory vote on compensation of our named executive officers; ☐	☐	☐	☐

	1d.	Penry W. Price	☐	☐	☐	The Board of Directors recommends that you vote FOR the following proposals:		For	Against	Abstain

	1e.	Susan G. Saideman	☐	☐	☐	4.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023;	☐	☐	☐

	1f.	Ravichandra K. Saligram	☐	☐	☐	5.	Approval of the Church & Dwight Co., Inc. Employee Stock Purchase Plan;	☐	☐	☐
	1g.	Robert K. Shearer	☐	☐	☐	The Board of Directors recommends that you vote AGAINST the following proposal:		For	Against	Abstain

	1h.	Janet S. Vergis	☐	☐	☐	6.	Stockholder Proposal - Independent Board Chairman.	☐	☐	☐

	1i.	Arthur B. Winkleblack	☐	☐	☐	To act on such other business as may properly be brought before the meeting and any adjournments or postponements thereof.
	1j.	Laurie J. Yoler	☐	☐	☐

IF NO INSTRUCTIONS ARE GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 4 AND 5, 1 YEAR ON 3 AND AGAINST 6. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME

The Board of Directors recommends that you vote FOR the following proposal:			For	Against	Abstain	BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

2.	An advisory vote to approve compensation of our named executive officers;		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. All holders, including joint owners, must sign below. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If the holder is a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on April 27, 2023:

The Notice of Annual Meeting, Proxy Statement and 2022 Annual Report to Stockholders

are available at www.proxyvote.com.

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D98408-P84277

CHURCH & DWIGHT CO., INC.

Annual Meeting of Stockholders - April 27, 2023

This proxy is solicited by the Board of Directors

The undersigned hereby appoints MATTHEW T. FARRELL, PATRICK D. DE MAYNADIER and RAVICHANDRA K. SALIGRAM, and each of them, proxies, each with full power of substitution, to vote all shares of stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Church & Dwight Co., Inc. to be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/CHD2023 on Thursday, April 27, 2023 at 12:00 p.m., EDT, and at all adjournments or postponements thereof, subject to the directions indicated on the reverse side of this proxy card.

If you are a participant in the Church & Dwight Co., Inc. Retirement Investment Fund Plans (the “401(k) Plans”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plans. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Shares in the 401(k) Plans for which voting instructions are not received by 10:00 a.m. Eastern Time on April 25, 2023, or for which no voting instructions are specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the applicable 401(k) Plan.

Continued and to be signed on reverse side